EXECUTION VERSION

CERTAIN INFORMATION CONTAINED IN THIS EXHIBIT, MARKED BY “[***]” HAS BEEN EXCLUDED FROM THE EXHIBIT BECAUSE IT IS BOTH (I) NOT MATERIAL, AND (II) IS THE TYPE THAT THE COMPANY TREATS AS PRIVATE OR CONFIDENTIAL.

CREDIT AGREEMENT
by and among

JUSHI HOLDINGS INC.,
as Borrower,

THE OTHER LOAN PARTIES THAT ARE PARTY HERETO,
THE LENDERS THAT ARE PARTY HERETO
as the Lenders,

and
ARGENT INSTITUTIONAL TRUST COMPANY,
as Agent for the Lenders

Dated as of July 31, 2024

THIS INDEBTEDNESS GOVERNED HEREBY HAS BEEN ISSUED WITH ORIGINAL ISSUE DISCOUNT FOR U.S. FEDERAL INCOME TAX PURPOSES. FOR FURTHER INFORMATION REGARDING THE ISSUE PRICE, THE AMOUNT OF ORIGINAL ISSUE DISCOUNT, THE ISSUE DATE AND THE YIELD TO MATURITY OF SUCH INDEBTEDNESS, THE HOLDER OF THIS NOTE SHOULD CONTACT THE OFFICE OF THE CHIEF FINANCIAL OFFICER OF JUSHI HOLDINGS INC. AT 301 YAMATO ROAD, SUITE 3250, BOCA RATON, FLORIDA 33431 WHO WILL PROMPTLY MAKE SUCH INFORMATION AVAILABLE.

KL2 3395927.26

- i -

(continued)
Page

4.1	Title to Assets; No Encumbrances	62
4.2	Perfection Certificate.	62
4.3	[Reserved]	62
4.4	Due Organization and Qualification; Subsidiaries	62
4.5	Due Authorization; No Conflict	63
4.6	Litigation	64
4.7	Compliance with Laws; Permits; Licenses	64
4.8	Historical Financial Statements; No Material Adverse Effect	64
4.9	Solvency	65
4.10	Employee Benefits	65
4.11	Environmental Condition	65
4.12	Real Property	65
4.13	Complete Disclosure	66
4.14	Indebtedness	67
4.15	Patriot Act; Foreign Corrupt Practices Act	67
4.16	Payment of Taxes	67
4.17	Margin Stock	67
4.18	Governmental Regulation	67
4.19	Sanctions	68
4.20	Employee and Labor Matters	68
4.21	Material Contracts	68
4.22	PEP	68
4.23	Location of Collateral	69
4.24	EEA Financial Institutions	69
4.25	Intellectual Property	69
4.26	Broker Fees	69
4.27	Representations not Waived	69
5	[RESERVED].	69
6	AFFIRMATIVE COVENANTS.	69
- ii -

(continued)
Page

6.1	Financial Statements, Reports, Certificates	70
6.2	Collateral Reporting	70
6.3	Existence	70
6.4	Inspection; Appraisals	70
6.5	Maintenance of Properties	71
6.6	Taxes	71
6.7	Insurance	71
6.8	Compliance with Laws	71
6.9	Environmental	71
6.10	Disclosure Updates	73
6.11	Formation or Acquisition of Subsidiaries	73
6.12	Acquired Real Property	73
6.13	Further Assurances	73
6.14	Lender Meetings	74
6.15	Material Contracts	74
6.16	Books and Records	74
6.17	[Reserved]	74
6.18	Cash Management	74
6.19	Post-Closing Matters	75
7	NEGATIVE COVENANTS.	75
7.1	Indebtedness	75
7.2	Liens	75
7.3	Restrictions on Fundamental Changes	75
7.4	Disposal of Assets	76
7.5	Change Name	76
7.6	Nature of Business	76
7.7	Prepayments and Amendments	76
7.8	Restricted Payments	79
7.9	Payments of Subordinated Indebtedness.	79
- iii -

(continued)
Page

7.10	Accounting Methods	79
7.11	Investments	79
7.12	Transactions with Affiliates	79
7.13	Use of Proceeds	80
7.14	Limitation on Issuance of Stock	80
7.15	Sale and Leaseback Transactions	80
7.16	Use of Declined ECF Proceeds, Declined Specified Indebtedness Amounts and Certain Proceeds of Indebtedness	80
8	FINANCIAL COVENANTS.	80
8.1	Minimum Cash Balance	81
9	EVENTS OF DEFAULT.	81
9.1	Events of Default	81
10	THE LENDER GROUP’S RIGHTS AND REMEDIES.	84
10.1	Rights and Remedies	84
10.2	Remedies Cumulative	84
10.3	Equity Cure Right	85
11	TAXES AND EXPENSES.	85
12	WAIVERS; INDEMNIFICATION.	85
12.1	Demand; Protest; etc	85
12.2	The Lender Group’s Liability for Collateral	85
12.3	Indemnification	86
13	NOTICES.	86
14	CHOICE OF LAW AND VENUE; JURY TRIAL WAIVER.	87
15	ASSIGNMENTS AND PARTICIPATIONS; SUCCESSORS.	88
15.1	Assignments and Participations	88
15.2	Successors	90
16	AMENDMENTS; WAIVERS.	90
16.1	Amendments and Waivers	90
16.2	Replacement of Certain Lenders	92
16.3	No Waivers; Cumulative Remedies	92
- iv -

(continued)
Page

17	AGENT; THE LENDER GROUP.	92
17.1	Appointment and Authorization of Agent	92
17.2	Delegation of Duties	92
17.3	Liability of Agent	93
17.4	Reliance by Agent	95
17.5	Notice of Default or Event of Default	96
17.6	Credit Decision	96
17.7	Costs and Expenses; Indemnification	96
17.8	Agent in Individual Capacity	97
17.9	Successor Agent	97
17.10	Lender in Individual Capacity	98
17.11	Withholding Taxes	98
17.12	Collateral Matters	101
17.13	Restrictions on Actions by Lenders; Sharing of Payments	103
17.14	Agency for Perfection	103
17.15	Payments by Agent to the Lenders	103
17.16	Concerning the Collateral and Related Loan Documents	103
17.17	Several Obligations; No Liability	104
18	GENERAL PROVISIONS.	104
18.1	Effectiveness	104
18.2	Section Headings	104
18.3	Interpretation	104
18.4	Severability of Provisions	104
18.5	Counterparts; Electronic Execution	104
18.6	Revival and Reinstatement of Obligations; Certain Waivers	105
18.7	Confidentiality	105
18.8	Debtor-Creditor Relationship	106
18.9	Public Disclosure	106
18.10	Survival	106
- v -

(continued)
Page

18.11	PATRIOT Act	107
18.12	Integration	107
18.13	Joint and Several	107
18.14	Acknowledgment and Consent to Bail-In of EEA Financial Institutions	107
18.15	Schedules	107
18.16	Interest Act (Canada) and Criminal Code (Canada)	108

- vi -

EXHIBITS AND SCHEDULES
Exhibit A    Form of Note
Exhibit B    Form of Assignment and Acceptance
Exhibit C    Form of Compliance Certificate
Exhibits D-1 – D-4    Forms of U.S. Tax Compliance Certificates
Exhibit E            Form of Excess Cash Flow Certificate
Exhibit F            Form of Global Subordinated Intercompany Note

Schedule A-1    Agent’s Account
Schedule A-2    Authorized Persons
Schedule A-3            Permitted Acquisitions
Schedule A-4            Specified Disposition
Schedule A-5            Springing Loan Parties
Schedule A-6            Excluded Securities Accounts
Schedule A-7            Excluded Subsidiaries
Schedule C-1    Commitments
Schedule D-1    Designated Account
Schedule P-1    Permitted Liens
Schedule 1.1(a)            Affiliated Lenders
Schedule 1.1(b)            Material Lenders
Schedule 2.3(f)    Mandatory Prepayments
Schedule 4.4(b)    Capitalization of Loan Parties
Schedule 4.4(c)    Jurisdictions of Organization of Loan Parties
Schedule 4.6(b)    Litigation
Schedule 4.7(d)            Cannabis Licenses
Schedule 4.11(b)        Environmental Condition
Schedule 4.12(a)    Real Property
Schedule 4.12(b)    Title Commitments
Schedule 4.12(f)        Intercompany Leases
Schedule 4.12(i)    Material Leases
Schedule 4.14    Existing Indebtedness
Schedule 4.23            Location of Collateral
Schedule 4.25            Intellectual Property
Schedule 4.26            Broker Fees
Schedule 6.1    Financial Statements, Reports, Certificates
Schedule 6.2    Collateral Reporting
Schedule 6.7            Insurance
Schedule 6.18            Financial Institutions
Schedule 6.19            Post-Closing Matters
Schedule 7.6    Nature of Business
Schedule 7.8            Restricted Payments
Schedule 7.12            Affiliate Transactions
Schedule 9.1(h)            Specified Default

- vii -

CREDIT AGREEMENT

THIS CREDIT AGREEMENT (this “Agreement”), is entered into as of July 31, 2024 by and among JUSHI HOLDINGS INC., a company organized under the laws of the Province of British Columbia (“Borrower”), the other Loan Parties that are party hereto from time to time, the lenders identified on the signature pages hereof (such lenders, together with their respective successors and permitted assigns, are referred to hereinafter each individually as a “Lender” and collectively as the “Lenders”), and Argent Institutional Trust Company (“Argent”), as agent for the Lenders (in such capacity, together with its successors and assigns in such capacity, “Agent”).

The parties agree as follows:

1.    DEFINITIONS AND CONSTRUCTION.
1.1    Definitions. Capitalized terms used and not otherwise defined in this Agreement shall have the meanings assigned to such terms below:
“Accordion Effective Date” has the meaning specified therefor in Section 2.12(a).
“Accordion Increase” has the meaning specified therefor in Section 2.12(a).
“Acquired Indebtedness” means Indebtedness of a Person that, pursuant to a Permitted Acquisition, becomes a Loan Party; provided that such Indebtedness (i) was in existence prior to the date such Person became a Loan Party, (ii) was not incurred in connection with, or in contemplation of such Permitted Acquisition, (iii) after giving effect to such Indebtedness, the Loan Parties shall be in pro forma compliance with the financial covenants set forth in Section 8, and (iv) does not exceed the Shared Cap.
“Acquired Real Property” means any Real Property purchased or otherwise acquired after the Closing Date.
“Acquired Loan Party” or “Acquired Loan Parties” means each Loan Party that is acquired by Borrower or its Subsidiaries after the Closing Date pursuant to a Permitted Acquisition.
“Additional Documents” has the meaning specified therefor in Section 6.13.
“Adjusted EBITDA” means, with respect to any period, EBITDA, minus
(a)    without duplication, the sum of the following amounts of Borrower and its Subsidiaries for such period to the extent included in determining consolidated net earnings (or loss) for such period:
(i)    extraordinary non-recurring or unusual gains and income, and
(ii)    non-cash items increasing consolidated net earnings for such period including in connection with any earn-out or conditional consideration payable in connection with a Permitted Acquisition (excluding any such non-cash item to the extent it represents the reversal of an accrual or reserve for potential cash item in any prior period), and

(iii)    interest income,
plus
(b)    without duplication, the sum of the following amounts of Borrower and its Subsidiaries for such period to the extent included in determining consolidated net earnings (or loss) for such period:
(i)    non-recurring non-cash charges, losses or expenses or other extraordinary costs and expenses, including for goodwill writeoffs and write downs;
(ii)    non-cash compensation expense, or other non-cash expenses or charges in each case arising from the granting of stock options, stock appreciation rights, restricted stock, or similar arrangements;
(iii)    the amount of any minority interest expense attributable to minority interests of third parties in the positive income of any non-wholly owned Subsidiary;
(iv)    the amount of “run-rate” cost savings, operating expense reductions and synergies projected by Borrower in good faith to result from actions taken, committed to be taken or expected in good faith to be taken with respect to integrating, consolidating or discontinuing operations, headcount reductions, closure of facilities or Permitted Acquisition within twelve (12) months thereafter, net of the amount of actual benefits realized during such period from such actions; provided, that such cost savings, operating expense reductions and synergies are reasonably identifiable and factually supportable and set forth in an officer’s certificate delivered to Agent;
(v)    any expenses, charges or losses to the extent covered and actually reimbursed by indemnification or other reimbursement provisions in connection with any Investment, Permitted Acquisition or sale, conveyance, transfer or other disposition of assets permitted under this Agreement;
(vi)    expenses, charges or losses during such period with respect to liability or casualty events or business interruption to the extent covered and actually reimbursed by insurance during such period;
(vii)    non-cash compensation, fees and expense reimbursements paid to board directors;
(viii)    (A) transaction fees and transaction expenses incurred in connection with the Existing Credit Agreement and the Subordinated Notes Indenture and (B) reasonable and documented out-of-pocket fees and expenses incurred in connection with any amendment, consent or waiver to or under this Agreement and any other Loan Document or the negotiation, execution and delivery of additional Loan Documents;
(ix)    transaction expenses incurred in connection with a Permitted Investment or a Permitted Acquisition (irrespective of whether such Permitted Acquisition is consummated, subject to a maximum of 10% of EBITDA for non-consummated transactions), including any refinancing of (or amendment to) any Indebtedness acquired or assumed in connection with such Permitted Investment or Permitted Acquisition;

(x)    transaction expenses incurred in connection with (A) any actual or proposed issuance of Indebtedness permitted hereunder (regardless of whether consummated), (B) the issuance of any Restricted Payments or equity permitted hereunder (including for the avoidance of doubt any actual or proposed offering of equity securities of Borrower) (C) the making of any Permitted Disposition; (D) Borrower’s registration as a reporting issuer in the United States pursuant to the Exchange Act or (E) any actual or proposed public or private offering of Stock;
(xi)    other cash charges and expenses approved in writing by Agent (at the direction of the Required Lenders in their sole discretion);
(xii)    [reserved];
(xiii)    any other non-cash charges, including any write-offs, write-downs, expenses, losses, impairment charges and the impact of purchase accounting, including in connection with inventory or any earn-out or conditional consideration payable in connection with a Permitted Acquisition, but excluding (A) any write-off or write-down of accounts receivable, and (B) amortization of a prepaid cash item that was paid in a prior period (provided that if any such non-cash charges represent an accrual or reserve for potential cash items in any future period, the cash payment in respect thereof in such future period shall be deducted from EBITDA to such extent);
(xiv)    start-up or initial costs for any project or new production line, division or new line of business or other business optimization expenses, including, without limitation, costs or reserves associated with improvements to information technology functions, integration and facilities opening costs, costs relating to entry into a new state, project startup costs, costs relating to any strategic initiative or new operations and conversion costs and any business development, consulting or legal costs and fees relating to the foregoing;
(xv)    integration costs in connection with any Permitted Acquisition or Permitted Investment, including severance costs, noncompetition and non-solicitation costs, retention and completion bonuses, business optimization expenses, transition costs, costs related to the closure, relocation and/or consolidation of offices and facilities (including the termination or discontinuance of activities constituting a business or business unit), contract termination costs, recruiting, signing and completion bonuses and expenses, systems establishment costs, conversion costs, excess pension charges and curtailments or modifications to pension and post-retirement employee benefit plans;
(xvi)    non-recurring litigation and arbitration costs, charges, fees and expenses (including payments of legal settlements, fines, judgments or orders) exceeding $1,000,000;
(xvii)    costs related to restructurings, including severance, recruiting, contract termination, relocation, integration, information technology investment and other costs and expenses;
(xviii)    non-cash fair value adjustments, including those resulting from purchase accounting, to inventory sold and biological assets, including cannabis plants, measured at fair value less cost to sell up to the point of harvest;
(xix)    non-cash fair value adjustments to derivative instruments; and
(xx)    non-cash fair value adjustments to unrealized gains or losses on financial assets or liabilities, including but not limited to modification or extinguishment of Indebtedness, or modification of warrants or exchangeable shares of Borrower and its Subsidiaries;

provided that the aggregate amounts added back pursuant to clauses (b)(iv), (xiv), (xv) (solely to the extent such costs are paid in cash) and (xvii) (solely to the extent such costs are paid in cash) shall not exceed an amount equal to fifteen percent (15%) of Adjusted EBITDA as determined without giving effect to such clauses.
For the purpose of calculating EBITDA and Adjusted EBITDA for any period, if during such period Borrower or any Subsidiary shall have consummated a Permitted Acquisition, EBITDA and Adjusted EBITDA for such period shall be calculated after giving pro forma effect thereto as if such Permitted Acquisition occurred on the first day of such period.
“Adult Use Trigger Event” means any adult-use cannabis legislation that has become law in the Commonwealth of Pennsylvania or the Commonwealth of Virginia, as applicable, and which shall be in full force and effect.
“Affected Lender” has the meaning specified therefor in Section 2.11(b).
“Affiliate” means, as applied to any Person, any other Person that Controls, is Controlled by, or is under common Control with, such Person. For purposes of this definition, “Control” means the possession, directly or indirectly through one or more intermediaries, of the power to direct the management and policies of a Person, whether through the ownership of Stock, by contract, or otherwise; provided that, for purposes of Section 7.12 only: (a) any Person which owns directly or indirectly ten percent (10.00%) or more of the Stock having ordinary voting power for the election of directors or other members of the governing body of a Person or ten percent (10.00%) or more of the partnership or other ownership interests of a Person (other than as a limited partner of such Person) shall be deemed an Affiliate of such Person, (b) each director (or comparable manager) of a Person shall be deemed to be an Affiliate of such Person, and (c) each partnership in which a Person is a general partner shall be deemed an Affiliate of such Person.; and provided further, that in no event shall Agent, any Lender (other than Affiliated Lenders) or their respective Affiliates be deemed to be Affiliates of any Loan Party for any purpose whatsoever.
“Affiliated Lenders” means each of the Lenders listed on Schedule 1.1(a) as of the Closing Date, along with their heirs and Persons under their sole control.
“Agent” has the meaning specified therefor in the preamble to this Agreement.
“Agent-Related Persons” means Agent, together with its Affiliates, officers, directors, employees, attorneys and agents.
“Agent’s Account” means the Deposit Account of Agent identified on Schedule A-1 (or such other Deposit Account of Agent that has been designated as such, in writing, by Agent to Borrower and the Lenders).
“Agent’s Liens” means the Liens granted by the Loan Parties to Agent under the Loan Documents securing or purporting to secure the Obligations for the benefit of the Lender Group.
“Agreement” has the meaning specified therefor in the preamble to this Agreement.
“Argent” has the meaning specified therefor in the preamble to this Agreement.

“Applicable Law” means any applicable United States or foreign federal, state, or local statute, law, ordinance, regulation, rule, code, order (whether executive, legislative, judicial or otherwise), judgment, injunction, notice, decree or other requirement or rule of law or legal process, or any other order of, or agreement issued, promulgated or entered into by any Governmental Authority, in each case related to the conduct and business of the applicable Person, including but not limited to any applicable Sanctions Laws, Money Laundering Laws or Environmental Laws; provided, however, that “Applicable Law” shall exclude all Federal Cannabis Laws.
“Application Event” means the occurrence of (a) a failure by Borrower to repay all of the Obligations (other than contingent obligations in respect of which no claim has been made) in full on the Maturity Date, (b) an Event of Default described in Section 9.1(d) or Section 9.1(e), or (c) any other Event of Default, subject to the expiration of any applicable cure period, and the election by the Required Lenders to require that payments and proceeds of Collateral be applied pursuant to Section 2.3(b)(ii).
“Arlington Loan Agreement” means that certain Business Loan Agreement, dated as of December 27, 2021, by and between JREHVA, LLC, as borrower, and [***], as lender, as in effect on the Closing Date.
“Arlington Property” means that certain real property located at 2701 Wilson Blvd., Arlington, VA 22201, together with the improvements thereon.
“Assignee” has the meaning specified therefor in Section 15.1(a).
“Assignment and Acceptance” means an Assignment and Acceptance Agreement substantially in the form of Exhibit B to this Agreement.
“Auditor” means Macias Gini & O’Connell LLP, or any other independent certified public accountant reasonably acceptable to Agent.
“Authorized Person” means any one of the individuals identified on Schedule A-2, as such schedule is updated from time to time by written notice from Borrower to Agent and the Lenders.
“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.
“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.
“Bankruptcy Code” means title 11 of the United States Code, as in effect from time to time.
“Benefit Plan” means (i) any “defined benefit plan” (as defined in Section 3(35) of ERISA) for which Borrower or any of its Subsidiaries or ERISA Affiliates has been an “employer” (as defined in Section 3(5) of ERISA) within the past six (6) years and (ii) any Foreign Plan.
“Board of Directors” means, as to any Person, the board of directors (or comparable governing body) of such Person or any committee thereof duly authorized to act on behalf of the board of directors (or comparable governing body).

“Board of Governors” means the Board of Governors of the Federal Reserve System of the United States (or any successor).
“Borrower” has the meaning specified therefor in the preamble to this Agreement.
“Business Day” means any day that is not a Saturday, Sunday, or other day on which banks are authorized or required to close in the State of Florida or the State of Georgia.
“Call Premium” means any Make-Whole Amount or Exit Premium.
“Called Principal” means, with respect to any Term Loan, the amount of principal of such Loan that is to be repaid pursuant to Section 2.3(e) or (f) or has become or is declared to be immediately due and payable pursuant to Section 10.1, as the context requires.
“Cannabis Facility Finance Lease Indebtedness” means Indebtedness incurred in connection with the Permitted Acquisition of a Cannabis License that requires a Loan Party to enter into a Finance Lease to operate a dispensary, cultivation and/or production facility under such Cannabis License, in an amount that does not exceed the Shared Cap.
“Cannabis Law” means any applicable state, or local statute, law, ordinance, regulation, rule, code, order (whether executive, legislative, judicial or otherwise), judgment, injunction, notice, decree or other requirement or rule of law or legal process, or any other order of, or agreement issued, promulgated or entered into by any Governmental Authority, in each case related to the cultivation, manufacture, development, distribution, or sale of cannabis or products containing cannabis, but explicitly excluding Federal Cannabis Laws.
“Cannabis License” means all permits, licenses, registrations, variances, land-use rights, clearances, consents, commissions, franchises, exemptions, orders, authorizations, and approvals from Governmental Authorities authorizing the recipient to conduct business in accordance with the Cannabis Laws of each applicable jurisdiction including specifically applicable licenses required by the Cannabis Laws in each state in which a Loan Party operates.
“Capital Expenditures” means, with respect to any Person for any period, the aggregate amount of all expenditures by such Person during such period that are capital expenditures as determined in accordance with GAAP, whether such expenditures are paid in cash or financed.
“Cash Balance” has the meaning specified therefor in Section 8.1.
“Cash Equivalents” means (a) marketable direct obligations issued by, or unconditionally guaranteed by, the United States or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one (1) year from the date of acquisition thereof, (b) marketable direct obligations issued or fully guaranteed by any state of the United States or any political subdivision of any such state or any public instrumentality thereof maturing within one (1) year from the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings obtainable from either Standard & Poor’s Rating Group (“S&P”) or Moody’s Investors Service, Inc. (“Moody’s”), (c) commercial paper maturing no more than two hundred seventy (270) days from the date of creation thereof and, at the time of acquisition, having a rating of at least A-1 from S&P or at least P-1 from Moody’s, (d) certificates of deposit, time deposits, overnight bank deposits or bankers’ acceptances maturing within one (1) year from the date of acquisition thereof issued by any bank organized under the laws of the United States or any state thereof or the District of Columbia or any United States branch of a foreign bank having at the date of acquisition thereof combined capital and surplus of not less than one hundred million Dollars ($100,000,000), (e) Deposit Accounts maintained with (i) any bank that satisfies the criteria described in clause (d) above, or (ii) any other bank organized under the laws of the United States or any state thereof so long as the full amount maintained with any such other bank is insured by the Federal Deposit Insurance Corporation, (f) repurchase obligations of any commercial bank satisfying the requirements of clause (d) of this definition or recognized securities dealer having combined capital and surplus of not less than five hundred million Dollars ($500,000,000), having a term of not more than seven days, with respect to securities satisfying the criteria in clauses (a) or (d) above, (g) debt securities with maturities of six months or less from the date of acquisition backed by standby letters of credit issued by any commercial bank satisfying the criteria described in clause (d) above, and (h) Investments in money market funds substantially all of whose assets are invested in the types of assets described in clauses (a) through (g) above.
“Cash Management Services” means any cash management or related services including treasury, depository, return items, overdraft, controlled disbursement, merchant store value cards, e-payables services, electronic funds transfer, interstate depository network, automatic clearing house transfer (including the Automated Clearing House processing of electronic funds transfers through the direct Federal Reserve Fedline system) and other customary cash management arrangements.
“Change of Control” means:
(a)    a transaction in which any “person” or “group” (within the meaning of Section 13(d) and 14(d)(2) of the Securities Exchange Act of 1934) becomes the “beneficial owner” (as defined in Rule 13d-3 under the Securities Exchange Act of 1934), directly or indirectly, of more than 45% (in each case on a fully-diluted basis) of the aggregate voting or aggregate economic interests in Borrower;
(b)    a sale of all or substantially all of the assets of Borrower (on a consolidated basis);
(c)    Borrower ceases to beneficially and of record own and control, directly or indirectly, free and clear of all Liens other than Permitted Liens (including without limitation Liens incurred in connection with Permitted Acquisitions), one hundred percent (100.00%) of the issued and outstanding shares of each class of capital Stock of any Loan Party other than Borrower, provided, however, that any Permitted Disposition shall not constitute a Change of Control for purposes of this definition;
(d)    the Current Directors shall cease to constitute at least a majority of the members of Borrower’s Board of Directors; or
(e)    the occurrence of a change in control, or other similar provision, as defined in any document governing any Material Indebtedness triggering a default, mandatory prepayment or mandatory repurchase offer, which default, mandatory prepayment or requirement to make a mandatory repurchase offer has not been waived in writing.
“Closing Date” means July 31, 2024.
“Code” means the New York Uniform Commercial Code, as in effect from time to time.
“Collateral” means any and all assets and property, whether tangible or intangible, and whether now owned or existing or hereafter acquired or arising and wherever located, on which Liens are purported to be granted pursuant to any Loan Document or any other mortgage, security agreement, pledge, assignment or similar or related document, in each case, as security for the payment and performance of the Obligations.
“Commitments” means with respect to each Lender, its commitment to make the Term Loans pursuant to the terms of this Agreement, and, with respect to all Lenders, their commitments to make the Term Loans pursuant to the terms of this Agreement, in each case as such Dollar amounts are set forth beside such Lender’s name under the applicable heading on Schedule C-1 to this Agreement or in the Assignment and Acceptance pursuant to which such Lender became a Lender under this Agreement, as such amounts may be reduced or increased from time to time pursuant to assignments made in accordance with the provisions of Section 15.1.
“Competitor” means any direct competitor of Borrower or any Loan Party constituting (i) a licensed multi-state operator engaged in the cultivation, manufacturing, production, distribution or retail sale of cannabis or cannabis-related products, or (ii) a licensed single-state operator engaged in the cultivation, manufacturing, production, distribution or retail sale of cannabis or cannabis-related products in a State in which Borrower or any Subsidiary operates, and any Affiliate thereof that has a controlling interest in such multi-state operator or single-state operator.
“Compliance Certificate” means a certificate substantially in the form of Exhibit C to this Agreement delivered, on behalf of Borrower, by the chief financial officer or chief executive officer of Borrower to Agent and the Lenders.
“Control” has the meaning specified therefor in the definition of “Affiliate”.
“Control Agreement” means, with respect to any Deposit Account, Securities Account, commodity account, securities entitlement or commodity contract, an agreement, in form and substance reasonably satisfactory to Agent (at the direction of the Required Lenders), among Agent, the financial institution or other Person at which such account is maintained or with which such entitlement or contract is carried and the Loan Party maintaining such account or owning such entitlement or contract, effective to grant “control” (within the meaning of Articles 8 and 9 under the applicable UCC) over such account to Agent.
“Controlled Account” means a Deposit Account or Securities Account subject to a Control Agreement.
“Core States” means, collectively, the State of Illinois, the Commonwealth of Massachusetts, the Commonwealth of Pennsylvania and the Commonwealth of Virginia.
“Current Director” means any member of the Board of Directors of Borrower as of the Closing Date and (i) any Person occupying a vacant position on the Board of Directors of Borrower or (ii) any successor of a Current Director, in each case whose election, or nomination for election by Borrower’s shareholders, was approved by at least a majority of the Current Directors then on the Board of Directors.
“Declined Specified Indebtedness Amounts” has the meaning specified therefor in Section 7.7.
“Declined ECF Proceeds” has the meaning specified therefor in Section 2.3(f)(iii).

“Default” means an event, condition, or default that, with the giving of notice, the passage of time, or both, would be an Event of Default.
“Default Rate” has the meaning specified therefor in Section 2.5(b).
“Defaulting Lender” means any Lender that (a) has failed to fund any amounts required to be funded by it under this Agreement on the date on which it is required to do so under this Agreement, (b) has notified Borrower, Agent, or any Lender in writing that it does not intend to comply with all or any portion of its funding obligations under this Agreement, (c) has made a public statement to the effect that it does not intend to comply with its funding obligations under this Agreement or under other agreements generally (as reasonably determined by Agent and the Required Lenders) under which it has committed to extend credit, (d) has failed, within one (1) Business Day after written request by Agent, to confirm that it will comply with the terms of this Agreement relating to its obligations to fund any amounts required to be funded by it under this Agreement, (e) has otherwise failed to pay over to Agent or any other Lender any other amount required to be paid by it under this Agreement on the date that it is required to do so under this Agreement, or (f) (i) becomes or is insolvent or has a parent company that has become or is insolvent or (ii) (A) becomes the subject of a bankruptcy or Insolvency Proceeding, or has had a receiver, conservator, trustee, or custodian or appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment or has a parent company that has become the subject of a bankruptcy or Insolvency Proceeding, or has had a receiver, conservator, trustee, or custodian appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment or (B) becomes the subject of a Bail-In Action.
“Deposit Account” means any deposit account (as such term is defined in the Code).
“Designated Account” means the Deposit Account of Borrower identified on Schedule D-1 (or such other Deposit Account of Borrower located at Designated Account Bank that has been designated as such, in writing, by Borrower to Agent).
“Designated Account Bank” has the meaning specified therefor in Schedule D-1 (or such other bank that is located within the United States that has been designated as such, in writing, by Borrower to Agent).
“Dickson City Loan Agreement” means that certain Business Loan Agreement, dated as of July 18, 2022, by and between JREHPA, LLC, as borrower, and [***], as lender, as in effect on the Closing Date.
“Dickson City Property” means that certain real property located at 832 Scranton Carbondale Highway, Dickson, PA 18519, together with the improvements thereon.
“Discounted Value” means, with respect to the Called Principal of any Term Loan, the amount obtained by discounting all Remaining Scheduled Payments with respect to such Called Principal from their respective scheduled due dates to the repayment or prepayment date (or, in the case the Called Principal has become or is declared to be immediately due and payable pursuant to Article 8.2, to the date on which such Called Principal has become or is so declared to be immediately due and payable) with respect to such Called Principal, in accordance with accepted financial practice and at a discount factor (applied on the same periodic basis as that on which interest on the Term Loans is payable) equal to the Reinvestment Yield with respect to such Called Principal.

“Disposition” has the meaning specified in Section 7.4.
“Disqualified Stock” means any Stock that, by its terms (or by the terms of any security or other Stock into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition (a) matures or is mandatorily redeemable for cash, pursuant to a sinking fund obligation or otherwise (except as a result of a Change of Control or asset sale so long as any rights of the holders thereof upon the occurrence of a Change of Control or asset sale event shall be subject to the prior repayment in full of the Loans and all other Obligations that are accrued and payable and the termination of the Commitments), (b) is redeemable at the option of the holder thereof for cash, in whole or in part, (c) provides for the scheduled payments of dividends in cash, or (d) is or becomes convertible into or exchangeable for Indebtedness or any other Stock that would constitute Disqualified Stock, in each case, prior to the date that is ninety one (91) days after the Maturity Date.
“Dollars” or “$” means United States dollars.
“EBITDA” means, with respect to Borrower and its Subsidiaries (excluding any Subsidiaries not incorporated, organized or formed in the United States or Canada) determined on a consolidated basis, for any period,
(a)    net earnings (or loss), excluding the earnings of any entity that is not a Subsidiary but in which Borrower directly or indirectly owns any Stock, except to the extent such earnings are actually distributed in cash to Borrower, plus

(b)     without duplication, the sum of the following amounts of Borrower and its Subsidiaries for such period to the extent included in determining consolidated net earnings (or loss) for such period:
(i)    Interest Expense (and to the extent not reflected in Interest Expense, (x) bank and letter of credit fees and premiums in connection with financing activities and (y) amortization of deferred financing and loan fees),
(ii)    federal, state or local taxes and foreign taxes, in each case based upon income or earnings, and
(iii)    depreciation and amortization for such period, in each case, determined on a consolidated basis in accordance with GAAP.
“ECF Payment” has the meaning set forth in Section 2.3(f)(iii).
“ECF Payment Date” has the meaning set forth in Section 2.3(f)(iii).
“EEA Financial Institution” means (a) any institution established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.
“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.
“Employee Notes” means certain promissory notes evidencing certain Indebtedness owed to Borrower by certain employees of Borrower in existence on the Closing Date and disclosed to Agent prior to the Closing Date.
“Environmental Action” means any written complaint, summons, citation, notice, directive, order, claim, litigation, investigation, judicial or administrative proceeding, judgment, letter, or other written communication from any Governmental Authority or any third party involving violations of Environmental Laws, or Releases of Hazardous Materials (a) at or from any assets, properties, or businesses of Borrower or any of its Subsidiaries, or any of their predecessors in interest or (b) at or from any facilities which received Hazardous Materials generated by Borrower or any of its Subsidiaries, or any of their predecessors in interest.
“Environmental Law” means any Applicable Law relating to worker health and safety, protection of the environment or natural resources, or the use, transportation, storage, disposal, Release or remediation of any Hazardous Material.
“Environmental Liabilities” means all liabilities, monetary obligations, losses, damages, (including punitive damages, consequential damages and treble damages), costs and expenses (including all reasonable fees, disbursements and expenses of counsel, experts, or consultants, and costs of investigation and feasibility studies), fines, penalties, sanctions, and interest incurred as a result of any claim or demand, or Remedial Action required, by any Governmental Authority or any third party, and which relate to any Environmental Action.
“Environmental Lien” means any Lien in favor of any Governmental Authority for Environmental Liabilities.
“Equipment” means equipment (as that term is defined in the Code).
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and any successor statute thereto and the rules and regulations promulgated thereunder.
“ERISA Affiliate” means (a) any Person subject to ERISA whose employees are treated as employed by the same employer as the employees of Borrower or its Subsidiaries under IRC Section 414(b), (b) any trade or business subject to ERISA whose employees are treated as employed by the same employer as the employees of Borrower or its Subsidiaries under IRC Section 414(c), (c) solely for purposes of Section 302 of ERISA and Section 412 of the IRC, any organization subject to ERISA that is a member of an affiliated service group of which Borrower or any of its Subsidiaries is a member under IRC Section 414(m), or (d) solely for purposes of Section 302 of ERISA and Section 412 of the IRC, any Person subject to ERISA that is a party to an arrangement with Borrower or any of its Subsidiaries and whose employees are aggregated with the employees of any Loan Party under IRC Section 414(o).

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan, (b) a withdrawal by Borrower or any of its Subsidiaries or ERISA Affiliates from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA, (c) a complete or partial withdrawal by Borrower or any of its Subsidiaries or ERISA Affiliates from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization, (d) the filing of a notice of intent to terminate, the treatment of a Pension Plan amendment as a termination under Section 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan, (e) the determination that any Pension Plan or Multiemployer Plan is considered an at risk plan or a plan in critical or endangered status under the IRS, ERISA or the Pension Protection Act of 2006; (f) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan, or (g) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon Borrower or any of its Subsidiaries or ERISA Affiliates.
“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.
“Event of Default” has the meaning specified therefor in Section 9.
“Excess Cash Flow” means, for any period:
(a)    Adjusted EBITDA for such period;
(b)    minus the sum for such period (without duplication) of:
(i)    Interest Expense paid (or required to be paid) in cash during such period (excluding interest due under the Sammartino Notes); plus
(ii)    Taxes paid or payable in cash by Borrower and its consolidated Subsidiaries during such period and for which, to the extent required under GAAP, reserves have been established, and any Tax distributions (but excluding any Taxes paid or payable in cash that are the subject of uncertain tax positions); plus
(iii)    all payments made in respect of the Term Loans (including without limitation scheduled payments of principal, mandatory prepayments, voluntary prepayments, ECF Payments, Exit Premiums and Make-Whole Amounts) and other Permitted Indebtedness (including without limitation scheduled payments of principal and voluntary prepayments permitted pursuant to this Agreement) in each case to the extent paid in cash during such period; plus
(iv)    Capital Expenditures paid in cash by Borrower and its consolidated Subsidiaries during such period (excluding Capital Expenditures constituting payments in respect of Finance Leases and Capital Expenditures financed by Indebtedness permitted under clause (y) of the definition of Permitted Indebtedness to the extent the cash payments associated with such Capital Expenditures have already been accounted for in determining Excess Cash Flow for the relevant period); plus
(v)    the amount, if any, by which Net Working Capital increased during such period; plus

(vi)    any cash proceeds from tax credits received by Borrower and its consolidated Subsidiaries during such period; plus
(vii)     Restricted Payments made by Borrower and its consolidated Subsidiaries in cash to pay ordinary course expenses; plus
(viii)    the amount of cash paid by Borrower and its consolidated Subsidiaries in connection with binding contracts relating to Permitted Acquisitions or Permitted Investments permitted under this Agreement, provided that the recipient of such cash is not an Affiliate of Borrower or any of its consolidated subsidiaries; plus
(ix)    fees or expenses paid, in cash, in connection with the repayment of any Indebtedness permitted to be repaid under this Agreement or any Dispositions permitted to be made under this Agreement;
(c)    plus, the sum for such period of the amount, if any, by which Net Working Capital decreased during such period.
“Excess Cash Flow Certificate” has the meaning set forth in Section 2.3(f)(iii).
“Exchange Act” means the Securities Exchange Act of 1934, as in effect from time to time.
“Excluded Accounts” means (a) any segregated Deposit Account specifically and exclusively used to hold tax funds, trust funds, escrow funds and other Collateral funds reasonably acceptable to Agent (at the direction of the Required Lenders), (b) controlled disbursement accounts (to the extent that such accounts are zero balance accounts), (c) Petty Cash Accounts, (d) Deposit Accounts subject to Liens described in clause (d) of the definition of Permitted Liens with funds therein or credited thereto, in the aggregate for all such accounts, not to exceed $2,000,000 at any time, (e) the Excluded Securities Accounts, and (f) any reserve, restricted or similar Deposit Account maintained in connection with Permitted Indebtedness incurred after the Closing Date to the extent (i) such Deposit Account is required to be maintained pursuant to the terms of such Permitted Indebtedness and (ii) such Permitted Indebtedness may create Permitted Priority Liens, provided that the sole purpose of such Deposit Account shall be to provide security for the borrower’s obligations with respect to such Permitted Indebtedness, and provided further that the aggregate amount of funds in or credited to any such Deposit Account shall not exceed eight percent (8%) of the aggregate outstanding amount of the applicable Permitted Indebtedness on the date such Permitted Indebtedness is incurred.
“Excluded Property” has the meaning specified therefor in the Guaranty and Security Agreement.
“Excluded Securities Accounts” means the Securities Accounts listed on Schedule A-6 hereof.
“Excluded Subsidiaries” means each current Subsidiary listed on Schedule A-7 hereto, and any future Subsidiary that meets any of the following criteria: (a) pursuant to the most recently delivered quarterly financial statements, contributes less than 1.0% of Adjusted EBITDA of the Borrower and its Subsidiaries on a consolidated basis or owns less than 1.0% of the total assets of Borrower and its Subsidiaries on a consolidated basis; (b) is not directly or indirectly wholly-owned by any Loan Party (it being understood that any transaction that results in a Subsidiary not being so wholly-owned that is undertaken for the primary purposes of making such Subsidiary an Excluded Subsidiary shall not be given effect for purposes of this clause (b)); (c) is formed as a Springing Loan Party in accordance with the terms of this Agreement; (d) is prohibited or restricted by Applicable Law (including without limitation any Cannabis Laws) or contractual obligation (so long as, in respect of any such contractual obligation, such prohibition either existed on the Closing Date or, if later, on the date the applicable Subsidiary is acquired or formed or when such Subsidiary would have otherwise been required to become a Loan Party and such contractual obligation was not created in contemplation of avoiding the contractual obligations of the Loan Parties under the Loan Documents) from providing a guarantee or pledge of equity or granting a Lien in or over its assets, as and to the extent applicable, (e) would require a consent, approval, license or authorization from any Person (including any Governmental Authority but excluding any Loan Party or any of its Affiliates) in order to become an obligor hereunder (including, in each case, under any financial assistance, corporate benefit or thin capitalization rule), but not under any contractual obligation entered into for the primary purpose of making such Subsidiary an Excluded Subsidiary, solely to the extent that the Agent (at the direction of the Required Lenders in their reasonable discretion) determines that the cost or other consequences of obtaining such consent, approval, license or authorization shall be excessive in view of the benefits to be obtained by the Lenders if such Subsidiary were not an Excluded Subsidiary and (f) providing a guarantee or pledge of equity or granting a Lien in or over its assets is likely to result in material adverse Tax consequences to Borrower (as determined by Agent at the direction of the Required Lenders in their reasonable discretion); provided that, in each case, such exclusions shall remain only for so long as the facts, circumstances, prohibitions or restrictions giving rise to the exclusion shall continue to apply. The determination as to whether any Subsidiary remains qualified as an Excluded Subsidiary shall be made by Borrower as of the date of the delivery of each quarterly Compliance Certificate delivered to Agent. In the event an Excluded Subsidiary ceases to qualify as an Excluded Subsidiary, such formerly Excluded Subsidiary shall become a Loan Party pursuant to Section 6.11 herein.
“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by Borrower under Section 16.2(a)(ii)) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 17.11, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 17.11(f) and (d) any withholding Taxes imposed under FATCA.
“Existing Credit Agreement” means that certain Credit Agreement, dated as of October 20, 2021, by and among Borrower, as borrower, the other loan parties that are party thereto, the lenders that are party thereto and Roxbury, LP, as agent, as amended, restated, amended and restated, supplemented or otherwise modified from time to time prior to the Closing Date.
“Exit Premium” means, with respect to any Term Loan or any portion thereof on any date, four percent (4.0%) of the principal amount of such Term Loan or such portion thereof.

“FATCA” means Sections 1471 through 1474 of the IRC, as of the Closing Date (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the IRC and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the IRC.
“Federal Cannabis Laws” means any U.S. federal laws, civil, criminal or otherwise, as such relate, either directly or indirectly, to the cultivation, harvesting, production, distribution, sale and possession of cannabis, marijuana or related substances or products containing or relating to the same, including, without limitation, the prohibition on drug trafficking under 21 U.S.C. § 841(a), et seq., the conspiracy statute under 18 U.S.C. § 846, the bar against aiding and abetting the conduct of an offense under 18 U.S.C. § 2, the bar against misprision of a felony (concealing another’s felonious conduct) under 18 U.S.C. § 4, the bar against being an accessory after the fact to criminal conduct under 18 U.S.C. § 3, and federal money laundering statutes under 18 U.S.C. §§ 1956, 1957, and 1960 and the regulations and rules promulgated under any of the foregoing.
“Finance Lease” means any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as a finance lease under GAAP and the amount of which obligations shall be the capitalized amount thereof determined in accordance with GAAP.
“Foreign Lender” means each Lender (or if the Lender is a disregarded entity for U.S. federal income tax purposes, the Person treated as the owner of the assets of such Lender for U.S. federal income tax purposes) that is not a United States person within the meaning of IRC section 7701(a)(30).
“Foreign Plan” means any employee benefit plan or arrangement that would be considered a “defined benefit plan” (as defined in Section 3(35) of ERISA) if such plan was maintained in the United States and that is (a) maintained or contributed to by Borrower or any of its subsidiaries that is not subject to the laws of the United States; or (b) mandated by a government other than the United States for employees of Borrower or any of its Subsidiaries.
“Fundamental Change” has the meaning specified therefor in Section 7.3.
“Funds Flow” means a flow of funds setting forth the sources and uses of capital for the transactions contemplated by this Agreement, in form and substance reasonably satisfactory to Agent (at the direction of the Required Lenders).
“FVC Loan Agreement” means that certain Loan Agreement dated as of April 6, 2023, among Dalitso, LLC and JREHVA, LLC, as borrowers, Jushi VA, LLC and Jushi Holdings Inc., as guarantors, and FVCBank, as lender (as the same may be amended, restated, amended and restated, supplemented, or otherwise modified from time to time).
“FVC Reserve Amounts” means, collectively, cash maintained by Dalitso, LLC or JREHVA, LLC in deposit accounts with FVCBank in an amount not to exceed $1,200,000, so long as such amounts are required to be maintained on deposit in reserve pursuant to and in accordance with the FVC Loan Agreement.
“GAAP” means generally accepted accounting principles as in effect from time to time in the United States, consistently applied.

“Global Intercompany Subordinated Note” means a global intercompany subordinated note substantially in the form of Exhibit F to this Agreement,
“Governing Documents” means, with respect to any Person, the certificate or articles of incorporation, certificates of designations pertaining to preferred securities, by-laws, or other organizational documents of such Person.
“Governmental Authority” means the government of the United States, any foreign country or any multinational authority, or any state, commonwealth, protectorate or political subdivision thereof, and any entity, body or authority exercising executive, legislative, judicial, tax, regulatory or administrative functions of or pertaining to government, including, without limitation, other administrative bodies or quasi‑governmental entities established to perform the functions of any such agency or authority, and any agency, branch or other governmental body (federal or state) charged with the responsibility, or vested with the authority to administer or enforce, any Applicable Laws.
“Guarantor” means each Subsidiary of Borrower except for the Excluded Subsidiaries, including any Subsidiary formed or acquired after the Closing Date that becomes a Guarantor pursuant to Section 6.11 of this Agreement.
“Guaranty” means any guaranty agreement entered into at any time on or after the Closing Date, executed and delivered by any Guarantor to Agent for the benefit of the Lender Group, including the Guaranty and Security Agreement, in each case as the same may be amended, restated, amended and restated, supplemented or otherwise modified from time to time.
“Guaranty and Security Agreement” means that certain Guaranty and Collateral Security Agreement dated as of the Closing Date and executed and delivered by Borrower and each other Loan Party to Agent for the benefit of the Lender Group, as the same may be amended, restated, amended and restated, supplemented or otherwise modified from time to time.
“Guaranty and Security Agreement Joinder” means the joinder agreement attached as an exhibit to the Guaranty and Security Agreement.
“Hazardous Materials” means (a) substances that are defined or listed in, or otherwise classified pursuant to, any Applicable Laws or regulations as “hazardous substances,” “hazardous materials,” “hazardous wastes,” “toxic substances,” or any other formulation intended to define, list, or classify substances by reason of deleterious properties such as ignitability, corrosivity, reactivity, carcinogenicity, reproductive toxicity, or “EP toxicity” (b) petroleum and petroleum products, and (c) per- and polyfluoroalkyl substances (PFAS).
“Hedge Agreement” means a “swap agreement” as that term is defined in Section 101(53B)(A) of the Bankruptcy Code.
“Historical Financial Statements” has the meaning specified therefor in Section 4.8.
“IFRS” means International Financial Reporting Standards, as adopted by the International Accounting Standards Board, as in effect in Canada from time to time.
“Increasing Accordion Lender” has the meaning specified therefor in Section 2.12(b)(ii).

“Indebtedness” as to any Person means, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes, or other similar instruments and all reimbursement or other obligations in respect of letters of credit, bankers acceptances, or other financial products, (c) all obligations of such Person as a lessee under Finance Leases, (d) all obligations or liabilities of others secured by a Lien on any asset of such Person, irrespective of whether such obligation or liability is assumed, (e) all obligations of such Person to pay the deferred purchase price of assets (other than trade payables incurred in the ordinary course of business and repayable in accordance with customary trade practices that are less than ninety (90) days past due and, for the avoidance of doubt, other than royalty payments payable in the ordinary course of business in respect of non-exclusive licenses), (f) all monetary obligations of such Person owing under Hedge Agreements (which amount shall be calculated based on the amount that would be payable by such Person if the Hedge Agreement were terminated on the date of determination), (g) any Disqualified Stock of such Person, and (h) any obligation of such Person guaranteeing or intended to guarantee (whether directly or indirectly guaranteed, endorsed, co-made, discounted, or sold with recourse) any obligation of any other Person that constitutes Indebtedness under any of clauses (a) through (g) above. For purposes of this definition, (i) the amount of any Indebtedness represented by a guaranty or other similar instrument shall be the lesser of the principal amount of the obligations guaranteed and still outstanding and the maximum amount for which the guaranteeing Person may be liable pursuant to the terms of the instrument embodying such Indebtedness, and (ii) the amount of any Indebtedness which is limited or is non-recourse to a Person or for which recourse is limited to an identified asset shall be valued at the lesser of (A) if applicable, the limited amount of such obligations, and (B) if applicable, the fair market value of such assets securing such obligation.
“Indemnified Liabilities” has the meaning specified therefor in Section 12.3.
“Indemnified Person” has the meaning specified therefor in Section 12.3.
“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of Borrower under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.
“Insider” means, with respect to any Person, an officer, director, shareholder who (a) owns more than 10% of a class of such Person’s equity securities or anyone who possesses inside information because of his or her relationship with such Person or with an officer, director or shareholder who owns more than 10% of a class of such Person’s equity securities or (b) Controls such Person.
“Insolvency Proceeding” means any proceeding commenced by or against any Person under any provision of the Bankruptcy Code or under any other state or federal bankruptcy or insolvency law, assignments for the benefit of creditors, formal or informal moratoria, compositions, extensions generally with creditors, or proceedings seeking reorganization, arrangement, or other similar relief.
“Intellectual Property” has the meaning specified therefor in the Guaranty and Security Agreement.
“Intellectual Property Security Agreement” means any security agreement executed and delivered to Agent by a Loan Party as may be required pursuant to the relevant Guaranty and Security Agreement with respect to any Intellectual Property of such Loan Party, for the benefit of the Lender Group, which shall be in form and substance reasonably satisfactory to Agent (at the direction of the Required Lenders).

“Intercreditor Agreement” means that certain Subordination and Intercreditor Agreement dated as of the Closing Date by and among the Agent, the Subordinated Notes Trustee, Acquiom Agency Services, LLC, and the Loan Parties.
“Interest Expense” means, for any period, the aggregate of the interest expense of Borrower and its Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP.
“Interest Rate” has the meaning set forth in Section 2.5(a).
“Inventory” means inventory (as that term is defined in the Code).
“Investment” means, with respect to any Person, any investment by such Person in any other Person (including Affiliates) in the form of loans, guarantees, advances, capital contributions (excluding (a) commission, travel, and similar advances to officers and employees of such Person made in the ordinary course of business and consistent with past practice, and (b) bona fide accounts arising in the ordinary course of business consistent with past practice), purchases, acquisitions of Indebtedness, Stock, or all or substantially all of the assets of such other Person (or of any division or business line of such other Person), and any other items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. The amount of any Investment shall be the original cost of such Investment plus the cost of all additions thereto, without any adjustment for increases or decreases in value, or write-ups, write-downs, or write-offs with respect to such Investment.
“IRC” means the Internal Revenue Code of 1986, as in effect from time to time.
“Jushi Europe” means Jushi Europe SA, a société anonyme organized under the laws of Switzerland.
“Jushi Europe Proceeding” means that certain petition for bankruptcy filed by Jushi Europe in Switzerland on or about February 22, 2022, and any Insolvency Proceeding relating thereto.
“Lease” means, with respect to any Leasehold Property, the lease, sublease or other agreement under the terms of which any Loan Party has or acquires from any Person any right to occupy or use such Real Property, or any part thereof, or interest therein, and each existing or future guaranty of payment or performance thereunder, and all extensions, renewals, modifications and replacements of each such lease, sublease, agreement or guaranty.
“Leasehold Property” means any leasehold interest of any Loan Party as lessee under any lease of real property, other than any such leasehold interest designated from time to time by Agent (at the direction of the Required Lenders in their sole discretion) as not being required to be included in the Collateral.
“Lender” has the meaning set forth in the preamble to this Agreement, and shall include any other Person made a party to this Agreement pursuant to the provisions of Section 15.1 and “Lenders” means each of the Lenders or any one or more of them.
“Lender Group” means each of the Lenders and Agent, or any one or more of them.
“Lender Group Expenses” means all of the following (without double-counting or duplication): (a) reasonable and documented out-of-pocket costs or expenses or indemnity amounts

(excluding Taxes (which are addressed in Section 11)) required to be paid by the Loan Parties under any of the Loan Documents that are paid, advanced, or incurred by the Lender Group, (b) documented, reasonable, out of pocket fees, expenses and indemnity amounts (including, without limitation, attorneys’ fees and expenses, as well as any and all extraordinary expenses and indemnity amounts) or charges paid or incurred by Agent in connection with the Lender Group’s transactions with the Loan Parties under any of the Loan Documents, photocopying, notarization, couriers and messengers, telecommunication, third party digital automation services and compliance software, public record searches, filing fees, recording fees, publication, appraisal (including periodic collateral appraisals or business valuations to the extent of the fees and charges (and up to the amount of any limitation) contained in this Agreement), real estate surveys (solely to the extent contemplated by this Agreement), and real estate title policies and endorsements and environmental audits (solely to the extent expressly contemplated by this Agreement) (c) Agent’s customary and documented fees and charges (as adjusted from time to time) with respect to the disbursement of funds (or the receipt of funds) to or for the account of any Loan Party or other members of the Lender Group (whether by wire transfer or otherwise) together with any reasonable and documented out-of-pocket costs and expenses incurred in connection therewith, (d) reasonable and documented charges paid, imposed or incurred by Agent and or any Lender resulting from the dishonor of checks payable by or to any Loan Party, (e) reasonable documented out of pocket costs and expenses paid or incurred by the Lender Group to correct any Default or Event of Default or enforce any provision of the Loan Documents, or, upon the occurrence and during the continuance of an Event of Default, in gaining possession of, maintaining, handling, preserving, storing, shipping, selling, preparing for sale, or advertising to sell the Collateral, or any portion thereof, irrespective of whether a sale is consummated, or defending the Loan Documents, irrespective of whether a lawsuit or adverse proceeding is brought, or in taking any enforcement action concerning the Collateral, (f) solely to the extent contemplated by the terms of this Agreement, financial examination, appraisal, audit, and valuation reasonable and documented fees and reasonable and documented out-of-pocket expenses of Agent related to any inspections or financial examination, appraisal, audit, and valuation to the extent of the fees and charges (and up to the amount of any limitation) contained in this Agreement; provided, that such limits shall not apply during the continuance of an Event of Default), (g) Agent’s reasonable and documented out of pocket costs and expenses (including reasonable and documented expenses of one primary external counsel and one external counsel in each relevant material jurisdiction) relative to third party claims or any other lawsuit or adverse proceeding paid or incurred, whether in enforcing or defending the Loan Documents or otherwise in connection with the transactions contemplated by the Loan Documents, Agent’s Liens in and to the Collateral, or the Lender Group’s relationship with any Loan Party and (h) Agent’s and each Lender’s reasonable documented costs and expenses (including reasonable and documented attorneys’ fees and due diligence expenses of (i) one primary external counsel to each of Agent and the Lenders (taken as a whole), and one external counsel in each relevant material jurisdiction (and which may include a special counsel acting in multiple jurisdictions) and (ii) any additional counsel if one or more actual conflicts of interest arise for each class of similarly situated Persons) incurred in advising, structuring, drafting, reviewing, administering (including travel, meals, and lodging), syndicating (including reasonable costs and expenses relative to the rating of the Loans, CUSIP, DXSyndicate, SyndTrak or other communication costs incurred in connection with a syndication of the loan facilities), amending, waiving, or modifying the Loan Documents.
“Lender Group Representatives” has the meaning specified therefor in Section 18.7(a).
“Lender-Related Person” means, with respect to any Lender, such Lender, together with such Lender’s Affiliates, officers, directors, employees, attorneys, and agents.

“Lien” means any mortgage, deed of trust, pledge, hypothecation, assignment, charge, deposit arrangement, encumbrance, easement, lien (statutory or other), security interest, or other security arrangement and any other preference, priority, or preferential arrangement of any kind or nature whatsoever, including any conditional sale contract or other title retention agreement and the interest of a lessor under a Finance Lease and any Synthetic Lease (provided that, for the avoidance of doubt, in no event shall an operating lease be deemed to constitute a Lien).
“Loan” means any Term Loan made hereunder and “Loans” means all of them, collectively.
“Loan Account” has the meaning specified therefor in Section 2.9.
“Loan Documents” means this Agreement, the Intercreditor Agreement, the Guaranty and Security Agreement, the Global Subordinated Intercompany Note, any Guaranty, each Control Agreement, each Intellectual Property Security Agreement, any Mortgages, Notes, if any, and each other document, instrument or agreement entered into, now or in the future, by any Loan Party and any member of the Lender Group in connection with this Agreement or any of the foregoing.
“Loan Party” means Borrower and any Guarantor, and “Loan Parties” means each of them.
“Loan Party Representatives” has the meaning specified in Section 18.9.
“Make-Whole Amount” means, with respect to the Called Principal of any Term Loan, an amount, as calculated by the Required Lenders and in consultation with the Borrower, equal to the Discounted Value of the Remaining Scheduled Payments with respect to the Called Principal of such Term Loan; provided that the Make-Whole Amount shall in no event be less than zero.
“Make-Whole Expiry Date” means May 1, 2026.
“Manassas Property” means that certain real property located at 8100 Albertstone Circle, Manassas, VA 20109, together with the improvements thereon.
“Margin Stock” has the meaning specified in Regulation U of the Board of Governors as in effect from time to time.
“Material Adverse Effect” means any event, circumstance or condition that has had a material adverse effect on (i) the business, operations, assets, liabilities or condition (financial or otherwise) of Borrower and its Subsidiaries, taken as a whole, (ii) the ability of the Borrower and the Guarantors, taken as a whole, to perform their obligations under the Loan Documents, (iii) the legality, validity, binding effect or enforceability of the Loan Documents or (iv) the rights, remedies and benefits conferred upon the Agent or the Lenders under any Loan Document.
“Material Contract” means, with respect to any Person, (i) each contract or agreement (including any Lease) to which such Person is a party involving aggregate revenues payable to, consideration payable to or by, or the principal amount of Indebtedness incurred by such Person (in each case to the extent reasonably determinable by such Person) of one million Dollars ($1,000,000) or more (other than purchase orders or customer or vendor agreements in the ordinary course of the business of such Person and other than contracts that by their terms may be terminated by such Person in the ordinary course of its business upon less than thirty (30) days’ notice without penalty or premium) and (ii) all other contracts or agreements, the loss of which could, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.
“Material Indebtedness” means any Indebtedness in excess of two million five hundred thousand Dollars ($2,500,000) in aggregate outstanding principal amount.
“Material Lease” has the meaning specified therefor in Section 4.12(i).
“Material Lenders” has the meaning specified therefor on Schedule 1.1(b).
“Maturity Date” means the earlier of (a) January 31, 2027 and (b) the date that is 91 days prior to the final maturity of the Subordinated Notes.
“Money Laundering Laws” means all Applicable Laws that may be enforced by any Governmental Authority relating to anti-money laundering statutes, laws, regulations and rules, including, but not limited to the Bank Secrecy Act (31 U.S.C. §5311 et seq.; 12 U.S.C. §§1818(s) 1829(b), 1951-1959), as amended by the Patriot Act.
“Moody’s” has the meaning specified therefor in the definition of Cash Equivalents.
“Mortgage” means, individually and collectively, one or more mortgages, deeds of trust, or deeds to secure debt, executed and delivered by any Loan Party in favor of Agent, in form and substance reasonably satisfactory to Agent (at the direction of the Required Lenders), that encumber the Real Property owned by any Loan Party.
“Mortgage Supporting Documents” means, with respect to each Mortgage, each of the following:
(i) evidence in form and substance reasonably satisfactory to Agent (at the direction of the Required Lenders) that the recording of counterparts of such Mortgage in the recording offices specified in such Mortgage will create a valid and enforceable Lien on the Real Property described therein in favor of Agent (or in favor of such other trustee as may be required or desired under local law) subject only to (A) Liens permitted hereunder and (B) such other Liens as Agent (at the direction of the Required Lenders) may approve;
(ii) a lender’s Title Insurance Policy dated a date reasonably satisfactory to Agent (at the direction of the Required Lenders), which shall (A) be in an amount not less than the appraised value (determined by reference to an appraisal) of such Real Property in form and substance reasonably satisfactory to Agent (at the direction of the Required Lenders), but subject to the limitations imposed by the approved Title Insurance Company, (B) insure that the Lien granted pursuant to the Mortgage insured thereby creates a valid and enforceable Lien on such Real Property free and clear of all defects and encumbrances, except for Liens permitted hereunder and for such defects and encumbrances as may be approved by Agent (at the direction of the Required Lenders), (C) name Agent as the insured thereunder, (D) contain such endorsements as Agent deems necessary (at the direction of the Required Lenders) to the extent available from the Title Insurance Company in the State where the Real Property is located, and (E) is otherwise in form and substance reasonably satisfactory to Agent (at the direction of the Required Lenders);
(iii) copies of a recent ALTA survey of such Real Property in form and substance satisfactory to Agent (at the direction of the Required Lenders), but in any event allowing for the Title

Insurance Policy to be issued without a standard survey exception and with same as survey endorsement to the extent available from the Title Insurance Company in the State where the Real Property is located;
(iv) evidence in form and substance reasonably satisfactory to Agent (at the direction of the Required Lenders) that all premiums in respect of the lender’s Title Insurance Policy, all recording fees and stamp, documentary, intangible or mortgage taxes, if any, in connection with the Mortgage have been paid;
(v) concurrent with the delivery of any Mortgage with respect to Real Property, (i) if the improvements to the applicable improved Real Property is located in an area designated by the Federal Emergency Management Agency as having special flood or mud slide hazards (a “Flood Hazard Property”), a written notification thereof to Borrower (“Borrower Notice”), (ii) Borrower’s written acknowledgment of receipt of Borrower Notice as to the fact that such Real Property is a Flood Hazard Property and as to whether the community in which each such Flood Hazard Property is located is participating in the National Flood Insurance Program and (iii) if Borrower Notice is required to be given and flood insurance is available in the community in which the applicable Real Property is located, copies of the applicable Loan Party’s application for a flood insurance policy plus proof of premium payment, a declaration page confirming that flood insurance has been issued and naming Agent as loss payee on behalf of the Lender Group; and
(vi) an intercreditor agreement between Agent and any lender or agent that holds a mortgage on the Real Property, in form and substance reasonably satisfactory to Agent (at the direction of the Required Lenders); and
(vii) such other agreements, documents and instruments in form and substance reasonably satisfactory to Agent (at the direction of the Required Lenders) as Agent deems necessary or appropriate (at the direction of the Required Lenders) to create, register or otherwise perfect, maintain, evidence the existence, substance, form or validity of, or enforce a valid and enforceable Lien on such Real Property in favor of Agent (or in favor of such other trustee as may be required or desired under local law) subject only to (A) Liens permitted hereunder and (B) such other Liens as Agent may reasonably approve.
“Multiemployer Plan” means any Pension Plan that is an employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which Borrower or any of its Subsidiaries or any ERISA Affiliates makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.
“Net Cash Proceeds” means (a) with respect to any sale or disposition by any Loan Party of its assets, the amount of cash proceeds received (directly or indirectly) from time to time (whether as initial consideration or through the payment of deferred consideration) by or on behalf of such Loan Party, in connection therewith after deducting therefrom only (i) the amount of any Indebtedness secured by any Permitted Lien on any asset (other than (A) Indebtedness owing to Agent or any Lender under this Agreement or the other Loan Documents and (B) Indebtedness assumed by the purchaser of such asset) which is required to be, and is, repaid in connection with such sale or disposition, (ii) reasonable fees, commissions, and expenses related thereto and required to be paid by a Loan Party in connection with such sale or disposition, and (iii) taxes paid or payable to any taxing authorities a Loan Party in connection with such sale or disposition, in each case to the extent, but only to the extent, that the amounts so deducted are actually paid or payable to a Person that is not an Affiliate or Insider of Borrower or any Subsidiary and are properly attributable to such transaction; and (iv) if such sale or disposition is made pursuant to clause (iii) of the definition of Permitted Cure Source in connection with the exercise of a Cure Right in accordance with Section 10.3 hereof, the amount of cash proceeds used to increase the Cash Balance in accordance with Section 10.3 hereof; and (b) with respect to the incurrence or issuance of any Indebtedness by Borrower or any Subsidiary, the excess, if any, of (i) the sum of the cash received in connection with such incurrence or issuance over (ii) the reasonable and documented out-of-pocket fees and expenses (including investment banking fees, underwriting discounts, commissions, costs and other customary expenses incurred by Borrower or such Subsidiary) in connection with such incurrence or issuance.
“Net Working Capital” means, at any date, (a) the consolidated current assets of Borrower and its Subsidiaries as of such date (excluding cash and Permitted Investments), minus (b) the consolidated current liabilities of Borrower and its Subsidiaries as of such date (excluding current liabilities in respect of Indebtedness including the current portion of long-term Indebtedness). Net Working Capital at any date may be a positive or negative number. Net Working Capital increases when it becomes more positive or less negative and decreases when it becomes less positive or more negative.
“New Accordion Lender” has the meaning specified therefor in Section 2.12(b)(ii).
“Non-Consenting Lender” has the meaning specified therefor in Section 16.2(a).
“Non-Defaulting Lender” means each Lender other than a Defaulting Lender.
“Note” means a promissory note issued by Borrower to the applicable Lender in respect of the Loan made by such Lender under this Agreement, in each case, substantially in the form of Exhibit A to this Agreement.
“Obligations” means all loans (including the Loans), debts, principal, interest (including any interest that accrues after the commencement of an Insolvency Proceeding, regardless of whether allowed or allowable in whole or in part as a claim in any such Insolvency Proceeding), premiums, including any Make-Whole Amounts, Exit Premium, liabilities (including all amounts charged to the Loan Account pursuant to this Agreement), Original Issue Discount, obligations (including indemnification obligations), other fees, charges, costs, Lender Group Expenses (including any fees or expenses that accrue after the commencement of an Insolvency Proceeding, regardless of whether allowed or allowable in whole or in part as a claim in any such Insolvency Proceeding), guaranties, covenants, and duties of any kind and description owing by any Loan Party arising out of, under, pursuant to, in connection with, or evidenced by this Agreement or any other Loan Documents and irrespective of whether for the payment of money, whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, and including all interest not paid when due and all other expenses or other amounts that Loan Parties are required to pay or reimburse by the Loan Documents or by law or otherwise in connection with the Loan Documents. Any reference in this Agreement or in the Loan Documents to the Obligations shall include all or any portion thereof and any extensions, modifications, renewals, or alterations thereof, both prior and subsequent to any Insolvency Proceeding. Without limiting the generality of the foregoing, the Obligations of Loan Parties under the Loan Documents include the obligation to pay (i) the principal of the Loans, (ii) interest accrued on the Loans and any Make-Whole Amount and Exit Premium, (iii) Lender Group Expenses, (iv) fees payable under this Agreement or any of the other Loan Documents, and (v) indemnities and other amounts payable by any Loan Party under any Loan Document. Any reference in this Agreement or in the Loan Documents to the Obligations shall include all or any portion thereof and any extensions, modifications, renewals, or alterations thereof, both prior and subsequent to any Insolvency Proceeding.

“OFAC” means The Office of Foreign Assets Control of the U.S. Department of the Treasury.
“Original Issue Discount” means, with respect to each Term Loan, an amount equal to 2.00% of the principal amount of such Term Loan.
“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).
“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.11(b)).
“Outstanding Amount” means, at any time, the aggregate outstanding principal balance of the Loans at such time immediately prior to giving effect to any prepayment thereof.
“Participant” has the meaning specified therefor in Section 15.1(b).
“Participant Register” has the meaning specified therefor in Section 15.1(b).
“Patriot Act” has the meaning specified therefor in Section 4.15.
“Payment” has the meaning specified therefor in Section 2.8(a).
“Payment Date” means the first Business Day of February, May, August and November of each year and the Maturity Date, commencing on November 1, 2024.
“Payment Notice” has the meaning specified therefor in Section 2.8(b).
“Payment Recipient” has the meaning specified therefor in Section 2.8(a).
“PBGC” means the Pension Benefit Guaranty Corporation or any successor agency.
“Pension Plan” means any employee pension benefit plan (as defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by Borrower or any of its Subsidiaries or ERISA Affiliates or to which such Loan Party or ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the preceding five plan years.
“Perfection Certificate” means a certificate in form satisfactory to Agent (at the direction of the Required Lenders) that provides information with respect to the personal, real or mixed property of the Loan Parties.

“Permits” means, in respect of any Person, all licenses, permits, franchises, consents, rights, privileges, certificates, authorizations, approvals, registrations and similar consents granted or issued by any Governmental Authority to which or by which such Person is bound or as to which its assets are bound or which has regulatory authority over such Person’s business and operations; provided, however, that “Permits” shall not mean any Cannabis License.
“Permitted Acquisition” means an acquisition of a Person, business, business unit or product line with respect to which all of the following conditions shall have been satisfied (or Required Lenders shall have otherwise approved such acquisition):
(a)     (i) the Person, division or business, business unit or product line being acquired (the “Target”) shall be useful or engaged in such lines of business as are conducted by Borrower and its Subsidiaries on the Closing Date or activities reasonably complimentary or related thereto after giving effect to such acquisition, or (ii) the acquisitions is consummated as part of a corporate restructuring between Loan Parties or between a Loan Party and an Excluded Subsidiary (including as part of a listing on a public securities market in the United States, including without limitation the New York Stock Exchange or the NASDAQ), provided such acquisition would not reasonably be expected to adversely impact Agent’s Lien in any material respect or interest as a Lender in any material respect;
(b)    before and after giving effect to such acquisition, (i) all representations and warranties contained in the Loan Documents shall be true and correct on and as of the date of consummation of such acquisition, except where the failure of any such representation or warranty to be true or correct could not reasonably be expected to materially impair Agent’s Lien or interest as a Lender; and (ii) no Default or Event of Default shall exist, based on the financial statements most recently delivered to Agent pursuant to Section 6.1, as adjusted on a pro forma basis including the Target based on pro forma assumptions mutually agreed by Borrower and Agent in good faith and set forth in a pro forma calculation of Borrower’s compliance with the financial covenants in Section 8 herein, which calculation shall be in form and substance reasonably acceptable to Agent (acting at the direction of the Required Lenders);
(c)    all applicable requirements of Section 6.11 shall be complied with in connection with such acquisition;
(d)    Borrower and its Subsidiaries shall have obtained all necessary governmental, regulatory, creditor, shareholder, partner and other material permits, licenses, authorizations, consents, approvals and exemptions required to be obtained by the Loan Parties on or before the closing thereof, and each of the foregoing shall be in full force and effect, in each case except where the failure to obtain such material permits, licenses, authorizations, consents, approvals and exemptions could not reasonably be expected to materially impair Agent’s Lien or interest as a Lender;
(e)    subject to the waiver by Agent in its reasonable discretion, all applicable waiting periods with respect to such proposed acquisition shall have expired without any action being taken or threatened by any competent authority which would restrain, prevent or otherwise impose adverse conditions on such acquisition, and no action, request for stay, petition for review or rehearing, reconsideration or appeal with respect to any of the foregoing shall be pending, and the time for any applicable Governmental Authority to take action to set aside its consent on its own motion shall have expired, except where any such action could not reasonably be expected to materially impair Agent’s Lien or interest as a Lender;

(f)    Agent shall have received copies of all Permitted Acquisition Documents related to such Permitted Acquisition at least five (5) days prior to the consummation of such Permitted Acquisition;
(g)    Agent will, promptly following the closing of any such acquisition where the Target is required to become a Loan Party pursuant to Section 6.11, receive a certificate from Borrower’s insurance broker or other evidence reasonably satisfactory to it that all insurance required to be maintained pursuant to Section 6.7 is in full force and effect with respect to the assets acquired in such acquisition and that Agent on behalf of the Lenders has been named as additional insured and/or loss payee thereunder to the extent required under Section 6.7;
(h)    either (x) Borrower shall survive such acquisition or (y) another Loan Party shall survive such acquisition so long as (A) upon the consummation of such acquisition, such surviving Loan Party is listed on a public securities market in the United States, including without limitation the New York Stock Exchange or the NASDAQ, (B) the failure of Borrower to survive such acquisition could not reasonably be expected to materially impair Agent’s Lien or interest as a Lender, and (C) such acquisition will not result in a Change of Control; and
(i)    both before and after giving effect to such Permitted Acquisition, the Loan Parties shall be in pro forma compliance with the financial covenants set forth in Section 8.
Notwithstanding the foregoing, each of the acquisitions identified on Schedule A-3 shall be deemed a Permitted Acquisition for all purposes hereunder and Borrower and its Subsidiaries shall be permitted to consummate such Permitted Acquisition upon the terms set forth on Schedule A-3, provided, that (x) the final terms of such acquisition are substantially the same as those set forth on Schedule A-3 or have otherwise been approved in writing by Agent (at the direction of the Required Lenders in their sole discretion); and (y) such acquisition meets all of the requirements set forth in clauses (a) through (i) above, inclusive, except for any deviations that are expressly set forth on Schedule A-3 or have otherwise been approved in writing by the Agent (at the direction of the Required Lenders in their sole discretion).
For the avoidance of doubt, an “acquisition” consummated by Borrower and/or its Subsidiaries may be in the form of a purchase or other acquisition of the Stock of a Person, the purchase of all or substantially all of the assets of a Person (or of any division or business line of such other Person), a merger or consolidation with or into a Person (regardless, for the avoidance of doubt, of the surviving entity except in the case Borrower would not be a surviving entity to such transaction), or such other form as Borrower and/or its Subsidiaries may determine, provided the transaction otherwise complies with the provisions of this definition. For the avoidance of doubt, the following shall also constitute acquisitions for purposes of this Agreement: (i) the acquisition of a Cannabis License, or the acquisition of a Cannabis License and some, but not all or substantially all, of the assets of the Target; and (ii) the acquisition of a Cannabis License by competitive application process, lottery, change in Applicable Law or other similar means; and (iii) the acquisition of less than a majority of the outstanding Stock of a Person if Borrower, a Loan Party or a Springing Loan Party will obtain greater than fifty percent (50%) of the economic benefits of ownership of such Person.
“Permitted Acquisition Documents” means the purchase agreement or other relevant primary transaction document and the other material documents and agreements, including any licenses, permits, waivers, side letters or other material agreements executed in connection with a Permitted Acquisition.

“Permitted Acquisition Indebtedness” means Indebtedness (including any earn-out payments incurred in connection therewith): (a) incurred by any Loan Party to finance a Permitted Acquisition in an aggregate principal amount that does not exceed the Shared Cap; and (b) that satisfies each of the following at all times: (i) the stated maturity of such Indebtedness is at least 91 days subsequent to the Maturity Date (except for the acquisitions identified on Schedule A-3 hereof (which, for the avoidance of doubt, shall constitute Permitted Acquisition Indebtedness if only subclauses (a) and (b)(ii) of this definition are satisfied)) and (ii) the interest rate applicable to such Indebtedness does not exceed 10% per annum.
“Permitted Acquisition Investment Loans” means Investments in the form of loans, advances and capital contributions made or given by Loan Parties or Springing Loan Parties in connection with Permitted Acquisitions, provided (i) the Investment is made to a Target or an Affiliate of a Target, (ii) the Investment is used for capital expenditures, working capital or general corporate purposes in connection with the build out or operation of the business(es) to be acquired pursuant to the Permitted Acquisition; and (iii) the Investment is secured on a first priority basis by the equity and/or assets of the Target(s).
“Permitted Acquisition Investments” means Investments made or given by Loan Parties or Springing Loan Parties in connection with Permitted Acquisitions and which do not qualify as Permitted Acquisition Investment Loans, including, without limitation, (i) Investments from Loan Parties to Springing Loan Parties or Targets, and (ii) Investments from Springing Loan Parties to Targets, in each case for the purpose of paying transaction consideration.
“Permitted Assignees” means: (a) Agent, any Lender or any of their direct or indirect Affiliates; and (b) any fund that is administered or managed by Agent or any Lender or an Affiliate of Agent or any Lender.
“Permitted Cure Securities” means any Stock of Borrower other than Disqualified Stock.
“Permitted Cure Sources” means, collectively, (i) Permitted Cure Securities, (ii) Employee Retention Credit proceeds from either factoring or IRS payment, and (iii) so long as the Loan Parties are in pro forma compliance with the financial covenants set forth in Section 8, Net Cash Proceeds received from the sale or other disposition of assets relating to operations of the Loan Parties in jurisdictions other than Core States.
“Permitted Dispositions” means:
(a)    any involuntary condemnation, seizure or taking, by exercise of the power of eminent domain or otherwise, or confiscation or requisition of use of property;
(b)    any involuntary loss, damage or destruction of property, with the Net Cash Proceeds thereof subject to Section 2.3(f);
(c)    sales, abandonment, or other Dispositions of Equipment that is substantially worn, damaged, obsolete or no longer used or useful in the ordinary course of business, with the Net Cash Proceeds thereof subject to Section 2.3(f);
(d)    Dispositions of Inventory, products or services to buyers in the ordinary course of business;

(e)    the use or transfer of money or Cash Equivalents in a manner that is not prohibited by the terms of this Agreement or the other Loan Documents;
(f)    the licensing, on a non-exclusive basis, of Intellectual Property in the ordinary course of business;
(g)    Dispositions of Stock of the Borrower (i) for public offerings, (ii) pursuant to Borrower’s employee stock option plan, (iii) in connection with the compensation of any employee of Borrower or any other Loan Party, or (iv) in exchange for the early termination and extinguishment of existing Indebtedness of the Loan Parties;
(h)    Dispositions of Excluded Property that are sold for fair market value, reasonable equivalent value or otherwise disposed of in the relevant Loan Party’s reasonable business judgment;
(i)    Dispositions of any Real Property (other than the Manassas Property), including pursuant to a sale-leaseback or similar transaction that are sold for fair market value and for cash; provided that the Net Cash Proceeds thereof shall be subject to Section 2.3(f) and, to the extent such Net Cash Proceeds are to be reinvested pursuant to Section 2.3(f), they shall be reinvested solely in assets that are subject to Agent’s Lien hereunder;
(j)    Dispositions, in each case without recourse, of accounts receivable or any delinquent receivables, arising in the ordinary course of business, and only in connection with the compromise, settlement or collection thereof;
(k)    the lapse or abandonment of registered patents, trademarks, copyrights and other Intellectual Property of Borrower or any Loan Party to the extent not economically desirable or useful in the conduct of their business;
(l)    to the extent constituting a Disposition, the making of Restricted Payments that are expressly permitted to be made pursuant to this Agreement;
(m)    to the extent constituting a Disposition, the making of Permitted Investments that are expressly permitted to be made pursuant to this Agreement;
(n)    any Dispositions to the extent constituting the incurrence of Permitted Liens;
(o)    Dispositions (i) from a Loan Party to another Loan Party, including without limitation pursuant to a corporate reorganization provided all parties to such reorganization are Loan Parties and so remain; (ii) from an Excluded Subsidiaries to another Excluded Subsidiary; and (iii) so long as no Default or Event of Default has occurred and is continuing, from a Loan Party to an Excluded Subsidiary in an aggregate amount not to exceed one million Dollars ($1,000,000) per fiscal year, and which, in each case, must be a de minimis component of a Disposition of the Excluded Subsidiary or serve some demonstrable business justification in accordance with the nature of the Loan Parties’ business as set forth on Schedule 7.6;
(p)    Dispositions made pursuant to deferred compensation arrangements in the ordinary course of business;

(q)    the sale or other Disposition of a nominal amount of Stock in any Loan Party in order to qualify members of the board of directors or equivalent governing body of such Loan Party to the extent required by Applicable Law;
(r)    Dispositions of the Stock of any Subsidiary that: (a) is immaterial (in the reasonable discretion of Borrower), regardless of whether such Subsidiary is a Loan Party; (b) is not directly or indirectly wholly-owned by Borrower (except if such Subsidiary is not wholly-owned pursuant to Applicable Law, including without limitation as may be required pursuant to any Applicable Law setting a limit or cap on the ownership of Cannabis Licenses or requiring local residents to have an ownership interest in an entity owning a Cannabis License); or (c) is incorporated or otherwise formed or organized outside the United States of America or Canada, which, in each case, (x) are sold for fair market value and for cash and (y) in each case, with the Net Cash Proceeds thereof subject to the Section 2.3(f);
(s)    Dispositions of Investments in joint ventures to the extent required by, or made pursuant to, customary buy/sell arrangements between the joint venture parties set forth in joint venture agreements and similar binding agreements, which, in each case, (i) are sold for fair market value and for cash and (ii) with the Net Cash Proceeds thereof subject to Section 2.3(f);
(t)    (i) terminations of leases, subleases, licenses, sub-licenses and agreements (including management agreements and other similar agreements) in the ordinary course of business and (ii) the surrender or waiver of contractual rights or the settlement release or surrender of contract or tort claims in the ordinary course of business, in each case, to the extent not interfering in any material respect with the business of the Loan Parties;
(u)    Dispositions of Stock or assets in connection with a Permitted Acquisition to the extent required pursuant to Applicable Law, including without limitation as may be required pursuant to any Applicable Law setting a limit or cap on the ownership of Cannabis Licenses or requiring local residents to have an ownership interest in an entity owning a Cannabis License; provided, for the avoidance of doubt, that Borrower may elect to cause a Disposition of the Stock or assets of one or more Loan Parties in connection with such Permitted Acquisition; provided further, that the Targets shall become Loan Parties or Borrower shall replace the Loan Parties that are disposed of with Excluded Subsidiaries having equal or greater value than the Loan Parties that are disposed of;
(v)    Dispositions of Stock of the Borrower in connection with pre-existing contractual arrangements;
(w)    [reserved];
(x)    the trade-in-kind or exchange of any asset for any other asset or assets of equivalent value (as determined by Borrower in good faith in its reasonable judgement), including any cash or Cash Equivalents solely to the extent necessary in order to achieve an exchange of equivalent value to the extent not exceeding ten percent (10%) of the overall fair market value of the more valuable asset or assets, with any Net Cash Proceeds received subject to Section 2.3(f); and,
(y)    Any other Dispositions of property to Persons that are not Affiliates of any Loan Party, with all such property disposed of pursuant to this clause (y) not to exceed a value of $5,000,000 in any fiscal year, determined by the greater of (i) the aggregate fair market value or (ii) carrying value of such property, which in each case, (x) are sold for fair market value and for cash and (y) with the Net Cash Proceeds thereof subject to Section 2.3(f).

Notwithstanding the foregoing, the Specified Disposition identified on Schedule A-4 hereto shall be deemed a Permitted Disposition for all purposes hereunder provided (x) the final terms of the Specified Disposition are substantially the same as the terms set forth on Schedule A-4 hereto or have otherwise been approved by the Agent (at the direction of the Required Lenders in their sole discretion), and (y) the Net Cash Proceeds from the Specified Disposition are subject to Section 2.3(f) of this Agreement.
“Permitted Indebtedness” means:
(a)    Indebtedness evidenced by this Agreement and the other Loan Documents;
(b)    Indebtedness, incurred in the ordinary course of business, with respect to surety and appeal bonds, performance bonds, bid bonds, appeal bonds, completion guarantees and similar obligations incurred in the ordinary course of business,
(c)    Indebtedness owed to any Person providing property, casualty, liability, or other insurance to any Loan Party, so long as the amount of such Indebtedness is not in excess of the amount of the unpaid cost of, and shall be incurred only to defer the cost of, such insurance for the year in which such Indebtedness is incurred and such Indebtedness is outstanding only during such year;
(d)    Indebtedness incurred in the ordinary course of business in respect of Cash Management Services in an aggregate amount not to exceed Two Million Five Hundred Thousand Dollars ($2,500,000) outstanding at any time;
(e)    Indebtedness held by another Loan Party that is subject to the Global Subordinated Intercompany Note;
(f)    Indebtedness in connection with the purchase, sale, improvement or financing of Acquired Real Property, including without limitation pursuant to the mortgaging of any Acquired Real Property and any sale-leaseback transaction, in an aggregate principal amount not to exceed Five Million Dollars ($5,000,000) outstanding at any time;
(g)    Indebtedness listed on Schedule 4.14 attached hereto;
(h)    Subordinated Indebtedness incurred after the Closing Date (excluding any Indebtedness incurred pursuant to clause (l) of this definition of Permitted Indebtedness) that is otherwise permitted hereunder;
(i)    Permitted Acquisition Indebtedness;
(j)    (i) guaranties of Permitted Indebtedness incurred by another Loan Party, or (ii) guaranties of Permitted Indebtedness incurred by a Springing Loan Party, provided no creditor with respect to the Permitted Indebtedness incurred by such Springing Loan Party is an Affiliate or Insider of Borrower or any of its Subsidiaries;
(k)    Indebtedness issued by Borrower or any Subsidiary after the Closing Date (other than (i) any Indebtedness in respect of the Subordinated Notes and (ii) the Obligations, to the extent owed to Affiliated Lenders) to current or former officers, directors, employees, managers and consultants, and their respective estates, spouses or former spouses, of Borrower or any Subsidiary, incurred in the ordinary course of business up to an aggregate principal amount of $500,000 outstanding at any time;

(l)    Indebtedness under the Subordinated Notes, subject to the Intercreditor Agreement or subordination terms acceptable to the Agent (at the direction of the Required Lenders) (including any unsecured Indebtedness that is exchanged for any Subordinated Notes), provided that the aggregate outstanding principal amount thereof shall not exceed $140,000,000; provided that, for the avoidance of doubt, such Indebtedness may be incurred in connection with a Permitted Acquisition so long as the Agent receives a perfected first-priority Lien on the assets subject to such acquisition (unless Borrower or any of its Subsidiaries incurs any Indebtedness in connection with such Permitted Acquisition pursuant to clause (i) of this definition of Permitted Indebtedness);
(m)    Acquired Indebtedness;
(n)    Indebtedness owed to any Person providing workers’ compensation, health, disability or other employee benefits or property, casualty or liability insurance, pursuant to reimbursement or indemnification obligations to such Person, in each case incurred in the ordinary course of business;
(o)    reasonable and customary indemnification obligations incurred in the ordinary course of business or pursuant to a transaction otherwise permitted under this Agreement, to the extent constituting Indebtedness;
(p)    deferred taxes to the extent constituting Indebtedness;
(q)    [reserved];
(r)    Permitted Refinancing Indebtedness;
(s)    Cannabis Facility Finance Lease Indebtedness;
(t)    Indebtedness in respect of Excluded Property;
(u)    (i) Indebtedness incurred by Jushi Europe SA and/or its Subsidiaries in an amount that shall not exceed the amount of Indebtedness listed on Schedule 1.1(c) and interest on any such Indebtedness (but excluding intercompany Indebtedness) at any one time outstanding, (ii) up to $500,000 for expenses relating to the Jushi Europe Proceeding; and (iii) Indebtedness between Excluded Subsidiaries
(v)    Indebtedness under the Arlington Loan Agreement in an aggregate principal amount not to exceed $6,627,364 at any one time outstanding;
(w)    Indebtedness in connection with the Specified Lease existing on the Closing Date in an aggregate amount not to exceed $43,326,387.31 plus, upon the occurrence of an Adult Use Trigger Event in the Commonwealth of Pennsylvania, an aggregate amount not to exceed $10,000,000 to the extent such additional amount is used with respect to improvements to the Scranton Property, with the amount of such additional Indebtedness to be determined on an as-funded or as-incurred basis regardless of the treatment of such Indebtedness on Borrower’s financial statements;
(x)    Indebtedness in connection with (1) financing of the Manassas Property in an aggregate principal amount not to exceed at any time the lesser of (i) 60% of the fair market value of the Manassas Property at the time of incurrence and (ii) $30,000,000 (provided, for the avoidance of doubt, that this cap may not be adjusted upward due to subsequent appraisals of the Manassas Property); and (2)

if applicable, the construction costs in connection with additional construction with respect to the Manassas Property in an aggregate principal amount not to exceed (i) prior to the occurrence of an Adult Use Trigger Event in the Commonwealth of Virginia, the lesser of (A) 60% of the fair market value of the Manassas Property at the time of incurrence and (B) $3,000,000 or (ii) upon the occurrence of an Adult Use Trigger Event in the Commonwealth of Virginia, the lesser of (A) 60% of the fair market value of the Manassas Property at the time of incurrence and (B) $10,000,000, and in connection with such Indebtedness Agent and/or the Lenders, as applicable, shall use commercially reasonable efforts to enter into an intercreditor agreement and/or such other documentation reasonably requested by any prospective lender and in form and substance acceptable to the Agent (at the direction of the Required Lenders) to establish the relative priority of Liens on the Manassas Property, provided that no Loan Party other than Dalitso, LLC, JREHVA, LLC, Jushi VA, LLC or Borrower may become an obligor or guarantor of any Indebtedness incurred under the FVC Loan Agreement;
(y)    Permitted Purchase Money Indebtedness in an aggregate outstanding principal amount not to exceed $5,000,000, plus (x) an additional aggregate principal amount not to exceed $5,000,000 upon the occurrence of an Adult Use Trigger Event in the Commonwealth of Pennsylvania (solely to the extent that the proceeds of such Indebtedness are used with respect to operations of the Loan Parties in the Commonwealth of Pennsylvania), and (y) an additional aggregate principal amount not to exceed $5,000,000 upon the occurrence of an Adult Use Trigger Event in the Commonwealth of Virginia (solely to the extent that the proceeds of such Indebtedness are used with respect to operations of the Loan Parties in the Commonwealth of Virginia);
(z)    Additional Indebtedness (including Permitted Acquisition Indebtedness) in an aggregate principal amount not to exceed $3,000,000;
(aa)    Indebtedness under the Dickson City Loan Agreement in an aggregate principal amount not to exceed $2,745,193 at any one time outstanding;
(bb)    Indebtedness in respect of any mortgage financing or sale-leaseback arrangement with respect to the Toledo Property in an aggregate amount not to exceed at any time the lesser of (i) 60% of the fair market value of the Toledo Property at the time of incurrence (as determined by Borrower in its sole but reasonable discretion) and (ii) $10,000,000; provided that such Indebtedness matures not less than one (1) year after the Maturity Date and has an interest rate not to exceed eleven percent (11%) per annum, payable in cash;
(cc)    Indebtedness of Borrower or any Subsidiary in an aggregate principal amount or liquidation preference outstanding at the time of incurrence, together with any Permitted Refinancing in respect thereof incurred pursuant to clause (r) of this definition of Permitted Indebtedness, not greater than an amount equal to 100% of the amount of net cash proceeds received by Borrower and its Subsidiaries since immediately after the Closing Date from Specified Contributions to the extent such Specified Contributions have not otherwise been applied in accordance with the express terms hereof;
(dd)    Indebtedness of Borrower or any Subsidiary incurred to finance a Permitted Acquisition or incremental Capital Expenditures in an amount not to exceed the amount of Retained ECF and Declined ECF Proceeds actually used to fund any such transaction.
provided that in no event shall (1) Jushi Europe SA and/or its Subsidiaries be permitted to incur any Indebtedness under this definition of Permitted Indebtedness other than Indebtedness permitted by clauses (u)(i) and (ii) above and (2) any Loan Party be permitted to incur any Indebtedness under this definition of “Permitted Indebtedness” with respect to the Manassas Property or secured by a Lien on any property constituting the Manassas Property, other than Indebtedness permitted by clause (x) above, provided that, for the avoidance of doubt, this subclause (2) does not prohibit any Loan Party from incurring any Permitted Purchase Money Indebtedness or other Indebtedness for equipment that is used and/or stored on the Manassas Property or fixtures that are attached to the Manassas Property .
“Permitted Investments” means:
(a)    Investments in cash and Cash Equivalents;
(b)    Investments in negotiable instruments deposited or to be deposited for collection in the ordinary course of business and consistent with past practice;
(c)    advances (including to trade creditors) made in connection with purchases of goods or services in the ordinary course of business;
(d)    Stock or other securities acquired in connection with the satisfaction or enforcement of Indebtedness (including in connection with the Employee Notes) or claims due or owing to a Loan Party (in bankruptcy of customers or suppliers or otherwise outside the ordinary course of business) or as security for any such Indebtedness or claims; provided that any such Investments in Stock or other securities acquired outside of a bankruptcy, insolvency or other formal debt enforcement proceeding shall not exceed $2,000,000 at any one time outstanding;
(e)    deposits of cash made in the ordinary course of business to secure performance of operating leases by Borrower or another Loan Party that is lessee under such lease;
(f)    Investments by a Loan Party in another Loan Party;
(g)    Investments by a Loan Party in an Excluded Subsidiary that is wholly-owned by a Loan Party in connection with the leasing of real property provided such leasing serves some demonstrable business justification in accordance with the nature of the Loan Parties’ business as set forth on Schedule 7.6;
(h)    to the extent constituting an Investment, transactions otherwise permitted by Section 7.1, 7.3 and 7.8;
(i)    Investments in connection with the development of the Manassas Property not to exceed, on a cumulative basis, $5,000,000, plus net cash proceeds from Specified Contributions received by Borrower and its Subsidiaries since immediately after the Closing Date to the extent such Specified Contributions have not otherwise been applied in accordance with the terms hereof,
(j)    Permitted Acquisition Investment Loans in an amount not to exceed: (i) $5,000,000 in the aggregate at any time outstanding, plus (ii) net cash proceeds from Specified Contributions received by Borrower and its Subsidiaries since immediately after the Closing Date to the extent such Specified Contributions have not otherwise been applied in accordance with the terms hereof, plus (iii) the amount of Retained ECF and Declined ECF Proceeds to the extent such Retained ECF and Declined ECF Proceeds have not otherwise been applied in accordance with the terms hereof, provided that any Permitted Acquisition Investment Loans that are subject to a Terminated Permitted Acquisition shall thereafter automatically convert into Unrecovered Permitted Acquisition Investment Loans and shall be subject to the Shared Cap;

(k)    Permitted Acquisition Investments in an amount not to exceed: (i) $6,500,000 in the aggregate at any time outstanding, plus (ii) an additional $2,000,000 upon closing of the Specified Disposition, plus (iii) net cash proceeds from Specified Contributions received by Borrower and its Subsidiaries since immediately after the Closing Date to the extent such Specified Contributions have not otherwise been applied in accordance with the terms hereof, plus (iv) an amount not to exceed the amount of Retained ECF and Declined ECF Proceeds to the extent such Retained ECF and Declined ECF Proceeds have not otherwise been applied in accordance with the terms hereof, provided that any Permitted Acquisition Investments that are subject to a Terminated Permitted Acquisition shall thereafter automatically convert into Unrecovered Permitted Acquisition Investments and shall be subject to the Shared Cap;
(l)    Investments in Acquired Real Property and the improvement of same, in an amount not to exceed $5,000,000 in cash; and
(m)    other Investments not to exceed $1,000,000 in the aggregate at any time outstanding, plus the net cash proceeds from Specified Contributions received by Borrower and its Subsidiaries since immediately after the Closing Date to the extent such Specified Contributions have not otherwise been applied in accordance with the express terms hereof;
provided, however, that in no event shall any Loan Party be permitted to make an Investment under this definition of “Permitted Investments” with respect to the Manassas Property, other than Investments permitted by clause (i) above, provided that, for the avoidance of doubt, this clause does not prohibit any Loan Party from making any Permitted Investment for equipment that is used and/or stored on the Manassas Property or fixtures that are attached to the Manassas Property.
“Permitted Liens” means:
(a)    Agent’s Liens;
(b)    Liens for unpaid Taxes that either (i) are not yet delinquent, or (ii) do not have priority over Agent’s Liens and the underlying Taxes are the subject of Permitted Protests;
(c)    judgment Liens arising solely as a result of the existence of judgments, orders, or awards that do not constitute an Event of Default under Section 9.1(g) of this Agreement;
(d)    Liens set forth on Schedule P-1, provided that to qualify as a Permitted Lien, any such Lien described on Schedule P-1 shall only secure the Indebtedness that it secures on the Closing Date or any Indebtedness such Liens are contractually obligated to secure on the Closing Date;
(e)    the interests of lessors under operating leases and UCC financing statements filed as a precautionary measure in connection with operating leases or consignment of goods;
(f)    easements, rights-of-way, zoning restrictions, minor defects or irregularities in title and other similar encumbrances, none of which interfere in any material respect with the ordinary course of business of the Loan Parties (taken as a whole);
(g)    Liens arising by operation of law in favor of warehousemen, landlords, carriers, mechanics, materialmen, laborers, repairmen, workmen or suppliers, or other statutory Liens, incurred in the ordinary course of business and not in connection with the borrowing of money, and which Liens either are for sums not yet delinquent or are subject to Permitted Protest;

(h)    Liens on amounts pledged or deposited in connection with obtaining worker’s compensation or other unemployment insurance;
(i)    Liens on amounts deposited to secure any Loan Party’s obligations in connection with the making or entering into of bids, tenders, trade contracts (other than for borrowed money), government contracts, statutory obligations, leases and other obligations of a like nature, or leases in the ordinary course of business and not in connection with the borrowing of money;
(j)    Liens on amounts deposited to secure any Loan Party’s obligations as security for surety, stay, custom, appeal performance and return of money bonds, and bonds of a like nature, in connection with obtaining such bonds in the ordinary course of business;
(k)    non-exclusive licenses of Intellectual Property in the ordinary course of business;
(l)    [Reserved];
(m)    Liens securing obligations under the Subordinated Notes so long as such Liens are subject and subordinate to the Lender Group’s Lien under the Loan Documents pursuant to the Intercreditor Agreement;
(n)    [Reserved];
(o)    Liens on deposit accounts granted or arising in the ordinary course of business in favor of depositary banks maintaining such deposit accounts solely to secure customary account fees and charges payable with respect to such Deposit Accounts and overdrafts not in violation of this Agreement;
(p)    Permitted Priority Liens;
(q)    [Reserved];
(r)    Liens securing Indebtedness incurred pursuant to clauses (e), (h) and (l) of the definition of Permitted Indebtedness;
(s)    Liens on the assets of Jushi Europe SA and/or its Subsidiaries securing Indebtedness incurred pursuant to clauses (u)(i) and (ii) of the definition of Permitted Indebtedness;
(t)    Liens on the assets of any Loan Party other than the owner of the Manassas Property securing any Permitted Refinancing of Indebtedness in respect of the FVC Loan Agreement, provided that (i) FVCBank is not a lender in respect of such Permitted Refinancing, (ii) such Liens are subordinate to Agent’s Liens and (iii) the lender or agent, as applicable, in respect of such Permitted Refinancing is party to an intercreditor agreement with the Agent in form and substance reasonably acceptable to the Agent (acting at the direction of the Required Lenders); and
(u)    Other Liens as to which the aggregate amount of the obligations secured thereby does not exceed $3,000,000.
“Permitted Priority Liens” means the following:
(a)    statutory Permitted Liens which are non-consensual;

(b)    Liens on the Manassas Property securing Indebtedness incurred pursuant to clause (x) of the definition of Permitted Indebtedness, provided that to the extent such Indebtedness is a Permitted Refinancing of Indebtedness under the FVC Loan Agreement, such refinanced Liens shall only constitute Permitted Priority Liens to the extent that the Agent holds a perfected second-priority Lien on the Manassas Property for the benefit of the Lenders pursuant to a Mortgage and Mortgage Supporting Documents in form and substance reasonably satisfactory to the Agent (at the direction of the Required Lenders);
(c)    Liens on the Arlington Property securing Indebtedness incurred pursuant to clause (v) of the definition of Permitted Indebtedness, provided that to the extent such Indebtedness is a Permitted Refinancing of Indebtedness under the Arlington Loan Agreement, such refinanced Liens shall only constitute Permitted Priority Liens to the extent that the Agent holds a perfected second-priority Lien on the Arlington Property for the benefit of the Lenders pursuant to a Mortgage and Mortgage Supporting Documents in form and substance reasonably satisfactory to the Agent (at the direction of the Required Lenders);
(d)    Liens on the Dickson City Property securing Indebtedness incurred pursuant to clause (aa) of the definition of Permitted Indebtedness, provided that to the extent such Indebtedness is a Permitted Refinancing of Indebtedness under the Dickson City Loan Agreement, such refinanced Liens shall only constitute Permitted Priority Liens to the extent that the Agent holds a perfected second-priority Lien on the Dickson City Property for the benefit of the Lenders pursuant to a Mortgage and Mortgage Supporting Documents in form and substance reasonably satisfactory to the Agent (at the direction of the Required Lenders);
(e)    Liens on the Toledo Property securing Indebtedness incurred pursuant to clause (bb) of the definition of Permitted Indebtedness, provided that such Liens shall only constitute Permitted Priority Liens to the extent that the Agent holds a perfected second-priority Lien on the Toledo Property for the benefit of the Lenders pursuant to a Mortgage and Mortgage Supporting Documents in form and substance reasonably satisfactory to the Agent (at the direction of the Required Lenders), and provided further that the Agent (at the direction of the Required Lenders) shall use commercially reasonable efforts to enter into an intercreditor agreement between Agent and any lender or agent that holds the perfected first-priority Lien on the Toledo Property as required pursuant to subclause (vi) of the definition of Mortgage Supporting Documents; and;
(f)    Liens securing Permitted Purchase Money Indebtedness;
(g)    Liens securing Permitted Acquisition Indebtedness; provided that any such Lien attaches only to those assets acquired in such Permitted Acquisition and/or the Stock of a Springing Loan Party that is a party to the applicable Permitted Acquisition; provided further that such Liens shall only constitute Permitted Priority Liens to the extent that the Agent holds a perfected second-priority Lien on the assets acquired in such Permitted Acquisition and/or the Stock of a Springing Loan Party that is a party to the applicable Permitted Acquisition, as applicable;
(h)    Liens securing Cannabis Facility Finance Lease Indebtedness; provided that such Liens shall only constitute Permitted Priority Liens to the extent that the Agent holds a perfected second-priority Lien on such assets and/or Stock;

(i)    Liens securing Acquired Indebtedness; provided such Liens have the same priority as existed immediately prior to the Permitted Acquisition pursuant to which such Acquired Indebtedness was acquired;
(j)    Liens on Excluded Property, including the interests of lessors under Finance Leases;
(k)    Liens in connection with the purchase, sale, improvement or financing of any Acquired Real Property, and which may include, without limitation, the mortgaging of any such property and any sale-leaseback transactions, securing Indebtedness that constitutes Permitted Indebtedness and which (subject to subclause (t) of the definition of Permitted Liens with respect to the Manassas Property) is solely secured by such Acquired Real Property; and
(l)    the Liens existing on the Closing Date that are expressly noted on Schedule P-1 as being Permitted Priority Liens.
“Permitted Protest” means the right of Borrower or any of its Subsidiaries to protest any Lien (other than any Lien that secures the Obligations), taxes (other than payroll taxes or taxes that are the subject of a United States federal tax lien) or rental payment, provided that (a) a reserve with respect to such obligation is established on Borrower’s or any of its Subsidiaries’ books and records in such amount as is required under GAAP, (b) any such protest is instituted promptly and prosecuted diligently by Borrower or its Subsidiaries, as applicable, in good faith, and (c) the Required Lenders are reasonably satisfied that, while any such protest is pending, there will be no material impairment of the enforceability, validity, or priority of any of Agent’s Liens or result in a Material Adverse Effect. Permitted Protests shall expressly include the tax matter disclosed in “Note 20 – Income Taxes” in the Borrower’s Annual Report on Form 10-K for the year ended December 31, 2023 and the tax matter set forth on Schedule P-2.
“Permitted Purchase Money Indebtedness” means, as of any date of determination, Indebtedness incurred after the Closing Date and at the time of, or within one hundred eighty (180) days after, the acquisition of any fixed or capital assets (excluding for the avoidance of doubt any Excluded Property) for the purpose of financing all or any part of the acquisition cost of such fixed or capital assets.
“Permitted Refinancing Indebtedness” means Indebtedness incurred refinancing or extending the term of the Indebtedness described in clauses (a) through (dd) (excluding (l) and (cc)) in the definition of “Permitted Indebtedness”; provided such Indebtedness (i) has an aggregate outstanding principal amount that is no greater than the aggregate principal amount of the Indebtedness being refinanced or extended, except by an amount equal to the unpaid accrued interest and premium thereon, defeasance costs and other reasonable amounts paid and fees and expenses incurred in connection therewith, (ii) except as set forth in subclause (t) of the definition of Permitted Liens with respect to the Manassas Property, is not secured by a Lien on any assets other than the collateral securing the Indebtedness being refinanced or extended, (iii) does not include any obligors other than obligors with respect to the Indebtedness being refinanced or extended, (iv) is payment and/or Lien subordinated to the Term Loans at least to the same extent and in the same manner as the Indebtedness being refinanced or extended, and (v) does not have a stated maturity or weighted average life that is earlier than the Indebtedness being refinanced or extended.
“Petty Cash Accounts” means Deposit Accounts with deposits at any time in an amount not in excess of $1,000,000 for any one account and $5,000,000 in the aggregate for all such accounts.

“Person” means natural persons, corporations, limited liability companies, limited partnerships, general partnerships, limited liability partnerships, joint ventures, trusts, land trusts, business trusts, or other organizations, irrespective of whether they are legal entities, and governments and agencies and political subdivisions thereof.
“Projections” means Borrower’s and its Subsidiaries’ forecasted (a) balance sheets, (b) profit and loss statements, and (c) cash flow statements, together with appropriate supporting details and a statement of underlying assumptions.
“Pro Rata Share” means, as of any date of determination, with respect to any Lender, the percentage obtained by dividing (i) the Term Loan Exposure of such Lender by (ii) the aggregate Term Loan Exposure of all Lenders, as the applicable percentage may be adjusted by assignments permitted pursuant to Section 15.1.
(m)    “Proposed Alternative Financing” means any incremental Permitted Indebtedness evidenced by this Agreement and the other Loan Documents to be provided by New Accordion Lenders as an Accordion Increase pursuant to Section 2.12, including any issuance of Stock or equity-linked securities or modification of existing equity-linked securities owned by such New Accordion Lenders.
“Public Side Lender” has the meaning specified therefor in Section 6.1.
“Qualified Stock” means and refers to any Stock issued by Borrower (and not by one or more of their Subsidiaries) that is not a Disqualified Stock.

“Real Property” means any estates or interests in real property now owned or hereafter acquired (including any leasehold interest(s) relating thereto) by any Loan Party and the improvements thereto.
“Recipient” means (a) Agent, or (b) any Lender, as applicable.
“Register” has the meaning specified therefor in Section 15.1(a)(iii).
“Regulatory Authority” means each political subdivision authorized under Cannabis Law to regulate the growth, processing, testing, and sale of cannabis or medical marijuana in each state in which Borrower operates.
“Reinvestment Yield” means, with respect to the Called Principal of any Term Loan, 50 basis points (one-half of one percent) over the yield to maturity implied by (i) the yields reported as of 10:00 a.m., New York City time, on the second Business Day preceding the repayment or prepayment date with respect to such Called Principal, on the display designated as “Page PX1” on the Bloomberg Financial Market Service (“Bloomberg”) (or such other display as may replace Page PX1 on Bloomberg) or, if Page PX1 (or such other display as may replace Page PX1 on Bloomberg ) is unavailable, “Page 678” of the Telerate Access Service (or such other display as may replace Page 678 of the Telerate Access Service) for the most recently issued actively traded U.S. Treasury securities having a maturity equal to the Remaining Life of such Called Principal as of such repayment or prepayment date, or (ii) if such yields are not reported as of such time or the yields reported as of such time are not ascertainable (including by way of interpolation), the Treasury Constant Maturity Series Yields reported, for the latest day for which such yields have been so reported as of the second Business Day preceding the repayment or prepayment date with respect to such Called Principal, in Federal Reserve Statistical Release H.15 (519) (or any comparable successor publication) for actively traded U.S. Treasury securities having a constant maturity equal to the Remaining Life of such Called Principal as of such repayment or prepayment date. Such implied yield will be determined, if necessary, by (a) converting U.S. Treasury bill quotations to bond equivalent yields in accordance with accepted financial practice and (b) interpolating linearly between (1) the actively traded U.S. Treasury security with the maturity closest to and greater than such Remaining Life and (2) the actively traded U.S. Treasury security with the maturity closest to and less than such Remaining Life. The Reinvestment Yield shall be rounded to two decimal places.
“Rejection Notice” has the meaning specified therefor in Section 2.3(f)(iii).
“Release” means any spilling, leaking, seepage, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing, depositing, emanating or migrating in, into, onto or through the environment.
“Remaining Life” means, with respect to any Called Principal, the time (calculated to the nearest one-twelfth year) that will elapse between the date on which such Called Principal is to be repaid and the Make-Whole Expiry Date.
“Remaining Scheduled Payments” means, with respect to the Called Principal of any Term Loan, all payments of interest in respect of such Called Principal that would be due after the repayment or prepayment date through the Make-Whole Expiry Date with respect to such Called Principal if no payment of such Called Principal were made.
“Remedial Action” means all actions taken to (a) clean up, remove, remediate, contain, treat, monitor, assess, evaluate, or in any way address Hazardous Materials in the indoor or outdoor environment, (b) prevent or minimize a Release or threatened Release of Hazardous Materials so they do not migrate or endanger or threaten to endanger public health or welfare or the indoor or outdoor environment, (c) restore or reclaim natural resources or the environment, (d) perform any pre-remedial studies, investigations, or post-remedial operation and maintenance activities, or (e) conduct any other actions with respect to Hazardous Materials required by Environmental Laws.
“Replacement Lender” has the meaning specified therefor in Section 2.11(b).
“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the thirty (30) day notice period has been waived.
“Required Lenders” means, at any time, Lenders having or holding more than fifty percent (50.00%) of the aggregate Term Loan Exposure of all Lenders (subject to Section 2.2(f) in respect of Defaulting Lenders); provided that so long as any Material Lenders have or hold at least twenty-five percent (25.00%) of the aggregate Term Loan Exposure of all Lenders, calculated without giving effect to any Term Loan Exposure with respect to the Accordion Increase (unless any such Term Loan Exposure with respect to the Accordion Increase is held by Material Lenders) (subject to Section 2.2(f) in respect of Defaulting Lenders), such Material Lenders shall be included in the calculation of “Required Lenders”; provided further that to the extent that Affiliated Lenders have or hold in excess of forty-five percent (45.00%) of the aggregate Term Loan Exposure of all Lenders (subject to Section 2.2(f) in respect of Defaulting Lenders), the amount of the aggregate Term Loan Exposure in excess of forty-five percent (45.00%) of such aggregate Term Loan Exposure held by Affiliated Lenders shall not be included in the calculation of “Required Lenders”.

“Restricted Payment” means to (a) declare or pay any dividend or make any other payment or distribution, directly or indirectly, on account of Stock issued by any other Loan Party (including any payment in connection with any merger or consolidation involving any Loan Party) or to the direct or indirect holders of Stock issued by any Loan Party in their capacity as such (other than: (i) dividends or distributions payable in Qualified Stock issued by a Loan Party; (ii) dividends or other payments an Acquired Loan Party is contractually obligated to make and such contractual obligation was not created in contemplation of avoiding the contractual obligations of the Loan Parties under the Loan Documents or (iii) dividends or other payments from a Subsidiary to Borrower or another Loan Party; (b) purchase, redeem, make any sinking fund or similar payment, or otherwise retire for value any Stock issued by any Loan Party except in connection with and to the extent necessary to effectuate Borrower’s or its Affiliate’s listing on a public securities market in the United States, including without limitation the New York Stock Exchange or the NASDAQ; (c) make any payment to retire, or to obtain the surrender of, any outstanding warrants, options, or other rights to acquire Stock of any Loan Party now or hereafter outstanding, except: (1) in connection with the repayment or forgiveness of the Employee Notes; or (2) in connection with and to the extent necessary to effectuate Borrower’s or its Affiliate’s listing on a public securities market in the United States, including without limitation the New York Stock Exchange or the NASDAQ, (d) make, or cause or suffer to permit any Loan Party to make, any payment or prepayment of principal of, premium, if any, or interest on, or redemption, purchase, retirement, defeasance (including in-substance or legal defeasance), sinking fund or similar payment with respect to, any Subordinated Indebtedness (including, without limitation, Indebtedness under the Subordinated Notes except as permitted hereunder or under the Intercreditor Agreement), provided that this subsection (d) shall not prohibit any Loan Party from forgiving or making “gross-up” or similar payments in connection with the Employee Notes (including with respect to all Taxes associated with the Employee Notes and the forgiveness thereof), which shall expressly be permitted hereunder, and (e) make any payment with respect to any earnout obligation or similar deferred or contingent obligation to employees, consultants, officers or directors of any Loan Party other than (1) pursuant to a Permitted Acquisition (so long as Borrower is in pro forma compliance with the financial covenants in Section 8 and no Event of Default has occurred and is continuing), (2) pursuant to a contractual arrangement in place prior to the Closing Date and which was not created in contemplation of avoiding the contractual obligations of the Loan Parties under the Loan Documents, or (3) bonuses, commissions, or similar payments to employees, consultants, officers and directors of the Loan Parties in the ordinary course of business pursuant to an employee stock option or other compensation plan or as may have been approved in writing by a majority of the independent members of such Loan Party’s Board of Directors (or comparable governing body) or a committee thereof, and provided, for the avoidance of doubt, the provisions of this subsection shall not prohibit Borrower or any Subsidiary from paying earnouts or similar deferred or contingent obligations in connection with Permitted Acquisitions so long as Borrower is in pro forma compliance with the financial covenants in Section 8 and no Event of Default has occurred and is continuing). In no event shall: (x) ordinary course lease payments to third parties, (y) management and similar fees under leases with third parties, or (z) broker, underwriter and similar fees in connection with any offering of Stock of a Loan Party constitute Restricted Payments for any reason hereunder, and each of the foregoing clauses (x), (y) and (z) shall expressly be permitted hereunder in the ordinary course of business.
“Retained ECF” has the meaning specified therefor in Section 2.3(f)(iii).
“S&P” has the meaning specified therefor in the definition of Cash Equivalents.
“Sammartino” means Sammartino Investments LLC, a Delaware limited liability company.

“Sammartino Notes” means, collectively, (i) that certain Promissory Note, dated as of November 4, 2022, issued jointly and severally by Borrower and Valiant to Sammartino and (ii) that certain Promissory Note, dated as of September 10, 2021, issued jointly and severally by Borrower and Valiant to Sammartino, in each case as amended, restated, amended and restated, supplemented or otherwise modified from time to time prior to the Closing Date.
“Sanctioned Jurisdiction” means, at any time, a country, territory or geographical region which is itself the target of comprehensive Sanctions Laws (currently, Venezuela, Cuba, Iran, North Korea, Sudan, Syria and the Crime, the so-called Donetsk People’s Republic and the so-called Luhansk People’s Republic regions of Ukraine).
“Sanctioned Entity” means (a) a country, region or territory or a government of a country, region or territory, (b) an agency of the government of a country, region or territory, (c) an organization directly or indirectly controlled by a country, region or territory, or its government, (d) a Person resident in or determined to be resident in a country, region or territory, in each case, that is subject to a country, region or territory, as applicable, sanctions program administered and enforced by OFAC.
“Sanctioned Person” means any Person that is a designated target of any Sanctions Laws or is otherwise a subject of Sanctions Laws, including as a result of being (i) owned, held or controlled by any Person which is a designated target of Sanctions Laws, (ii) located or resident in, a national of, or organized under the laws of, any country that is subject to general or country-wide Sanctions Laws, or (iii) a Person named on the list of Specially Designated Nationals maintained by OFAC, or any Person owned fifty percent (50.00%) or more by one or more of such Persons.
“Sanctions Laws” means all Applicable Laws concerning or relating to economic or financial sanctions, requirements or trade embargoes imposed, administered or enforced from time to time by OFAC, including, but not limited to, the following (together with their implementing regulations, in each case, as amended from time to time): the International Security and Development Cooperation Act (ISDCA) (22 U.S.C. §23499aa-9 et seq.) and the Trading with the Enemy Act (TWEA) (50 U.S.C. §5 et seq.).
“Scranton Property” means that certain real property located at 2000 Rosanna Ave., Scranton, PA 18509, together with the improvements thereon.
“SEC” means the United States Securities and Exchange Commission and any successor thereto.
“Securities Account” means a securities account (as that term is defined in the Code).
“Security” means, collectively, all present and future guarantees and Liens granted by Borrower or any of its Subsidiaries to Agent as Security for all or any part of the Obligations.
“Shared Cap” means an amount not to exceed $20,000,000 at any given time in the aggregate for Acquired Indebtedness, Cannabis Facility Finance Lease Indebtedness, Permitted Acquisition Indebtedness, Unrecovered Permitted Acquisition Investment Loans and Unrecovered Permitted Acquisition Investments.
“Solvent” means, with respect to any Person as of any date of determination, that (a) at fair valuations, the sum of such Person’s debts (including contingent liabilities) is less than all of such Person’s assets, (b) such Person is not engaged or about to engage in a business or transaction for which the remaining assets of such Person are unreasonably small in relation to the business or transaction or for which the property remaining with such Person is an unreasonably small capital, and (c) such Person has not incurred and does not intend to incur, or reasonably believe that it will incur, debts beyond its ability to pay such debts as they become due (whether at maturity or otherwise), and (d) such Person is “solvent” or not “insolvent”, as applicable within the meaning given those terms and similar terms under Applicable Laws relating to fraudulent transfers and conveyances. For purposes of this definition, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability (irrespective of whether such contingent liabilities meet the criteria for accrual under Statement of Financial Accounting Standard No. 5).
“Specified Contribution” means the cash or Cash Equivalents (valued at their fair market value as determined in good faith by senior management or the Board of Directors of Borrower) received by Borrower after the Closing Date from (i) contributions to its common equity capital and (ii) the sale (other than to a Subsidiary of Borrower or to any Subsidiary management equity plan or stock option plan or any other management or employee benefit plan or agreement) of Stock (other than Disqualified Stock) of Borrower, in each case designated as Specified Contributions pursuant to a certificate of the chief executive officer or chief financial officer of Borrower, which certificate shall also certify that such Specified Contributions shall be applied in accordance with the express terms hereof and identify the provisions hereof that expressly permit such application.
“Specified Disposition” means the disposition set forth on Schedule A-4 hereof.
“Specified Event of Default” has the meaning specified therefor in Section 2.3(g)(iii).
“Specified Indebtedness Repayment Offer” has the meaning specified therefor in Section 7.7.
“Specified Indebtedness Repayment Offer Notice” has the meaning specified therefor in Section 7.7.
“Specified Indebtedness Repayment Offer Price” has the meaning specified therefor in Section 7.7.
“Specified Lease” means that certain Lease Agreement, dated April 6, 2018 by and between IIP-PA 1, LLC, a Delaware limited liability company and Pennsylvania Medical Solutions, LLC, a Pennsylvania limited liability company.
“Springing Loan Party” means an Excluded Subsidiary that will become a Loan Party upon the closing of a Permitted Acquisition and/or the satisfaction of certain other conditions precedent, with the name of such Excluded Subsidiary and the conditions precedent set forth on Schedule A-5 hereof, which may be updated from time to time by Borrower with the reasonable approval of Agent (at the direction of the Required Lenders).
“Stock” means, with respect to a Person, all of the shares, options, warrants, interests, participations, or other equivalents (regardless of how designated) of or in such Person, whether voting or nonvoting, including capital stock (or other ownership or profit interests or units), preferred stock, or any other “equity security” (as such term is defined in Rule 3a11-1 of the General Rules and Regulations promulgated by the SEC under the Exchange Act).

“Subordinated Indebtedness” means Indebtedness contractually subordinated or expressly junior in right of payment to the Obligations, pursuant to a subordination and intercreditor agreement in form and substance reasonably satisfactory to the Required Lenders.
“Subordinated Notes” means the 12% Second Lien Notes due December 7, 2026 issued by Borrower pursuant to, and governed by, the Subordinated Notes Indenture, as may be amended, supplemented or otherwise modified from time to time pursuant to the terms thereof.
“Subordinated Notes Indenture” means that certain Trust Indenture, dated as of December 7, 2022, between Borrower, as issuer, and the Subordinated Notes Trustee, as the same may be amended, supplemented or otherwise modified from time to time, providing for the issue of the Subordinated Notes.
“Subordinated Notes Loan Documents” means the Subordinated Notes, the Subordinated Notes Indenture, the Subordinated Notes Security Agreement, and such other instrument or agreement entered into, now or in the future, in connection with the Subordinated Notes, in each case, as the same may be amended, supplemented or otherwise modified from time to time.
“Subordinated Notes Security” means the Lien granted to for the benefit of the holders of the Subordinated Notes under the Subordinated Notes Security Agreement.
“Subordinated Notes Security Agreement” means that certain Guaranty and Collateral Security Agreement, dated as of December 7, 2022, executed and delivered by Borrower and certain Subsidiaries of Borrower identified as Grantors therein, to Acquiom Agency Services, LLC, as collateral agent for the holders of the Subordinated Notes, as the same may be amended, supplemented or otherwise modified from time to time, which will provide, among other things, that the Subordinated Notes Security shall be subject and subordinate to the Lender Group’s Lien with respect to any common Collateral.
“Subordinated Notes Trustee” means Odyssey Trust Company.
“Subsidiary” of a Person means a corporation, partnership, limited liability company, or other entity in which that Person directly or indirectly owns or controls the Stock having ordinary voting power to elect a majority of the Board of Directors of such corporation, partnership, limited liability company, or other entity. Unless otherwise indicated, any use of the term Subsidiary means a Subsidiary of Borrower; provided that Jushi Europe and each Subsidiary of Jushi Europe shall be deemed to not be a Subsidiary of any Loan Party.
“Synthetic Lease” means (a) a so-called “synthetic”, “off-balance sheet” or “tax retention” lease; or (b) an agreement for the use or possession of property creating Obligations that do not appear on the balance sheet of such Person but, upon the insolvency or bankruptcy of such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).
“Target” has the meaning specified therefor in the definition of “Permitted Acquisition”.
“Tax Lender” has the meaning specified therefor in Section 16.2(a).
“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), fees, assessments or other charges imposed by any Governmental Authority or Regulatory Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Loan Amount” means forty-eight million five hundred thousand Dollars ($48,500,000) less the Original Issue Discount.
“Term Loans” has the meaning specified therefor in Section 2.1(a).
“Term Loan Exposure” means, with respect to any Lender, as of any date of determination, the outstanding principal amount of the Term Loan held by such Lender at such time.
“Terminated Permitted Acquisition” means a Permitted Acquisition that is terminated prior to closing.
“Title Insurance Policy” means a mortgagee’s loan policy, in form and substance satisfactory to Agent (at the direction of the Required Lenders), together with all reasonable endorsements made from time to time thereto, issued to Agent by or on behalf of a title insurance company selected by or otherwise satisfactory to Agent (at the direction of the Required Lenders) (the “Title Insurance Company”), insuring the Lien created by a Mortgage in an amount and on terms and with such endorsements satisfactory to Agent (at the direction of the Required Lenders), subject to Permitted Liens, delivered to Agent.
“Toledo Property” means that certain real property located at 367-433 East State Line Road, Toledo, OH 43612, together with the improvements thereon.
“United States” means the United States of America.’
“Unrecovered Permitted Acquisition Investment Loans” means Permitted Acquisition Investment Loans made in connection with a Permitted Acquisition that have not been recovered by a Loan Party following a Terminated Permitted Acquisition.
“Unrecovered Permitted Acquisition Investments” means Permitted Acquisition Investments made in connection with a Permitted Acquisition that have not been recovered by a Loan Party following a Terminated Permitted Acquisition.
“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the IRC.
“U.S. Tax Compliance Certificate” has the meaning specified therefor in Section 17.11(f)(B)(3).
“Valiant” means Valiant Enterprises, LLC, a Massachusetts limited liability company.
“Voidable Transfer” has the meaning specified therefor in Section 18.6.
“Warrants” means the warrants to purchase common stock of Borrower issued by Borrower to the Lenders on the Closing Date.
“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

1.2    Accounting Terms. All accounting terms not specifically defined herein shall be construed in accordance with GAAP. When used herein, the term “financial statements” shall include the notes and schedules thereto. Whenever the term “Borrower” is used in respect of a financial covenant or a related definition, it shall be understood to mean Borrower and its Subsidiaries on a consolidated basis, unless the context clearly requires otherwise. Notwithstanding anything to the contrary contained herein, (a) all financial statements delivered hereunder shall be prepared, and all financial covenants contained herein shall be calculated, without giving effect to (i) any election under Accounting Standards Codification 825-10-25 (or any similar accounting principle or other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) permitting a Person to value its financial liabilities or Indebtedness at the fair value thereof or (ii) any treatment of Indebtedness with respect to convertible debt instruments under Accounting Standards Codification 470-20 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any such Indebtedness in a reduced or bifurcated manner as described therein, and such Indebtedness shall at all times be valued at the full stated principal amount thereof and (b) the term “unqualified opinion” as used herein to refer to opinions or reports provided by accountants means an opinion or report that does not include any qualification or supplemental comment concerning the ability of the applicable Person to continue as a going concern or concerning the scope of the audit.
1.3    Code. Any terms used in this Agreement that are defined in the Code shall be construed and defined as set forth in the Code unless otherwise defined herein; provided that to the extent that the Code is used to define any term herein and such term is defined differently in different Articles of the Code, the definition of such term contained in Article 9 of the Code shall govern.
1.4    Construction. Unless the context of this Agreement or any other Loan Document clearly requires otherwise, references to the plural include the singular, references to the singular include the plural, the terms “includes” and “including” are not limiting, and the term “or” has, except where otherwise indicated, the inclusive meaning represented by the phrase “and/or.” The words “hereof,” “herein,” “hereby,” “hereunder,” and similar terms in this Agreement or any other Loan Document refer to this Agreement or such other Loan Document, as the case may be, as a whole and not to any particular provision of this Agreement or such other Loan Document, as the case may be. Section, subsection, clause, schedule, and exhibit references herein are to this Agreement unless otherwise specified. Any reference in this Agreement or in any other Loan Document to any agreement, instrument, or document shall include all alterations, amendments, changes, extensions, modifications, renewals, replacements, substitutions, joinders, and supplements, thereto and thereof, as applicable (subject to any restrictions on such alterations, amendments, changes, extensions, modifications, renewals, replacements, substitutions, joinders, and supplements set forth herein). The words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties. Any reference herein or in any other Loan Document to the satisfaction, prepayment, repayment, or payment in full of the Obligations means (a) the payment or repayment in full in immediately available funds of (i) the principal amount of, and interest accrued and unpaid with respect to, all outstanding Loans, together with the payment of any premium applicable to the repayment of the Loans, including, without limitation, any Make-Whole Amount and Exit Premium, (ii) all Lender Group Expenses that have accrued and are unpaid (other than contingent obligations in respect of which no claim has been made), (iii) all fees or charges that have accrued hereunder or under any other Loan Document and are unpaid, (b) the receipt by Agent of cash collateral in order to secure any other contingent Obligations for which a claim or demand for payment has been made on or prior to such time or in respect of matters or circumstances known to Agent or a Lender at such time that are reasonably expected to result in any loss, cost, damage, or expense (including attorneys’ fees and legal expenses), such cash collateral to be in such amount as Agent reasonably determines is appropriate to secure such contingent Obligations, and (c) the termination of all of the Commitments of the Lenders to Borrower hereunder. Any reference herein to any Person shall be construed to include such Person’s successors and permitted assigns. The words “fair market value,” with respect to any real property, as of any date of determination, shall be construed to mean the fair market value thereof as determined in an appraisal dated no more than one year prior to such date of determination, which appraisal shall be in form and substance, and issued by an independent appraiser, in each case, reasonably acceptable to the Agent (at the direction of the Required Lenders).
1.5    Schedules and Exhibits. All of the schedules and exhibits attached to this Agreement shall be deemed incorporated herein by reference.
2.    LOAN AND TERMS OF PAYMENT.
2.1    Term Loans.
(a)    Term Loans. Subject to the terms and conditions of this Agreement, including the satisfaction (or waiver) of all conditions precedent specified in Section 3.1, and in reliance upon the representations and warranties of the Loan Parties contained herein, on the Closing Date, each Lender agrees (severally, not jointly or jointly and severally) to make a single term loan advance in an amount equal to such Lender’s Pro Rata Share of the Term Loan Amount (the “Term Loans”).
(b)    The Outstanding Amount of the Term Loans and all accrued and unpaid interest thereon shall be due and payable on the earlier of (i) the Maturity Date, (ii) at the election of the Required Lenders, the tenth (10th) day following the occurrence of a Change of Control (provided that, with respect to this clause (b)(ii), in addition to the Outstanding Amount of the Term Loans and all accrued and unpaid interest thereon, the Exit Premium shall also be due and payable), and (iii) the date of the acceleration of the Term Loans in accordance with the terms hereof. Any principal amount of the Term Loans that is repaid or prepaid may not be reborrowed. All principal of, interest on, and other amounts payable in respect of the Term Loans shall constitute Obligations.
2.2    Borrowing Procedures.
(a)    For the Term Loans, full execution of this Agreement by the parties hereto shall be deemed a written and completed request for the Term Loans by Borrower signed by an authorized officer of Borrower and an acceptance of such request by Agent, subject only to Borrower’s satisfaction on the Closing Date of the conditions set forth in Section 3.1 hereof.
(b)    [Reserved].
(c)    [Reserved].
(d)    [Reserved]
(e)    [Reserved].
(f)    Defaulting Lenders.
(i)    Notwithstanding the provisions of Section 2.3(b)(ii), Borrower shall make any payments that, but for this Section 2.2(f), would be due and payable to a Defaulting Lender, directly to Agent, and Agent shall not be obligated to transfer to a Defaulting Lender any payments made by Borrower to Agent for the Defaulting Lender’s benefit or any proceeds of Collateral that would otherwise be remitted hereunder to the Defaulting Lender, and, in the absence of such transfer to the Defaulting Lender, Agent shall transfer any such payments (A) first, to each Non-Defaulting Lender ratably in accordance with their Pro Rata Share (but, in each case, only to the extent that such Defaulting Lender’s portion of the funding obligation was funded by such other Non-Defaulting Lender), (B) to a suspense account maintained by Agent, the proceeds of which shall be retained by Agent, and (C) from and after the date on which all other Obligations have been paid in full, to such Defaulting Lender in accordance with Section 2.3(b)(ii)(J). Solely for the purposes of voting or consenting to matters with respect to the Loan Documents (including the calculation of Pro Rata Share in connection therewith), such Defaulting Lender shall be deemed not to be a “Lender” and such Lender’s Pro Rata Share shall be deemed to be zero. The provisions of this Section 2.2(f) shall remain effective with respect to such Defaulting Lender until the earlier of (x) the date on which all of the Non-Defaulting Lenders, Agent, and Borrower shall have waived, in writing, the application of this Section 2.2(f) to such Defaulting Lender, and (y) the date on which such Defaulting Lender makes payment of all amounts that it was obligated to fund hereunder, pays to Agent all amounts owing by Defaulting Lender in respect of the amounts that it was obligated to fund hereunder, and, if requested by the Borrower, provides adequate assurance of its ability to perform its future obligations hereunder. The operation of this Section 2.2(f) shall not be construed to increase or otherwise affect the Commitment of any Lender, to relieve or excuse the performance by such Defaulting Lender or any other Lender of its duties and obligations hereunder, or to relieve or excuse the performance by any Loan Party of its duties and obligations hereunder to Agent or to the Lenders other than such Defaulting Lender. Any failure by a Defaulting Lender to fund amounts that it was obligated to fund hereunder shall constitute a material breach by such Defaulting Lender of this Agreement. In the event of a direct conflict between the priority provisions of this Section 2.2(f) and any other provision contained in this Agreement or any other Loan Document, it is the intention of the parties hereto that such provisions be read together and construed, to the fullest extent possible, to be in concert with each other. In the event of any actual, irreconcilable conflict that cannot be resolved as aforesaid, the terms and provisions of this Section 2.2(f) shall control and govern.
(ii)    Notwithstanding anything else set forth herein, during the time period that the provisions of this Section 2.2(f) shall remain effective with respect to a Defaulting Lender, if Borrower prepays all or any part of the principal balance as set forth in Section 2.3(e) or Section 2.3(f) during such time period, any Make-Whole Amount due and payable to any such Defaulting Lender in connection with such prepayment shall be deemed to have been irrevocably waived by such Defaulting Lender.
(g)    Independent Obligations. It is understood that (i) no Lender shall be responsible for any failure by any other Lender to perform its obligation to make any Loan (or other extension of credit) hereunder, nor shall any Commitment of any Lender be increased or decreased as a result of any failure by any other Lender to perform its obligations hereunder, and (ii) no failure by any Lender to perform its obligations hereunder shall excuse any other Lender from its obligations hereunder.
2.3    Payments; Termination of Commitments; Prepayments.
(a)    Payments by Borrower. Except as otherwise expressly provided herein, (i) all payments by Borrower due and payable to any Lender pursuant to this Agreement shall be made for the benefit of such Lender to Agent’s Account (for subsequent distribution to each Lender) and shall be made in immediately available funds, no later than 2:00 p.m. (New York time) on the date specified herein and (ii) all payments by Borrower due and payable to Agent pursuant to this Agreement shall be made to Agent at Agent’s Account and shall be made in immediately available funds, no later than 2:00 p.m. (New York time) on the date specified herein. Any payment received by Agent or any Lender later than 2:00

p.m. (New York time) shall be deemed to have been received (unless Agent or such Lender, as applicable, in its sole discretion, elects to credit it on the date received) on the following Business Day and any applicable interest or fee shall continue to accrue until such following Business Day; provided that the failure of Borrower to make a payment to Agent’s Account on or before 2:00 p.m. (New York time) in accordance with the foregoing shall not constitute a Default or an Event of Default so long as such payment is received on the applicable due date provided herein.
(b)    Apportionment and Application.
(i)    So long as no Application Event has occurred and is continuing, all principal and interest payments made by Borrower shall be paid ratably to the Lenders (according to the unpaid principal balance of the Obligations to which such payments relate held by each Lender) and all payments of fees and expenses made by Borrower (other than fees or expenses that are for Agent’s separate account, which fees and expenses shall be paid to Agent) shall be paid ratably to each Lender according to such Lender’s Pro Rata Share of the type of commitment or Obligation to which a particular fee or expense relates. Subject to any applicable regulatory requirements (including any licensing requirements promulgated by applicable Governmental Authorities or Regulatory Authorities), all proceeds of Collateral received by Agent, shall be applied, so long as no Application Event has occurred and is continuing and except as otherwise provided herein with respect to Defaulting Lenders, to be distributed to Borrower (to be wired to the Designated Account) or such other Person entitled thereto under Applicable Law. If any Lender shall receive any amounts with respect to the Obligations at any time that an Application Event has occurred and is continuing, such Lender shall receive such amounts as trustee for Agent, and such Lender shall deliver any such amounts to Agent for application to the Obligations in accordance with Section 2.3(b)(ii).
(ii)    At any time that an Application Event has occurred and is continuing and except as otherwise provided herein with respect to Defaulting Lenders, all payments remitted to Agent or any Lender and all proceeds of Collateral received by Agent shall be applied as follows:
(A)    first, to pay any Lender Group Expenses (including cost or expense reimbursements) or indemnities then due to Agent under the Loan Documents, in each case until paid in full,
(B)    second, to the extent not paid under clause (A) above, ratably, to pay any fees or premiums then due to Agent and the Lenders under the Loan Documents until paid in full,
(C)    third, ratably to pay any Lender Group Expenses (including cost or expense reimbursements) or indemnities then due to any of the Lenders under the Loan Documents until paid in full,
(D)    fourth, to the extent not paid under clause (B) above, ratably, to pay any fees or premiums then due to any of the Lenders under the Loan Documents until paid in full,
(E)    fifth, to pay interest accrued with respect to the Term Loans, ratably, until paid in full,

(F)    sixth, to pay the outstanding principal balance of the Term Loans, ratably in the inverse order of the maturity of the installments due thereunder, until such Loans are paid in full,
(G)    seventh, to pay any other Obligations other than Obligations owed to Defaulting Lenders until paid in full;
(H)    eighth, ratably to pay any Obligations owed to Defaulting Lenders until paid in full; and
(I)    ninth, to Borrower (to be wired to the Designated Account) or such other Person entitled thereto under Applicable Law.
(iii)    Agent promptly shall distribute to each Lender, pursuant to the applicable wire instructions received from each Lender in writing, such funds as it may be entitled to receive.
(iv)    In each instance, so long as no Application Event has occurred and is continuing, Section 2.3(b)(i) shall not apply to any payment made by Borrower to Agent and specified by Borrower to be for the payment of specific Obligations then due and payable (or prepayable) under any provision of this Agreement or any other Loan Document.
(v)    For purposes of Section 2.3(b)(ii), “paid in full” of a type of Obligation means payment in cash or immediately available funds of all amounts owing on account of such type of Obligation, including interest accrued after the commencement of any Insolvency Proceeding, default interest, interest on interest, and expense reimbursements, irrespective of whether any of the foregoing would be or is allowed or disallowed in whole or in part in any Insolvency Proceeding.
(vi)    In the event of a direct conflict between the priority provisions of this Section 2.3 and any other provision contained in this Agreement or any other Loan Document, it is the intention of the parties hereto that such provisions be read together and construed, to the fullest extent possible, to be in concert with each other.
(c)    Termination and Reduction of Commitments. The Commitments to make Term Loans shall automatically terminate upon the making of such Term Loans. Borrower may terminate this Agreement and the Commitments hereunder pursuant to Section 3.6.
(d)    Amortization. Beginning on August 1, 2025, Borrower shall repay the Term Loans in an amount equal to ten percent (10.00%) per annum of the total amount of Term Loans funded to date plus the Exit Premium on such amount, in equal quarterly installments on the first Business Day of each calendar quarter; provided that, the final principal repayment installment of the Term Loans repaid on the Maturity Date shall be, in any event, in an amount equal to the Outstanding Amount on such date plus the Exit Premium on such amount.
(e)    Optional Prepayments. Subject to Section 2.3(g) and any other applicable terms and conditions of this Agreement, Borrower may, upon at least ten (10) Business Days’ prior written notice to Agent, prepay all or any part of the Outstanding Amount.

(f)    Mandatory Prepayments.
(i)    Within three (3) Business Days following the date of receipt by any Loan Party of Net Cash Proceeds exceeding (v) $1,500,000 (with respect to assets in Core States) or (w) $5,000,000 (with respect assets in states other than Core States), in each case, individually or in the aggregate during any calendar year from one or more voluntary or involuntary Dispositions by any Loan Party of property or assets (including the Specified Disposition and all Permitted Dispositions that pursuant to the definition of Permitted Dispositions requires application under this Section 2.3(f)) but excluding the Net Cash Proceeds resulting from (A) the sale of Inventory in the ordinary course of business of the Loan Parties, (B) the sale of Excluded Property, (C) sale and leaseback transactions permitted under Section 7.15 herein, (D) Dispositions made pursuant to subsection (u) of the definition of Permitted Dispositions, (E) any public or private sale of Stock of the Borrower, (F) the conversion of Cash Equivalents and publicly-traded Stock (including without limitation mutual fund securities and publicly traded securities) into cash, (G) legal awards or settlements in favor of any Loan Party arising from or relating to the matters set forth on Schedule 2.3(f) or any other legal award or settlement that is individually less than one million Dollars ($1,000,000), and (H) Tax refunds, rebates and credits paid in cash from a Governmental Authority to a Loan Party (including without limitation refunds received pursuant to Employee Retention Credit proceeds and the factoring thereof, if any), the Borrower shall prepay the Outstanding Amount in accordance with Section 2.3(h) in an amount equal to one hundred percent (100%) of such Net Cash Proceeds (including condemnation awards and payments in lieu thereof); provided, however, the principal amount of the Outstanding Amount required to be prepaid from such Net Cash Proceeds pursuant to the foregoing shall be limited to an amount such that the sum of (I) such prepayment of Outstanding Amount and (II) the amount of any Exit Premium or Make-Whole Amount due in connection with such prepayment, does not exceed the total amount of such Net Cash Proceeds received in connection with such Disposition; and provided, further, that, with respect to any such Disposition with respect to assets in states other than Core States, so long as (x) no Default or Event of Default shall have occurred and is continuing or would result therefrom, (y) Borrower shall have given Agent and the Lenders prior written notice of such Loan Party’s intention to apply such Net Cash Proceeds to the costs of replacement of the properties or assets that are the subject of such sale or Disposition with a similar or “like” asset or the cost of purchase or construction of any other assets useful in the business of the Loan Parties (including Permitted Acquisitions), and (z) the Loan Parties complete such replacement, purchase, or construction within one hundred eighty (180) days after the initial receipt of such Net Cash Proceeds (or, so long as such Loan Party has, within one hundred eighty (180) days following the initial receipt of such Net Cash Proceeds, entered into a binding commitment of purchase, construction, repair or restoration, within three hundred sixty five (365) days following the initial receipt of such Net Cash Proceeds), such Loan Party shall have the option to apply such Net Cash Proceeds to the costs of replacement of the properties or assets that are the subject of such Disposition or the costs of purchase or construction of other assets useful in the business of the Loan Parties (so long as the Agent is granted a Lien on such assets having such priority as may be required hereunder) unless and to the extent that such applicable period shall have expired without such replacement, purchase or construction being made or completed, in which case, any amounts not reinvested in accordance with the foregoing after expiration of the applicable period above shall be paid to Agent and the Lenders and applied in accordance with Section 2.3(h).
(ii)    If, following the Closing Date, Borrower or any Subsidiary incurs or issues any Indebtedness not expressly permitted to be incurred or issued pursuant to Section 7.1, Borrower shall cause to be prepaid an aggregate principal amount of Term Loans equal to 100% of all Net

Cash Proceeds received therefrom on or prior to the date which is one (1) Business Day after the receipt of such Net Cash Proceeds.
(iii)    Following the end of each fiscal year of Borrower, commencing with the fiscal year ending December 31, 2024, Borrower shall prepay the Term Loans in an aggregate amount equal to thirty-five percent (35%) of Excess Cash Flow (the “ECF Payment”; the sixty-five percent (65%) of Excess Cash Flow retained by Borrower is referred to herein as “Retained ECF”) for such fiscal year (or, in the case of calendar year 2024, partial fiscal year from the Closing Date to the end of such calendar year), if any. Any ECF Payment pursuant to this Section 2.3(f)(iii) shall be due and payable upon the earlier to occur of (i) fifteen (15) Business Days after the delivery of the year-end audited financial statements under Section 6.1 and (ii) the 120th day after each fiscal year end (each such date being hereinafter referred to as “ECF Payment Date”). At least ten (10) Business Days prior to an ECF Payment Date (regardless of whether a mandatory prepayment is required pursuant to this Section 2.3(f)(iii)) Borrower shall provide Agent with a certificate in the form set forth in Exhibit E attached hereto (an “Excess Cash Flow Certificate”) signed by the chief executive officer, president or chief financial officer of Borrower certifying the manner in which Excess Cash Flow and the resulting ECF Payment, if any, were calculated by the Borrower. The Agent will promptly notify each Lender of the contents of Borrower’s Excess Cash Flow Certificate and of such Lender’s Pro Rata Share of the ECF Payment, if any. Each Lender may reject all or a portion of its Pro Rata Share of an ECF Payment (such declined amounts, the “Declined ECF Proceeds”) of Term Loans required to be made pursuant to this Section 2.3(f)(iii) by providing written notice (each, a “Rejection Notice”) to the Agent and Borrower no later than 5:00 p.m. five (5) Business Days prior to the ECF Payment Date. Each Rejection Notice from a given Lender shall specify the principal amount of the ECF Payment to be rejected by such Lender. If a Lender fails to deliver a Rejection Notice to the Agent and/or Borrower within the time frame specified above or such Rejection Notice fails to specify the amount of the ECF Payment to be rejected, any such failure will be deemed an acceptance of the total amount of such ECF Payment.
(g)    Make-Whole Amount; Exit Premium.
(i)    If Borrower prepays all or any part of the Outstanding Amount of any Term Loans (other than amortization payments pursuant to Section 2.3(d))), whether before or after an Event of Default, Borrower shall pay to each Lender entitled to a portion of such prepayment an amount equal to such Lender’s Pro Rata Share of the Exit Premium. If Borrower prepays all or any part of the Outstanding Amount of any Term Loans (other than regularly scheduled amortization payments pursuant to Section 2.3(d), mandatory prepayments of Excess Cash Flow pursuant to Section 2.3(f)(iii), prepayments pursuant to a Specified Indebtedness Repayment Offer pursuant to Section 7.7 or as a result of a Change of Control under Section 2.1(b)), whether before or after an Event of Default, to the extent such prepayment occurs on or prior to the Make-Whole Expiry Date Borrower shall pay to each Lender entitled to a portion of such prepayment an amount equal to such Lender’s Pro Rata Share of the Make-Whole Amount. Notwithstanding the foregoing, any prepayment of amortization payments prior to the scheduled payment date under Section 2.3(d) shall be subject to this obligation to pay any applicable Exit Premium and/or Make-Whole Amount together with such prepayment.
(ii)    Notwithstanding anything herein to the contrary, the parties hereto agree to the fullest extent permitted by Applicable Law, that (x) any and all Exit Premium and Make-Whole Amounts shall constitute Obligations and (y) all applicable Exit Premium and Make-Whole Amount calculated as set forth herein shall be due and owing in connection with any prepayment of the Loans.

(iii)    Without limiting the generality of the foregoing, it is understood and agreed that if, prior to the Maturity Date, (i) the Loans are accelerated or otherwise become due, in each case, in respect of any Event of Default (including, but not limited to, upon the occurrence of a bankruptcy or insolvency related event (including acceleration of claims by operation of law)) or (ii) the board of directors (or similar governing body) or any Person having Control of any Loan Party (or any committee thereof) adopts or causes the adoption or occurrence of any resolution, written consent or other authorization of any action to approve any bankruptcy or insolvency related event and such Loan Party actually commences such bankruptcy or insolvency related event (each of the foregoing clauses (i) and (ii), a “Specified Event of Default”), the Call Premium (if any) that would have applied pursuant to Section 2.3(g)(i) if, at the time of such Specified Event of Default, the Borrower had paid, repaid, refinanced, redeemed, substituted or replaced any or all of the Loans, will also be automatically and immediately due and payable without further action or notice, and the Call Premium shall constitute part of the Obligations in view of the impracticability and extreme difficulty of ascertaining actual damages and by mutual agreement of the parties as to a reasonable calculation of and compensation for the Lenders’ loss of an investment opportunity (but not as a penalty) and not as a result thereof. Any Call Premium payable hereunder shall be presumed to be the liquidated damages (and not, for the avoidance of doubt, unmatured interest or a penalty) sustained by the Lenders as the result of such Specified Event of Default and the Borrower and the other Loan Parties agree that the Call Premium is reasonable under the circumstances currently existing. The Call Premium shall be immediately due and payable, without further action or notice, without regard to whether such Specified Event of Default is voluntary or involuntary, or whether payment occurs pursuant to a motion, plan of reorganization, or otherwise, and without regard to whether the Loans and other Obligations are satisfied or released by foreclosure (whether by power of judicial proceeding), deed in lieu of foreclosure or by any other similar means.
(iv)    THE BORROWER AND EACH OTHER LOAN PARTY EXPRESSLY WAIVES (TO THE FULLEST EXTENT IT MAY LAWFULLY DO SO) THE PROVISIONS OF ANY PRESENT OR FUTURE STATUTE OR LAW THAT PROHIBITS OR MAY PROHIBIT THE COLLECTION OF THE FOREGOING CALL PREMIUM IN CONNECTION WITH ANY SUCH SPECIFIED EVENT OF DEFAULT.
(v)    The Borrower and each other Loan Party expressly agrees (to the fullest extent that it may lawfully do so) that: (i) the Call Premium is reasonable and is the product of an arm’s length transaction between sophisticated business people, ably represented by counsel; (ii) the Call Premium shall be payable notwithstanding the then prevailing market rates at the time payment is made; (iii) there has been a course of conduct between the Lenders and the Borrower and the other Loan Parties giving specific consideration in this transaction for such agreement to pay the Call Premium; and (iv) the Borrower and each other Loan Party shall each be estopped hereafter from claiming differently than as agreed to in this clause (g).
(vi)    The Borrower and each other Loan Party expressly acknowledges that its agreement to pay the Call Premium to the Lenders as herein described is a material inducement to the Lenders to provide the Commitments and make the Loans.
(h)    Application of Payments. Each prepayment made pursuant to Section 2.3(e) or Section 2.3(f) shall be accompanied by (i) the payment of accrued and unpaid interest to the date of such payment on the amount prepaid and (ii) the applicable Exit Premium and Make-Whole Amount, if any. For the avoidance of doubt, any prepayment made pursuant to a Specified Indebtedness Repayment Offer under Section 7.7 shall not be considered a prepayment under Section 2.3(e) hereof and shall not be subject to the Make-Whole Amount. Each prepayment of the Term Loans so allocated shall be applied to the Term Loans to ratably reduce all remaining scheduled installments of principal (which, for the avoidance of doubt, shall include any amount that is due and payable on the Maturity Date). Each prepayment pursuant to Section 2.3(e) or Section 2.3(f) shall (i) so long as no Application Event shall have occurred and be continuing, be applied, to the Outstanding Amount as set forth in Section 2.3(b)(i) until paid in full and (ii) if an Application Event shall have occurred and be continuing, be applied in the manner set forth in Section 2.3(b)(ii).
2.4    Promise to Pay; Evidence of Indebtedness. Borrower promises to pay all of the Obligations (including principal, interest, premiums, if any (including any Make-Whole Amounts and the Exit Premium), fees, costs, and expenses (including Lender Group Expenses)) in full on the Maturity Date or, if earlier, on the date on which the Obligations become due and payable pursuant to the terms of this Agreement. Borrower agrees that its obligations contained in the first sentence of this Section 2.4 shall survive payment or satisfaction in full of all other Obligations. Any Lender may request that Loans made by it be evidenced by a Note. In such event, the Borrower shall execute and deliver to such Lender a Note payable to such Lender (or, if requested by such Lender, to such Lender and its registered assigns).
2.5    Interest Rates, Payments and Calculations.
(a)    Interest Rate. All Outstanding Amounts that have been charged to the Loan Account pursuant to the terms hereof shall bear interest payable in cash on the outstanding balance thereof at a rate per annum equal to 12.25% (the “Interest Rate”).
(b)    Default Rate. Upon the occurrence and during the continuation of an Event of Default and at the written election of the Required Lenders (or automatically while any Event of Default under Section 9.1(a), Section 9.1(d) or Section 9.1(e) exists), and automatically to the extent that the Loan Parties are not in compliance with item 7 listed on Schedule 6.19, all outstanding Obligations shall bear interest from the date of the occurrence of such Event of Default at a per annum rate equal to four percent (4.00%) above the per annum rate otherwise applicable to the Outstanding Amounts hereunder or under any other Loan Document (or, in the case of any amounts that do not otherwise bear interest, at a rate equal to four percent (4.00%) above the per annum interest rate otherwise payable hereunder) (the “Default Rate”), payable in cash; provided that to the extent that the Obligations bear interest at the Default Rate solely due to the failure of the Loan Parties to comply with item 7 listed on Schedule 6.19, the Obligations shall cease to bear interest at the Default Rate upon the receipt by the Agent (at the direction of the Required Lenders) of evidence reasonably acceptable to the Agent (at the direction of the Required Lenders) that the Loan Parties are in compliance with item 7 listed on Schedule 6.19. For the avoidance of doubt, the application of the Default Rate in the event the Loan Parties not in compliance with item 7 listed on Schedule 6.19 shall not constitute a default or an Event of Default hereunder provided the Loan Parties are in compliance with this Section 2.5(b).
(c)    Payment.
(i)    Except as expressly provided herein to the contrary:
(A)    all interest payable hereunder or under any of the other Loan Documents shall be due and payable in cash, in arrears, on each Payment Date;
(B)    all Lender Group Expenses and all other costs and expenses payable hereunder or under any of the other Loan Documents shall be due and payable on the later of (x) ten (10) Business Days after the date on which the applicable costs, expenses, or Lender Group Expenses were first invoiced to Borrower and (y) the due date set forth in such invoice.

(ii)    Borrower hereby authorizes Agent and the Lenders, from time to time to charge to the Loan Account (i) on each Payment Date, all interest accrued during the prior quarter on any Loan hereunder, (ii) as and when due in accordance with Section 2.5(c)(i)(B), all Lender Group Expenses, and (iii) as and when due and payable all other fees or other payment obligations payable hereunder or under any other Loan Document.
(iii)    All amounts (including interest, premiums, if any (including any Make-Whole Amount and the Exit Premium), fees, Original Issue Discount, costs, expenses, Lender Group Expenses, or other amounts payable hereunder or under any other Loan Document) charged to the Loan Account shall thereupon constitute Obligations hereunder. Failure to pay Obligations when due shall result in interest charges thereon at the rate then applicable to the Loans.
(d)    Computation. All interest and applicable fees chargeable under the Loan Documents shall be computed on the basis of a three hundred sixty five (365) day year, in each case, for the actual number of days elapsed in the period during which the interest or fees accrue.
(e)    Intent to Limit Charges to Maximum Lawful Rate. In no event shall the Interest Rate or rates payable under this Agreement or any other Loan Document, plus any other amounts paid in connection herewith or therewith, exceed the highest rate permissible under any Applicable Law that a court of competent jurisdiction shall, in a final determination, deem applicable. Borrower and the Lender Group, in executing and delivering this Agreement, intend legally to agree upon the rate or rates of interest and manner of payment stated within it; provided that anything contained herein to the contrary notwithstanding, if such rate or rates of interest or manner of payment exceeds the maximum allowable under Applicable Law, then, ipso facto, as of the date of the Closing Date, Borrower is and shall be liable only for the payment of such maximum amount as is allowed by Applicable Law, and payment received from Borrower in excess of such legal maximum, whenever received, shall be applied to reduce the Outstanding Amount of the Obligations to the extent of such excess.
2.6    Fees.
(a)    [Reserved].
(b)    [Reserved].
(c)    [Reserved].
(d)    Original Issue Discount. On the date of funding of the Term Loans, an amount equal to the Original Issue Discount for such Term Loans shall be charged to the Loan Account.
(e)    All fees and Original Issue Discount due and payable hereunder shall be irrevocable when paid or charged, as applicable.
2.7    Crediting Payments. The receipt of any payment item by Agent or any Lender shall not be required to be considered a payment on account unless such payment item is a wire transfer of immediately available federal funds made to Agent’s Account, or unless and until such payment item is honored when presented for payment. Should any payment item not be honored when presented for payment, then Borrower shall be deemed not to have made such payment and interest shall be calculated accordingly.
2.8    Erroneous Payments.

(a)    Each Lender hereby acknowledges and agrees that if the Agent notifies such Lender that the Agent has determined in its sole discretion that any funds (or any portion thereof) received by such Lender (any of the foregoing, a “Payment Recipient”) from the Agent (or any of its Affiliates) were erroneously transmitted to, or otherwise erroneously or mistakenly received by, such Payment Recipient (whether or not known to such Payment Recipient) (whether as a payment, prepayment or repayment of principal, interest, fees or otherwise; individually and collectively, a “Payment”) and demands the return of such Payment, such Payment Recipient shall promptly, but in no event later than one Business Day thereafter, return to the Agent the amount of any such Payment as to which such a demand was made. A notice of the Agent to any Payment Recipient under this Section shall be conclusive, absent manifest error.
(b)    Without limitation of clause (a) above, each Payment Recipient further acknowledges and agrees that if such Payment Recipient receives a Payment from the Agent (x) that is in an amount, or on a date different from the amount and/or date specified in a notice of payment sent by the Agent (or any of its Affiliates) with respect to such Payment (a “Payment Notice”), (y) that was not preceded or accompanied by a Payment Notice, or (z) that such Payment Recipient otherwise becomes aware was transmitted, or received, in error or by mistake (in whole or in part), in each case, it understands and agrees at the time of receipt of such Payment that an error has been made (and that it is deemed to have knowledge of such error) with respect to such Payment. Each Payment Recipient agrees that, in each such case, it shall promptly notify the Agent of such occurrence and, upon demand from the Agent, it shall promptly, but in no event later than one Business Day thereafter, return to the Agent the amount of any such Payment (or portion thereof) as to which such a demand was made.
(c)    Any Payment required to be returned by a Payment Recipient under this Section shall be made in immediately available funds in the currency so received. Each Payment Recipient hereby agrees that it shall not assert and, to the fullest extent permitted by Applicable Law, hereby waives, any right to retain such Payment, and any claim, counterclaim, defense or right of set-off or recoupment or similar right to any demand by the Agent for the return of any Payment received, including without limitation any defense based on “discharge for value” or any similar doctrine.
2.9    Maintenance of Loan Account; Statements of Obligations. Agent shall maintain an account on its books in the name of Borrower, (the “Loan Account”) on which Borrower will be charged with the Term Loans, and with all other payment Obligations hereunder or under the other Loan Documents, including accrued interest, premiums, if any (including any Make-Whole Amount and the Exit Premium), fees and expenses, Lender Group Expenses, and any other fees and expenses. In accordance with Section 2.7, the Loan Account will be credited with all payments received by Agent or any Lender from Borrower or for Borrower’s account. Agent and/or the Lenders shall endeavor to provide statements regarding the Loan Account to Borrower, including principal, interest, fees, and including an itemization of all charges and expenses constituting Lender Group Expenses owing (but neither Agent nor any Lender shall have any liability if Agent and/or the Lenders shall fail to provide any such statement), and such statements, absent manifest error, shall be conclusively presumed to be correct and accurate and constitute an account stated between Borrower and the Lender Group unless, within thirty (30) days after Agent first makes such a statement available to Borrower (or such longer period as Required Lenders may agree in their sole discretion), Borrower shall deliver to Agent and the Lenders written objection thereto describing the error or errors contained in any such statements.
2.10    Financial Examination and Other Fees. Borrower shall pay to the Lenders financial examination, audit, inspection, appraisal, and valuation fees and charges, as and when incurred or chargeable, as follows: (i) reasonable and documented out of pocket expenses for each financial examination, audit, or inspection of any Loan Party performed by personnel employed by the Lenders, and (ii) fees and charges paid or incurred by the Lenders (plus reasonable and documented out of pocket expenses (including travel, meals, and lodging)) if they elect to employ the services of one or more third party Persons to perform financial examinations, audits or quality of earnings analyses of the Loan Parties, to appraise the Collateral, or any portion thereof, or to assess the Loan Parties’ business valuation; provided that, except upon the occurrence of an Event of Default, Borrower shall only be required to pay to the Lenders the costs and expenses for (x) one (1) financial examination, audit, inspection, appraisal, and valuation for the Loan Parties as a whole, up to an aggregate amount of $75,000 for each calendar year and (y) one (1) “quality of earnings” analysis and/or report up to an amount of $250,000 prior to the Maturity Date.
2.11    Capital Requirements.
(a)     If, after the Closing Date, any Lender determines that (i) the adoption of or change in any law, rule, regulation or guideline regarding capital or reserve requirements for banks or bank holding companies, or any change in the interpretation, implementation, or application thereof by any Governmental Authority charged with the administration thereof, or (ii) compliance by such Lender or its parent bank holding company with any guideline, request, or directive of any such entity regarding capital adequacy or liquidity (whether or not having the force of law), has the effect of reducing the return on such Lender’s or such holding company’s capital as a consequence of such Lender’s Commitments hereunder to a level below that which such Lender or such holding company could have achieved but for such adoption, change, or compliance (taking into consideration such Lender’s or such holding company’s then existing policies with respect to capital adequacy and liquidity) by any amount deemed by such Lender to be material, then such Lender may notify Borrower and Agent thereof. Following receipt of such notice, Borrower agrees to pay such Lender on demand the amount of such reduction of return of capital as and when such reduction is determined, payable within thirty (30) days after presentation by such Lender of a statement in the amount and setting forth in reasonable detail such Lender’s calculation thereof and the assumptions upon which such calculation was based (which statement shall be deemed true and correct absent manifest error). In determining such amount, such Lender may use any reasonable averaging and attribution methods. Failure or delay on the part of any Lender to demand compensation pursuant to this Section 2.11 shall not constitute a waiver of such Lender’s right to demand such compensation; provided that Borrower shall not be required to compensate a Lender pursuant to this Section 2.11 for any reductions in return incurred more than one hundred twenty (120) days prior to the date that such Lender notifies Borrower of such law, rule, regulation or guideline giving rise to such reductions and of such Lender’s intention to claim compensation therefor; and provided, further, that if such claim arises by reason of the adoption of or change in any law, rule, regulation or guideline that is retroactive, then the one hundred twenty (120)-day period referred to above shall be extended to include the period of retroactive effect thereof.
(b)    If any Lender requests additional or increased costs or amounts under Section 2.11(a) (any such Lender, an “Affected Lender”), then such Affected Lender shall use reasonable efforts to promptly designate a different one of its lending offices or to assign its rights and obligations hereunder to another of its offices or branches, if (i) in the reasonable judgment of such Affected Lender, such designation or assignment would eliminate or reduce amounts payable pursuant to Section 2.11(a), as applicable, and (ii) in the reasonable judgment of such Affected Lender, such designation or assignment would not subject it to any material unreimbursed cost or expense and would not otherwise be materially disadvantageous to it. If, after such reasonable efforts, such Affected Lender does not so designate a different one of its lending offices or assign its rights to another of its offices or branches so as to eliminate Borrower’s obligations to pay any future amounts to such Affected Lender pursuant to

Section 2.11(a), as applicable, then Borrower (without prejudice to any amounts then due to such Affected Lender under Section 2.11(a), as applicable) may, unless prior to the effective date of any such assignment the Affected Lender withdraws its request for such additional amounts under Section 2.11(a), as applicable, seek a substitute Lender reasonably acceptable to Agent (acting at the direction of the Required Lenders) (the consent of the Required Lenders not to be unreasonably withheld, conditioned or delayed) to purchase the Obligations owed to such Affected Lender (a “Replacement Lender”), and if such Replacement Lender agrees to such purchase, such Affected Lender shall assign to the Replacement Lender its Obligations, pursuant to an Assignment and Acceptance Agreement, and upon such purchase by the Replacement Lender, such Replacement Lender shall be deemed to be a “Lender” for purposes of this Agreement and such Affected Lender shall cease to be a “Lender” for purposes of this Agreement.
(c)    Notwithstanding anything herein to the contrary, the protections of Section 2.11 shall be available to each Lender regardless of any possible contention of the invalidity or inapplicability of the law, rule, regulation, judicial ruling, judgment, guideline, treaty or other change or condition which shall have occurred or been imposed, so long as it shall be customary for lenders affected thereby to comply therewith.
(d)    Notwithstanding anything herein to the contrary, including subsections (a)-(c) of this Section 2.11, no Lender shall be entitled to make a claim for compensation under this Section 2.11 unless such Lender shall be subject to the capital or reserve requirements or capital adequacy and liquidity laws, rules, guidelines, requests, or directives contemplated herein.
2.12    Accordion Option.
(a)    Accordion Increase. Upon receipt of a bona fide offer to consummate a Proposed Alternative Financing, the Borrower may, at any time, by written notice to Agent of not less than ten (10) Business Days prior to the proposed closing date of such Proposed Alternative Financing, request a one-time increase in the aggregate amount of the Commitments during the term of this Agreement of up to $5,000,000 (an “Accordion Increase”) on the same terms as such Proposed Alternative Financing, to be effective as of the date upon which the conditions set forth in Section 2.12(d) below are fulfilled to the satisfaction of the Required Lenders (the “Accordion Effective Date”).
(b)    Increasing Lenders.
(i)    Offer to Lenders or New Lenders. In connection with the Accordion Increase, the Borrower shall offer to the Lenders the opportunity (but not the obligation), on a pro rata basis with respect to each Lender’s Term Loan Exposure to participate in the Accordion Increase by increasing such Lender’s Commitment; provided that if one or more of the Lenders declines to provide its pro rata share of the Accordion Increase, (i) each participating Lender shall be granted the option, but not the obligation, to provide additional new Commitments in connection with the Accordion Increase in an aggregate amount equal to such declined amounts, and (ii) to the extent that the full Accordion Increase is not fully committed pursuant to the foregoing clause (i), in the sole discretion of the Borrower, New Accordion Lenders (as defined below) may provide new Commitments in connection with the Accordion Increase up to the Accordion Increase amount not so committed. The Borrower shall first offer the Lenders the opportunity to participate in the Accordion Increase prior to consummating any Proposed Alternative Financing, but no such Lender shall be obligated to participate in the Accordion Increase; provided, that each Lender shall, to the extent that it intends to participate in the Accordion Increase, respond in writing as soon as reasonably practicable and in any event within ten (10) Business Days after the Borrower makes such offer to such Lender (and if no such written response is received by the

Borrower within such period, such Lender will be deemed to have declined the opportunity to participate in the Accordion Increase).
(ii)    Increasing Accordion Lenders; New Accordion Lenders. Each of the current Lenders increasing its Commitment in connection with an Accordion Increase (each an “Increasing Accordion Lender”) and each new lender (if any) joining this Agreement to provide a Commitment in connection with the Accordion Increase (each a “New Accordion Lender”), shall document the Accordion Increase pursuant to an amendment to this Agreement in form and substance reasonably satisfactory the Agent (acting at the direction of the Required Lenders), signed by Agent (action at the direction of the Required Lenders), each New Accordion Lender and the Borrower.
(c)    Conditions to and Implementation of an Accordion Increase. On the Accordion Effective Date:
(i)    no Default or Event of Default shall have occurred and be continuing as of the Accordion Effective Date, or shall occur as a result thereof, other than an Event of Default under Section 9.1(b)(i) arising from a breach of Section 8.1, which Event of Default has not been cured or stayed for a period of 45 calendar days from the date such breach of Section 8.1 occurred;
(ii)    the representations and warranties of the Borrower and each other Loan Party contained in Article V or any other Loan Document shall be true and correct in all material respects on and as of the Accordion Effective Date; provided that, to the extent that such representations and warranties specifically refer to an earlier date, they shall be true and correct in all material respects as of such earlier date: provided. further, that any representation and warranty that is qualified as to “materiality,” “Material Adverse Effect” or similar language shall be true and correct (after giving effect to any qualification therein) in all respects on such respective dates; and
(iii)    the Agent shall have received evidence reasonably satisfactory to it that the Board of Directors of the Borrower has determined that the Accordion Increase is necessary and is in the best interest of the Borrower.
3.    CONDITIONS; TERM OF AGREEMENT.
3.1    Conditions Precedent to the Initial Extension of Credit. The obligation of each Lender to make its initial extension of credit provided for hereunder is subject to the fulfillment, to the satisfaction of Agent (at the direction of the Required Lenders), of each of the following conditions precedent:

(a)    Agent shall have received each of the following documents, in form and substance reasonably satisfactory to Agent (at the direction of the Required Lenders), duly executed and delivered, and each such document shall be in full force and effect:
(i)    this Agreement;
(ii)    the Guaranty and Security Agreement;
(iii)    the Warrants;
(iv)    a completed Perfection Certificate; and
(v)    the Funds Flow.
(b)    Agent shall have received:
(i)    a certificate, in form and substance reasonably satisfactory to Agent (at the direction of the Required Lenders), from an officer or member of each Loan Party (A) attesting to the resolutions of such Loan Party’s board of directors (or equivalent governing body, sole shareholder or sole member) authorizing its execution, delivery, and performance of the Loan Documents to which it is a party and authorizing specific natural persons to execute the same, (B) attesting to the incumbency and signatures of such natural persons, certifying as to such Loan Party’s Governing Documents, as of the Closing Date (and with respect to Governing Documents that are charter documents, certified as of a recent date (not more than thirty (30) days prior to the Closing Date) by the appropriate governmental official) and (C) attaching a certificate of status with respect to such Loan Party, dated not more than thirty (30) days prior to the Closing Date, issued by the appropriate officer of the jurisdiction of organization of such Loan Party, which certificate shall indicate that such Loan Party is in good standing (if applicable) in such jurisdiction;
(ii)    a certificate, in form and substance reasonably satisfactory to Agent (at the direction of the Required Lenders), from the Chief Executive Officer, President, Chief Financial Officer or similar such officer of Borrower certifying that, on behalf of each Loan Party, after giving effect to the initial Loans and transactions hereunder, (A) the Loan Parties, on a consolidated basis, are Solvent, (B) no Default or Event of Default exists, (C) the representations and warranties set forth in Section 4 are true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality or Material Adverse Effect in the text thereof) and (D) each Loan Party has complied with all conditions to be satisfied by it under the Loan Documents except to the extent waived or permitted to be delivered pursuant to Section 6.19;
(iii)    customary opinions of (A) Fox Rothschild LLP, the Loan Parties’ local counsel in California, Illinois, Delaware, New York, Florida, Nevada, Pennsylvania and Massachusetts, (B) Parrish Snead Franklin Simpson, PLC, the Loan Parties’ local counsel in Virginia, (C) Walter Haverfield LLP, the Loan Parties’ local counsel in Ohio, (D) Stikeman Elliott LLP, the Loan Parties’ Canadian counsel; and (E) Bowditch and Dewey, LLP, the Loan Parties’ mortgage counsel in Massachusetts, each in form and substance reasonably satisfactory to Agent and the Required Lenders;
(iv)    [reserved];

(v)    all documentation and other information for each Loan Party required by bank regulatory authorities under applicable “know your customer” procedures and Money Laundering Laws, including the Patriot Act to the extent requested at least five (5) days prior to the Closing Date, and such documentation and information shall be reasonably satisfactory to Agent and the Required Lenders;
(vi)    evidence that appropriate financing statements will be duly filed promptly following closing in such office or offices as may be necessary or as the Agent may reasonably request (at the direction of the Required Lenders) desirable to perfect Agent’s Lien’s in the Collateral;
(vii)    the results of searches as of a recent date of the Uniform Commercial Code (or equivalent) filings made with respect to the Loan Parties in all relevant jurisdictions, copies of the financing statements (or similar documents) disclosed by such search and evidence reasonably satisfactory to the Agent that the Liens indicated by such financing statements (or similar documents) are permitted by Section 7.2 or will be released substantially contemporaneously with the closing hereunder (including receipt of duly executed payoff letters and UCC-3 termination statements), together with UCC tax, pending suit, bankruptcy and judgment searches with respect to the Loan Parties in jurisdictions (and the results of which must be) reasonably satisfactory to the Agent (at the direction of the Required Lenders);
(viii)    (A) a summary of all existing insurance coverage, (B) evidence acceptable to the (at the direction of the Required Lenders) that the insurance policies required by Section 6.7 have been obtained and are in full force and effect, and (C) certificates of insurance with respect to all existing insurance coverage, which certificates shall name Agent as an additional insured and/or loss payee and shall evidence compliance with Section 6.7; and
(ix)    executed (and, if applicable, recorded) copies of all other material documents in connection with the transactions contemplated by this Agreement in form and substance reasonable satisfactory to Agent (at the direction of the Required Lenders).
(c)    [Reserved];
(d)    Each Loan Party shall have received all other governmental, regulatory and third party approvals (including shareholder approvals and other consents) necessary to be obtained on or before the Closing Date in connection with this Agreement and the transactions contemplated by the Loan Documents, which shall all be in full force and effect, and all applicable waiting periods shall have expired without any action being taken or threatened by any competent authority which would restrain, prevent or otherwise impose adverse conditions on this Agreement, the transactions contemplated by the Loan Documents; and
(e)    The representations and warranties of the Loan Parties contained in this Agreement and in the other Loan Documents shall be true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality or Material Adverse Effect in the text thereof) on and as of the Closing Date (except to the extent that such representations and warranties relate solely to an earlier date, in which case such representations and warranties shall be true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality or Material Adverse Effect in the text thereof) on and as of such earlier date);

(f)    No injunction, writ, restraining order, or other order of any nature prohibiting, directly or indirectly, the making of the Term Loans on the Closing Date shall have been issued and remain in force by any Governmental Authority against Borrower, Agent or any Lender;
(g)    After giving effect to the Term Loans as of the Closing Date and the liabilities and obligations of each of the Loan Parties under the Loan Documents, the Loan Parties, on a consolidated basis, shall be Solvent;
(h)    No material adverse change in the financial condition of the Loan Parties shall have occurred since December 31, 2023; and
(i)    Agent and each Lender shall have received all fees required to be paid, and all expenses required to be reimbursed hereunder (including the reasonable and documented fees and expenses of legal counsel); provided that, all such amounts may be paid with proceeds of the Term Loans made on the Closing Date.
3.2    [Reserved].
3.3    [Reserved].
3.4    Term. Subject to Section 3.6, this Agreement shall continue in full force and effect for a term ending on the Maturity Date. The foregoing notwithstanding, the Lender Group, upon the election of the Required Lenders, shall have the right to terminate its obligations under this Agreement immediately and without notice upon the occurrence and during the continuation of an Event of Default (other than any Event of Default described in Section 9.1(d) or Section 9.1(e), each of which shall automatically result in the termination of the Commitments and the acceleration of the Loans as set forth in Section 10.1).
3.5    Effect of Maturity. On the Maturity Date, all of the Obligations immediately shall become due and payable without notice or demand and Borrower shall be required to repay all of the Obligations (other than contingent obligations in respect of which no claim has been made) in full. No termination of the obligations of the Lender Group (other than payment in full of the Obligations and termination of the Commitments set forth in Schedule C-1) shall relieve or discharge any Loan Party of its duties, obligations, or covenants hereunder or under any other Loan Document and Agent’s Liens in the Collateral shall continue to secure the Obligations and shall remain in effect until all Obligations (other than contingent obligations in respect of which no claim has been made) have been paid in full. When all of the Obligations (other than contingent obligations in respect of which no claim has been made) have been paid in full, Agent will, at Borrower’s sole expense, execute and deliver any termination statements (or, alternatively, in at Borrower’s sole expense, the Agent (at the direction of the Required Lenders in their sole discretion) will authorize the Loan Parties to file termination statements), lien releases, discharges of security interests, and other similar discharge or release documents (and, if applicable, in recordable form) as are necessary or requested by Borrower to release, as of record, Agent’s Liens and all notices of security interests and Liens previously filed by Agent with respect to the Obligations. All such termination statements, releases and other applicable documents shall be prepared and delivered to the Agent by the Borrower.
3.6    Early Termination by Borrower. Borrower has the option, at any time after the Closing Date, subject to Section 2.3(g), and upon ten (10) Business Days prior written notice to Agent, to terminate this Agreement and terminate the Commitments hereunder by paying to the Lenders, all of the Obligations, in full. If Borrower has sent a notice of termination pursuant to the provisions of this Section

3.6, then the Commitments shall terminate and Borrower shall be obligated to repay the Obligations (other than contingent obligations in respect of which no claim has been made) in full on the date set forth as the date of termination of this Agreement in such notice. The foregoing notwithstanding, Borrower may rescind termination notices relative to proposed payments in full of the Obligations with the proceeds of third party Indebtedness or other transactions if the closing for such issuance, incurrence or other transaction does not happen on or before the date of the proposed termination (in which case, a new notice shall be required to be sent in connection with any subsequent termination).
4.    REPRESENTATIONS AND WARRANTIES.
In order to induce the Lender Group to enter into this Agreement, each Loan Party makes the following representations and warranties to the Lender Group:
4.1    Title to Assets; No Encumbrances. Each of the Loan Parties has (a) valid leasehold interests in (in the case of leasehold interests in real or personal property), and (b) good and marketable title to (in the case of all other real or personal property), all of their respective assets reflected in their most recent financial statements delivered pursuant to Section 6.1, in each case except for assets disposed of since the date of such financial statements to the extent permitted hereby. All of such assets are free and clear of Liens except for Permitted Liens.
4.2    Perfection Certificate.. As of the Closing Date, all information set forth in the Perfection Certificate, including the schedules annexed thereto, is accurate and complete in all material respects.
4.3    [Reserved].
4.4    Due Organization and Qualification; Subsidiaries
(a)    Each Loan Party (i) is duly formed or organized, validly existing and in good standing under the laws of the jurisdiction of its formation or organization, as applicable, (ii) is qualified to do business in any state where the failure to be so qualified would reasonably be expected to result in a Material Adverse Effect, and (iii) has all requisite power and authority to own and operate its properties, to carry on its business as now conducted and as proposed to be conducted, to enter into the Loan Documents to which it is a party and to carry out the transactions contemplated thereby.
(b)    Set forth on Schedule 4.4(b) (as such Schedule may be updated from time to time to reflect changes resulting from transactions permitted under this Agreement), is a complete and accurate description as of the Closing Date of (i) the authorized Stock of each Loan Party and each Subsidiary of each Loan Party, by class and (ii) a description of the number of shares of each such class that are issued and outstanding. Other than as described on Schedule 4.4(b), there are no subscriptions, options, warrants, or calls relating to any shares of any Loan Party’s Stock, including any right of conversion or exchange under any outstanding security or other instrument. No Loan Party is subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any shares of its Stock or any security convertible into or exchangeable for any of its Stock. All of the outstanding Stock of each Loan Party (i) has been validly issued, is fully paid and non-assessable, to the extent applicable, (ii) was issued in compliance with all Applicable Law, and (iii) except with respect to any publicly traded Stock of Borrower (for which no Loan Party makes any representation whatsoever), are free and clear of all Liens other than Permitted Liens.

(c)    Set forth on Schedule 4.4(c) is a complete and accurate list of (i) the jurisdiction of organization of each Loan Party, (ii) the chief executive office of each Loan Party, and (iii) the organizational identification number of each Loan Party (if any).
4.5    Due Authorization; No Conflict.
(a)    The execution, delivery, and performance by each Loan Party of the Loan Documents to which it is a party have been duly authorized by all necessary action on the part of such Loan Party.
(b)    The execution, delivery, and performance by such Loan Party of the Loan Documents to which it is a party do not and will not (i) violate any material Applicable Law, the Governing Documents of any Loan Party, or any order, judgment, or decree of any court or other Governmental Authority binding on any Loan Party, (ii) conflict with, result in a breach of, or constitute (with due notice or lapse of time or both) a default under any Material Contract of any Loan Party, except to the extent that the proceeds of this Agreement shall be used to satisfy in full or otherwise cancel such Material Contract, (iii) result in or require the creation or imposition of any Lien of any nature whatsoever upon any assets of any Loan Party, other than Permitted Liens, or (iv) require any approval of any holder of Stock of a Loan Party or any approval or consent of any Person under any Material Contract of any Loan Party, except to the extent that (x) such consents or approvals have been obtained and are still in force and effect or (y) with respect to Material Contracts, such consents or approvals have not been obtained, but the proceeds of this Agreement shall be used to satisfy or otherwise cancel such Material Contracts, thereby rendering such approvals or consents unnecessary, except to the extent that failure to comply with any of the foregoing would not reasonably be expected to result in a Material Adverse Effect.
(c)    The execution, delivery, and performance by each Loan Party of the Loan Documents to which such Loan Party is a party and the consummation of the transactions contemplated by the Loan Documents do not and will not require any Loan Party registration with, consent, or registrations, consents, approvals, notices, or other action with or by, any Governmental Authority, other than Permits, notices, or other actions that (i) have been obtained and that are still in force and effect, or (ii) the failure to obtain which would not reasonably be expected to become a Material Adverse Effect. Notwithstanding the foregoing, any filings and recordings with respect to the Collateral shall be made, or otherwise delivered to Agent for filing or recordation, as of the Closing Date.
(d)    Each Loan Document has been duly executed and delivered by each Loan Party that is a party thereto and is the legally valid and binding obligation of such Loan Party, enforceable against such Loan Party in accordance with its respective terms, except as enforcement may be limited by equitable principles or by bankruptcy, insolvency, reorganization, moratorium, or similar laws relating to or limiting creditors’ rights generally.
(e)    This Agreement and the other Loan Documents, when executed and delivered, will grant to Agent (for the benefit of the Lender Group), upon the filing of the appropriate UCC financing statements with the filing offices listed in the Perfection Certificate, a valid and perfected Lien on the Collateral that is senior to all Liens other than Permitted Priority Liens, solely to the extent perfection can be achieved by such UCC filing.

4.6    Litigation.
(a)    There are no actions, suits, or proceedings pending or, to the knowledge of any Loan Party, threatened in writing against any Loan Party that either individually or in the aggregate would reasonably be expected to result in a Material Adverse Effect or which in any manner draws into question the validity or enforceability of any of the Loan Documents.
(b)    Schedule 4.6(b) sets forth, as of the Closing Date, to the knowledge of any Loan Party, a complete and accurate description, with respect to each of the actions, suits, or proceedings with asserted liabilities in excess of, or that would reasonably be expected to result in liabilities in excess of, two million five hundred thousand Dollars ($2,500,000) that, as of the Closing Date, is pending or, to the knowledge of each Loan Party, threatened in writing against a Loan Party, of (i) the parties to such actions, suits, or proceedings, (ii) the nature of the dispute that is the subject of such actions, suits, or proceedings, (iii) the procedural status, as of the Closing Date, with respect to such actions, suits, or proceedings, and (iv) whether any liability of the Loan Parties in connection with such actions, suits, or proceedings is covered by insurance. The estimate of costs with respect to such actions, suits, or proceedings set forth on Schedule 4.6(b) represents a reasonable estimate of such costs as of the Closing Date, based on reasonable assumptions made in good faith.
4.7    Compliance with Laws; Permits; Licenses.
(a)     Except as would not reasonably be expected to have a Material Adverse Effect, no Loan Party nor any of its Subsidiaries (i) is in violation of any Applicable Law or (ii) is subject to or in default with respect to any final judgments, writs, injunctions, decrees, rules or regulations of any court or any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign.
(b)    None of the Loan Parties has received any written notice from any Governmental Authority alleging that any of the Loan Parties are not in compliance in any material respect with, or may be subject to material liability under, any Applicable Law.
(c)    Except as would not reasonably be expected to have a Material Adverse Effect, the Loan Parties have all the Permits required pursuant to Applicable Laws for the Loan Parties to conduct its business as currently contemplated, and all such Permits are in full force and effect. There are no such Permits held in the name of any Person (other than the Loan Parties) on behalf of any of the Loan Parties.
(d)    Except as set forth on Schedule 4.7(d), the Loan Parties on the applicable date this representation is being made have all Cannabis Licenses required to conduct their business as currently conducted or contemplated or the Loan Parties have valid, operative, and enforceable management or services agreements with the holders of the applicable Cannabis Licenses.
4.8    Historical Financial Statements; No Material Adverse Effect. All historical financial information relating to the financial condition of the Loan Parties and their Subsidiaries that have been delivered by or on behalf of any Loan Party to Agent and the Lenders (the “Historical Financial Statements”) have been prepared in accordance with GAAP, except as otherwise expressly noted therein, and fairly present, in all material respects, the financial position, on a consolidated basis, of the Persons described in such financial statements as at the respective dates thereof and the results of operations and cash flows, on a consolidated basis, of the entities described therein for each of the periods then ended, subject, in the case of any such unaudited financial statements, to changes resulting from audit and normal year-end adjustments. As of the applicable date of such Historical Financial Statements, none of the Loan Parties has any contingent liability or liability for taxes, long term lease or unusual forward or long term commitment that is not, in each case, reflected in the Historical Financial Statements or the notes thereto (to the extent required by GAAP) and which in any such case is material in relation to the business, operations, properties, assets, or financial condition of the Loan Parties or any of their Subsidiaries taken as a whole. Since December 31, 2023, no event, circumstance, or change has occurred that has or would reasonably be expected to result in a Material Adverse Effect.

4.9    Solvency.
(a)    As of the Closing Date, the Loan Parties and their Subsidiaries, on a consolidated basis, are Solvent.
(b)    No transfer of property is being made by any Loan Party and no obligation is being incurred by any Loan Party in connection with the transactions contemplated by this Agreement or the other Loan Documents with the intent to hinder, delay, or defraud either present or future creditors of such Loan Party.
4.10    Employee Benefits. No Loan Party, its Subsidiaries nor any of their respective ERISA Affiliates has to such Loan Party’s actual knowledge (after due inquiry) contributed to or maintained any Benefit Plan, or is liable for any obligations under any Benefit Plan. No ERISA Event has ever occurred or is reasonably expected to occur.
4.11    Environmental Condition. Except as would not reasonably be expected to have a Material Adverse Effect, (a) none of the Real Property nor any other Loan Party’s or any of their Subsidiaries’ properties or assets has ever been used by a Loan Party, its Subsidiaries’ or, to the knowledge of each Loan Party, by previous owners or operators in the disposal of, or to produce, store, handle, treat, Release, or transport, any Hazardous Materials, where such disposal, production, storage, handling, treatment, Release or transport was in violation, in any material respect, of any material Environmental Law, (b) to the knowledge of each Loan Party after due inquiry, there has been no Release of any Hazardous Material, at, to or from any Real Property or any other property owned or leased by any Loan Party or any of their Subsidiaries, (c) no Loan Party nor any of its Subsidiaries has received notice that a Lien arising under any Environmental Law has attached to any revenues or to any Real Property owned or operated by a Loan Party, and (d) no Loan Party nor any of its Subsidiaries nor any of their respective facilities or operations is subject to any Environmental Action or any consent decree or settlement agreement with any Person relating to any Environmental Law or Environmental Liability.
4.12    Real Property.
(a)    Schedule 4.12(a) sets forth a correct and complete list as of the Closing Date of the location, by state and street address, of all Real Property owned by any Loan Party with a value in excess of $500,000 or leased by any Loan Party where Collateral in excess of $500,000 in value is located, identifying which properties are owned and which are leased, together with the names and addresses of any landlords.
(b)    Each Loan Party has fee title, subject only to matters of record disclosed in the title commitments referenced on Schedule 4.12(b), to, or valid leasehold interests in, all such Real Property, and none of the Real Property is subject to any Lien, except Permitted Liens.

(c)    Each Loan Party has paid all such material payments required to be made by it in respect of any Leasehold Property, and, to such Loan Party’s knowledge, no landlord Lien has been filed, and to Borrower’s knowledge, no claim of delinquency is being asserted, with respect to any such payments, except as are subject to Permitted Protest.
(d)    All Permits or Cannabis Licenses required to have been issued to enable all Real Property of any Loan Party to be lawfully occupied and used for all of the purposes for which they are currently occupied and used have been lawfully issued and are in full force and effect, other than those that, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.
(e)    None of any Loan Party has received any notice, or has any knowledge, of any pending, threatened or contemplated condemnation proceeding affecting any Real Property of such Loan Party or any part thereof, except those that, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.
(f)    Except as set forth on Schedule 4.12(f), no Real Property is subject to any lease, license or other occupancy arrangement under which any Loan Party is the lessor, licensor or similar counterparty.
(g)    There are no defaults under any Permitted Lien and no event has occurred which, but for the passage of time, the giving of notice, or both, would constitute a default under any Permitted Lien.
(h)    None of the Loan Parties has received notice from any insurance company, bonding company, or manager of any defects or inadequacies in the Real Property, or any part thereof, which would adversely affect the insurability of the same or cause the imposition of extraordinary premiums or charges thereon or of any termination or threatened termination of any policy of insurance or bond or materially and adversely affect the value or operation of the Real Property.
(i)    The Leases set forth on Schedule 4.12(i) constitute all of the Leases in effect as of the Closing Date with annual rent payments above $250,000 (each a “Material Lease”).
(j)    To the knowledge of each Loan Party there are no defaults under any of the Material Leases by any Loan Party and no event has occurred which, but for the passage of time, the giving of notice, or both, would constitute a default thereunder by a Loan Party. Except as would not reasonable be expect to have a Material Adverse Effect, to the knowledge of each Loan Party there are no defaults under any Lease that is not a Material Lease by any Loan Party and no event has occurred which, but for the passage of time, the giving of notice, or both, would constitute a default thereunder by a Loan Party
4.13    Complete Disclosure. To the actual knowledge of each Loan Party after due inquiry, all factual written information taken as a whole (other than forward-looking statements and projections and information of a general economic nature and general information about the Loan Parties’ industry) furnished by or on behalf of a Loan Party to Agent or any Lender (including all information contained in the Schedules hereto or in the other Loan Documents) for purposes of or in connection with this Agreement or the other Loan Documents is, and all other such factual information taken as a whole (other than forward-looking statements and projections and information of a general economic nature and general information about the Loan Parties’ industry) hereafter furnished by or on behalf of a Loan Party to Agent or any Lender, will be, true and accurate, in all material respects, on the date as of which such information is dated or certified and not incomplete by omitting to state any fact necessary to make such information (taken as a whole), not misleading in any material respect at such time in light of the circumstances under which such information was provided. The Projections delivered to Agent and the Lenders on the Closing Date represent, and as of the date on which any other Projections are delivered to Agent or the Lenders, such additional Projections represent, the good faith estimate of management of the Loan Parties, on the date such Projections were delivered, of the Loan Parties’ future performance for the periods covered thereby based upon assumptions believed by the management of the Loan Parties to be reasonable at the time of the delivery thereof to Agent and the Lenders (it being recognized by Agent and the Lenders that such projected financial information is not to be viewed as fact and is subject to significant uncertainties and contingencies many of which are beyond the Loan Parties’ control, that no assurance can be given that any particular financial projections will be realized, and that actual results may vary materially from such projected financial information).
4.14    Indebtedness. Set forth on Schedule 4.14 is a true and complete list of all Indebtedness in excess of $1,000,000 in principal amount of each Loan Party as of the Closing Date that is to remain outstanding after the Closing Date and Schedule 4.14 accurately sets forth the aggregate principal amount of such Indebtedness as of the Closing Date.
4.15    Patriot Act; Foreign Corrupt Practices Act. Each Loan Party is in compliance, in all material respects, with the (a) Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto, and (b) Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA Patriot Act of 2001) (the “Patriot Act”). No part of the proceeds of the Loans made hereunder will be used by any Loan Party or any of their Affiliates, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.
4.16    Payment of Taxes. Except as otherwise permitted under Section 6.6, all tax returns of each Loan Party required to be filed by any of them have been timely filed, all such tax returns and reports are true, correct and complete, in each case, in all material respects, and all taxes shown on such tax returns to be due and payable and all assessments, fees and other similar governmental charges imposed by a tax authority upon a Loan Party and upon its assets, income, businesses and franchises that are due and payable have been paid when due and payable, other than taxes that are the subject of a Permitted Protest. No Loan Party knows of any actual or proposed tax assessment or tax Lien against any Loan Party or any Subsidiary of a Loan Party or any of their respective assets or any Stock in respect of any such Person that is not subject to Permitted Protest.
4.17    Margin Stock. No Loan Party is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any Margin Stock. No part of the proceeds of the Loans made to Borrower will be used to purchase or carry any Margin Stock or to extend credit to others for the purpose of purchasing or carrying any Margin Stock or for any purpose that violates the provisions of Regulation T, U or X of the Board of Governors.
4.18    Governmental Regulation. No Loan Party is subject to regulation under the Investment Company Act of 1940 or under any other federal or state statute or regulation which may limit its ability to incur Indebtedness or which may otherwise render all or any portion of the Obligations unenforceable.

No Loan Party is a “registered investment company” or a company “controlled” by a “registered investment company” or a “principal underwriter” of a “registered investment company” as such terms are defined in the Investment Company Act of 1940.
4.19    Sanctions. No Loan Party nor any of their Subsidiaries is in violation of any Sanctions Laws, and Borrower has implemented and maintains in effect and enforces necessary policies and procedures designed to ensure compliance therewith by the Loan Parties, their Subsidiaries and their respective directors, officers and employees. None of the Loan Parties, nor any of their Subsidiaries (a) is a Sanctioned Person or a Sanctioned Entity, (b) has its assets located in Sanctioned Jurisdictions or Sanctioned Entities, or (c) directly or, to the knowledge of the Loan Parties, indirectly derives revenues from investments in, or transactions with Sanctioned Persons, Sanctioned Jurisdictions or Sanctioned Entities. No proceeds of any Loan made hereunder will be used to fund any operations in, finance any investments or activities in, or make any payments to, a Sanctioned Person, Sanctioned Jurisdiction or Sanctioned Entity.
4.20    Employee and Labor Matters. Except as would not reasonably be expected to cause a Material Adverse Effect, there is (i) no unfair labor practice complaint pending or, to the knowledge of any Loan Party, threatened against any Loan Party before any Governmental Authority and no grievance or arbitration proceeding pending or threatened against any Loan which arises out of or under any collective bargaining agreement, (ii) no strike, labor dispute, slowdown, stoppage or similar action or grievance pending or threatened in writing against any Loan Party, or (iii) no union representation question existing with respect to the employees of any Loan Party and no union organizing activity taking place with respect to any of the employees of any Loan Party. No Loan Party has incurred any liability or obligation under the Worker Adjustment and Retraining Notification Act or similar state law, which remains unpaid or unsatisfied. The hours worked and payments made to employees of any Loan Party have not been in material violation of the Fair Labor Standards Act or any other applicable legal requirements. All material payments due from any Loan Party on account of wages and employee health and welfare insurance and other benefits (except for employee vacation benefits) have been paid or accrued as a liability on the books of Borrower and its Subsidiaries.
4.21    Material Contracts. Except as would not reasonably be expected to have a Material Adverse Effect, each Material Contract (a) is in full force and effect and is binding upon and enforceable against the applicable Loan Party and, to the knowledge of each Loan Party, each other Person that is a party thereto in accordance with its terms, (b) has not been otherwise amended or modified in any material respect that has not been discussed, and (c) is not in material default due to the action or inaction of the applicable Loan Party. No Loan Party, nor any of its Subsidiaries, is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any of its Material Contracts, and no condition exists which, with the giving of notice or the lapse of time or both, could constitute such a default, except where the consequences, direct or indirect, of such default or defaults, if any, could not reasonably be expected to have a Material Adverse Effect.
4.22    PEP. To the knowledge of each Loan Party, no Loan Party nor any of their respective Subsidiaries is acting on behalf of any corporation, business or other entity that has been formed by, or for the benefit of, a current or former senior foreign political figure, serving in the executive, legislative, administrative, military or judicial branches of a foreign government (whether elected or not), a senior official of a major foreign political party, or a senior executive of a foreign government owned corporation, or political figure.

4.23    Location of Collateral. The office where each Loan Party keeps its records concerning the Collateral, and each Loan Party’s principal place of business and chief executive office, each as of the Closing Date, are set forth on Schedule 4.23.
4.24    EEA Financial Institutions. No Loan Party is an EEA Financial Institution.
4.25    Intellectual Property. Each Loan Party owns, is licensed to use or otherwise has the right to use, all Intellectual Property that is material to the condition (financial or other) for the business or operations of such Loan Party. All Intellectual Property owned by any Loan Party which is issued, registered or pending with any United States or foreign Governmental Authority (including, without limitation, any and all applications for the registration of any such Intellectual Property with any such United States or foreign Governmental Authority) and, to the knowledge of each Loan Party, all licenses under which any Loan Party is the exclusive licensee of any such registered Intellectual Property (or any such application for the registration of Intellectual Property) owned by another Person are set forth on Schedule 4.25. Such Schedule 4.25 indicates in each case whether such registered Intellectual Property (or application therefor) is owned or exclusively licensed by such Loan Party. Except as indicated on Schedule 4.25, to the best of each Loan Party’s knowledge, the applicable Loan Party is the sole and exclusive owner of the entire and unencumbered right, title and interest in and to each such registered Intellectual Property (or application therefor) purported to be owned by such Loan Party, free and clear of any Liens and/or licenses in favor of third parties or agreements or covenants not to sue such third parties for infringement, other than non-exclusive licenses granted in the ordinary course of business. To the Loan Parties’ knowledge, all registered Intellectual Property of each Loan Party is duly and properly registered, filed or issued in the appropriate office and jurisdictions for such registrations, filings or issuances. No Loan Party is party to, nor bound by, any material license agreement with respect to which any Loan Party is the licensee that prohibits or otherwise restricts such Loan Party from granting a security interest in such Loan Party’s interest in such license agreement. To the Loan Parties’ actual knowledge (after due inquiry), there is no infringement or claim of infringement by others of any Intellectual Property rights of any Loan Party.
4.26    Broker Fees. Except as set forth on Schedule 4.26, no broker’s or finder’s fee or commission will be payable with respect hereto or any of the transactions contemplated hereby. Borrower shall be solely responsible for the payment of any and all broker’s or finder’s fees and commissions payable now and in the future in connection with this Agreement or any of the transactions contemplated hereby and shall indemnify upon demand the Lender Group and its directors, officers, employees and agents against any claim arising therefrom or in connection therewith.
4.27    Representations Not Waived. The representations and warranties of the Loan Parties contained herein will not be affected or deemed waived by reason of any investigation made by or on behalf of any Lender, Agent and/or any of their respective representatives or agents or by reason of the fact that any Lender, Agent and/or any of their respective representatives or agents knew or should have known that any such representation or warranty is or might be inaccurate in any respect.
5.    [RESERVED].
6.    AFFIRMATIVE COVENANTS.
Each Loan Party covenants and agrees that, beginning on the Closing Date and continuing until termination of the Commitments and payment in full of the Obligations (other than contingent obligations with respect to which no claim has been made), each Loan Party shall and shall cause each of its Subsidiaries (not including Excluded Subsidiaries) to do all of the following:
6.1    Financial Statements, Reports, Certificates. (a) Deliver to Agent and each Lender, each of the financial statements, reports, certificates and other items set forth on Schedule 6.1 no later than the times specified therein, (b) agree that no Loan Party nor any of its Subsidiaries (excluding Excluded Subsidiaries and Acquired Loan Parties) will have a fiscal year different from that of Borrower, (c) agree to maintain a system of accounting that enables the Loan Parties to produce financial statements in accordance with GAAP, and (d) agree to (i) in connection with the delivery of annual audited financial statements (as set forth on Schedule 6.1), use commercially reasonable efforts to provide Agent with progress reports regarding Borrower’s audited year-end financial statements upon Agent’s written request, and (ii) permit Agent, the Lenders and their duly authorized representatives or agents to discuss such audited financials with the Auditor during regular business hours and with reasonable prior notice, provided that an employee or a duly authorized representative or agent of the applicable Loan Party be permitted to attend such discussion, provided further, such discussions with any Lender and Auditor shall be no more than one time per year unless an Event of Default has occurred or is continuing. Notwithstanding anything in this Section 6.1 to the contrary, a Lender may specify in writing to Borrower that it does not wish to receive material non-public information with respect to Borrower, its Subsidiaries or their respective securities (the “Public Side Lenders”), and Borrower will identify those portions of the items required to be delivered pursuant to this Section 6.1 to Public Side Lenders and will clearly and conspicuously mark such materials “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof. By marking such items required to be delivered pursuant to this Section 6.1 as “PUBLIC,” Borrower shall be deemed to have represented to the Public Side Lender(s) that the applicable financial statement, report, certificate or other item does not contain any material nonpublic information about Borrower, its Subsidiaries or their respective securities. Financial reporting information that Borrower deems to contain material non-public information shall be made available to Lenders who elect, pursuant to a written notice to Borrower, to be “private side” Lenders through a data room conspicuously marked as “PRIVATE.” In the event a Lender does not elect to be a Public Side Lender or a “private side” Lender pursuant to a written notice to Borrower, such Lender shall be treated as a Public Side Lender by Borrower until such time, if ever, that Borrower shall have received a written notice from the applicable Lender that such Lender desires to be considered a “private side” Lender.
6.2    Collateral Reporting. Provide Agent and the Lenders with each of the reports set forth on Schedule 6.2 at the times specified therein.
6.3    Existence. At all times preserve and keep in full force and effect such Person’s (i) valid existence and good standing in its jurisdiction of formation or organization except in a transaction expressly permitted by Section 7.3 and Section 7.4 and (ii) except as would not reasonably be expected to have a Material Adverse Effect, good standing with respect to all other jurisdictions in which it is qualified to do business and any Permits or Cannabis Licenses.
6.4    Inspection; Appraisals. Permit Agent and the Lenders’ duly authorized representatives or agents to (a) visit any of its properties and inspect any of its assets or books and records, to examine and make copies of its books and records, and to discuss its affairs, finances, and accounts with, and to be advised as to the same by, its officers and employees (provided that (i) an authorized representative of the Loan Parties shall be given an opportunity to be present, (ii) to the extent Agent and the Lender’s duly authorized representatives aren’t permitted by Applicable Law to visit any properties or any specific area thereof without credentials, approvals, background checks or similar authorizations, neither Borrower nor any Loan Party shall be in violation of this Agreement for refusing access to any such restricted area to Agent and the Lender’s duly authorized representatives, provided that Borrower and each Loan Party shall cooperate with Agent and the Lender’s duly authorized representatives to assist with the procurement of all credentials, approvals, background checks or similar authorizations necessary to enter such restricted area, (iii) so long as no Event of Default shall have occurred during a calendar year, Agent and the Lenders’ shall not conduct more than one (1) inspection per calendar year for the Loan Parties, as a whole, and (iv) all costs and expenses incurred by Agent or the Lenders’ representatives or agents shall be subject to the cap set forth in Section 2.10 herein except for (x) any such costs and expenses incurred during the existence of an Event of Default or (y) in connection with a refinancing of this credit facility) and (b) cause the Acquired Loan Party’s Real Property to be appraised by an appraiser selected by Agent at Agent’s sole cost and expense, in each case at such reasonable times and intervals as Agent may designate and, so long as no Event of Default exists, with reasonable prior notice to Borrower and during regular business hours.
6.5    Maintenance of Properties.
(a)    Maintain and preserve all of its assets and properties which are necessary or useful in the proper conduct of its business in good working order and condition, ordinary wear, tear, casualty and Permitted Dispositions excepted, and defend its title and Agent’s Lien therein against all Persons claims and demands, except Permitted Liens, except to the extent a failure to do so would not reasonably be expected to cause a Material Adverse Effect.
(b)    Maintain, or obtain contractual commitments from relevant landlords to maintain, all rights of way, easements, grants, privileges, licenses, certificates, and permits necessary for the use of the Real Property (as used in the business of the Loan Parties), except to the extent a failure to do so would not reasonably be expected to cause a Material Adverse Effect.
(c)    Comply in all respects with the terms of each Lease and other material agreement relating to the Leasehold Properties so as not to permit any tenant default to exist thereunder beyond any applicable notice and cure periods other than: (i) those matters set forth on Schedule 6.5(c) hereof, and (ii) matters being contested in good faith by appropriate proceedings, except to the extent a failure to do so would not reasonably be expected to cause a Material Adverse Effect.
6.6    Taxes. Cause all Taxes, whether real, personal, or otherwise, due or payable by, or imposed, levied, or assessed against the Loan Parties, their Subsidiaries (except for Excluded Subsidiaries) or any of their respective assets to be paid in full when due in accordance with Applicable Law, except to the extent that the validity of such Tax shall be the subject of a Permitted Protest.
6.7    Insurance.
(a)    The Loan Parties will, and will cause each of their Subsidiaries to, at Borrower’s expense, maintain insurance substantially similar to the coverage in place on the Closing Date, as listed on Schedule 6.7. All property insurance policies covering the Collateral are to be made payable to Agent for the benefit of Agent, the Lenders, and any other lenders with respect to collateral secured by Permitted Indebtedness, as their interests may appear, in case of loss, pursuant to a lender loss payable endorsement with a standard noncontributory “lender” or “secured party” clause to the extent not otherwise payable to Agent and the Lenders pursuant to the terms of such insurance policy and are to contain such other provisions as Agent may reasonably require to fully protect the Lenders’ interest in the Collateral and to any payments to be made under such policies. All certificates of property and general liability insurance are to be delivered to Agent, with the lender loss payable (but only in respect of Collateral) and additional insured endorsements in favor of Agent and shall provide for (unless agreed to by Agent) not less than thirty (30) days (ten (10) days in the case of non-payment) prior written notice to Agent and the Lenders of the exercise of any right of cancellation.
(b)    If an Event of Default has occurred and is continuing, Borrower shall give Agent and the Lenders prompt notice of any loss exceeding $1,000,000 covered by any Loan Party’s casualty or business interruption insurance. So long as no Event of Default has occurred and is continuing, the Loan Parties shall have the exclusive right to adjust any losses payable under any such insurance policies. Upon the occurrence and during the continuance of an Event of Default, Agent shall have the sole right to file claims under any property and general liability insurance policies in respect of the Collateral, to receive, receipt and give acquittance for any payments that may be payable thereunder, and to execute any and all endorsements, receipts, releases, assignments, reassignments or other documents that may be necessary to effect the collection, compromise or settlement of any claims under any such insurance policies.
6.8    Compliance with Laws. Comply with the requirements of all Applicable Laws, Permits, Cannabis Licenses, and orders of any Governmental Authority or any Regulatory Authority in all material respects. The Borrower shall promptly, and in any event, within fifteen (15) days of a senior officer of Borrower obtaining actual knowledge of the same, notify the Agent in writing if the Borrower or any Subsidiary ceases to be in compliance with any applicable Cannabis Laws in all material respects. In the absence of such written notification as aforesaid, the Agent shall be entitled to conclusively assume, without investigation or inquiry that the Borrower and each Subsidiary are in compliance with any and all Cannabis Laws in all material respects, and shall incur no liability to any Person in respect of the same.
6.9    Environmental. Except where the failure to do so would not reasonably be expected to result in a Material Adverse Effect:
(a)    Keep any property either owned, leased or operated by any Loan Party free of any Environmental Liens or post bonds or other financial assurances sufficient to satisfy the obligations or liability evidenced by such Environmental Liens,
(b)    Comply, in all material respects, with Environmental Laws and provide to Agent and the Lenders documentation of such compliance which Agent or any Lender reasonably requests,
(c)    Promptly notify Agent and the Lenders of any Release of which Borrower has knowledge of a Hazardous Material in any reportable quantity at, from or onto any Real Property or other property owned or operated by any Loan Party including any Release identified in the course of any Phase II investigation conducted on behalf of Borrower and take any Remedial Actions required to abate said Release or otherwise to come into compliance, in all material respects, with applicable Environmental Law, including any actions required to receive a “No Further Action” letter or similar confirmation from the relevant Governmental Authority evidencing completion of the remediation and compliance with Environmental Law, and provide Agent and Lenders with a copy of such “No Further Action” letter or similar confirmation, and
(d)    Promptly, but in any event within ten (10) Business Days of its receipt thereof, provide Agent with written notice of any of the following: (i) written notice that an Environmental Lien has been filed against any of the real or personal property of any Loan Party, (ii) commencement of any Environmental Action or written notice that an Environmental Action will be filed against any Loan

Party, and (iii) written notice of a violation, citation, or other administrative order from a Governmental Authority.
6.10    Disclosure Updates. Promptly upon an Authorized Person obtaining actual knowledge thereof, notify Agent and the Lenders if any written information, exhibit, or report furnished to the Lender Group contained, at the time it was furnished, any untrue statement of material fact or omitted to state any material fact necessary to make the statements contained therein not misleading in light of the circumstances in which made. The foregoing to the contrary notwithstanding, any notification pursuant to the foregoing provision will not cure or remedy the effect of the prior untrue statement of a material fact or omission of any material fact nor shall any such notification have the effect of amending or modifying this Agreement or any of the Schedules thereto.
6.11    Formation or Acquisition of Subsidiaries. Upon the formation or acquisition by any Loan Party of any Subsidiary that is not an Excluded Subsidiary after the Closing Date (or when a prior Excluded Subsidiary ceases to constitute an Excluded Subsidiary hereunder), within thirty (30) days of such formation or the consummation of such acquisition (or within thirty (30) days of the date such prior Excluded Subsidiary ceases to constitute an Excluded Subsidiary hereunder) (or such later date as permitted by Agent (at the direction of the Required Lenders in their sole discretion)), the Loan Parties shall (a) cause such Subsidiary to execute and deliver to Agent a Guaranty and Security Agreement Joinder, (b) cause such Subsidiary to execute and deliver to Agent such other security documents and financing statements sufficient to grant an Agent Lien in and to the applicable assets of such Subsidiary if required by this Agreement or any of the other Loan Documents with the priority called for by this Agreement or the other Loan Documents, all in form and substance reasonably satisfactory to Agent (at the direction of the Required Lenders), (c) provide, or cause the applicable Loan Party to provide, to Agent a pledge agreement (or addendum to the Guaranty and Security Agreement) and appropriate certificates and powers or financing statements, as applicable pledging all of the direct or beneficial ownership interest in such Subsidiary to Agent for the benefit of the Required Lenders, each in form and substance reasonably satisfactory to Agent (at the direction of the Required Lenders), and (d) provide to Agent all other customary documentation, including, to the extent reasonably requested by Agent, one or more opinions of counsel reasonably satisfactory to Agent (at the direction of the Required Lenders) which in its reasonable opinion is appropriate with respect to the execution and delivery of the applicable documentation referred to above. Any document, agreement, or instrument executed or issued pursuant to this Section 6.11 shall constitute a Loan Document.
6.12    Acquired Real Property. To the extent requested by Agent (acting at the direction of the Required Lenders) with respect to any Acquired Real Property with a fair market value in excess of $500,000, the applicable Loan Party owning such Real Property shall, within thirty (30) days of Agent’s request, take such actions and execute and deliver, or cause to be executed and delivered, all such Mortgages and Mortgage Supporting Documents with respect to such Real Property as reasonably requested by Agent (acting at the direction of the Required Lenders) to create in favor of Agent for the benefit of the Lenders, a valid and perfected first priority security interest (or such priority as otherwise permitted hereunder) in such Acquired Real Property.
6.13    Further Assurances. At any time upon the reasonable request of Agent (acting at the direction of the Required Lenders), each Loan Party shall execute or deliver to Agent, any and all financing statements, fixture filings, security agreements, pledges, assignments, endorsements of certificates of title, Mortgages, deeds of trust, opinions of counsel, and all other documents as shall be necessary or that Agent may reasonably request (acting at the direction of the Required Lenders), in form and substance reasonably satisfactory to Agent (at the direction of the Required Lenders), to create, perfect, and continue perfected Agent’s Liens in the Collateral granted hereunder (collectively, the “Additional Documents”), to create and perfect Liens in favor of Agent in such Collateral, and in order to fully consummate all of the transactions contemplated hereby and under the Loan Documents. To the maximum extent permitted by Applicable Law, each Loan Party authorizes Agent, after the occurrence and during the continuance of an Event of Default, to execute any such Additional Documents in the applicable Loan Party’s name and to (acting at the direction of the Required Lenders) file such executed Additional Documents in any appropriate filing office. In furtherance of, and not in limitation of, the foregoing, each of Borrower and each Loan Party shall take such actions as Agent may reasonably request (acting at the direction of the Required Lenders) from time to time to ensure that the Obligations are guaranteed by the Guarantors and are secured by the Collateral. Any document, agreement, or instrument executed or issued pursuant to this Section 6.13 shall constitute a Loan Document.
6.14    Lender Meetings. The Loan Parties will, within ninety (90) days after the close of each fiscal year of Borrower (or such later date as Agent may agree (acting at the direction of the Required Lenders)), at the request of Agent (acting at the direction of the Required Lenders) and upon reasonable prior notice, hold a meeting (at a mutually agreeable location and time, including participation by conference call) with all Lenders who choose to attend such meeting at which meeting shall be reviewed the financial results of the previous fiscal year and the financial condition of the Loan Parties and the projections presented for the current fiscal year of Borrower.
6.15    Material Contracts. Each Loan Party shall and shall cause each of its Subsidiaries (excluding Excluded Subsidiaries) to observe and perform all of the covenants, terms, conditions and agreements contained in the Material Contracts to be observed or performed by it if failure to so observe or perform would reasonably be expected to have a Material Adverse Effect. Each Loan Party will, and will cause each other Loan Party to, use commercially reasonable efforts to ensure that any Material Contract entered into after the Closing Date (other than any renewals, amendments or extensions of Material Contracts in existence as of the Closing Date) by any Loan Party does not prohibit the grant of a security interest in such agreement (and all rights of such Loan Party thereunder) to such Loan Party’s lenders or an agent for any lenders (and any transferees of such lenders or such agent, as applicable). No Loan Party shall release the liability of any party under any Material Contract if such release is would reasonably be expected to have a Material Adverse Effect.
6.16    Books and Records. Each Loan Party shall keep proper books of records and accounts in which full, true and correct entries in conformity with GAAP and all requirements of law, in each case, in all material respects, shall be made of all dealings and transactions in relation to its businesses and activities.
6.17    [Reserved].
6.18    Cash Management. No Loan Party shall establish or maintain any Deposit Account or Securities Account (other than Excluded Accounts) unless (i) at a financial institution that is reasonably satisfactory to the agent (at the direction of the Required Lenders), provided that each bank and financial institution utilized by Borrower and its Subsidiaries on the Closing Date and listed on Schedule 6.18 are deemed to be reasonably satisfactory to the Agent and the Required Lenders, and (ii) such financial institution shall have duly executed and delivered to the Agent a Control Agreement with respect to such Deposit Account or Securities Account within thirty (30) days of: (y) the establishment of any Deposit Account or Securities Account or (z) a Subsidiary becoming a Loan Party. Except for cash on deposit in an Excluded Account, the Loan Parties shall deposit all other cash at the dispensaries, cultivation facilities, production facilities or from other operations in Deposit Accounts with banks in the state in which such operations occur (if any) promptly after receipt thereof (and in any event cause such receipts to be deposited in the ordinary course of business), provided that, for the avoidance of doubt, it shall not be a violation of this Section 6.18 by a Loan Party if such Loan Party is prohibited or limited from transferring cash that would otherwise be required to be transferred to a Deposit Account if such transfer is not permitted pursuant to Applicable Law or the bank or other financial institution where the applicable Loan Party has established and maintains a Deposit Account. The Loan Parties shall provide prior written notice to Agent of each new Deposit Account or Securities Account that it opens on or after the Closing Date, in each case providing the current balance, the anticipated average daily balance, and the name and address of the depositary bank for each such account. Notwithstanding the foregoing, to the extent that the Loan Parties cease to be required to maintain the FVC Reserve Amounts in Deposit Accounts at FVCBank, any such FVC Reserve Amounts must be promptly (but in any event, within three (3) Business Days) transferred to a Controlled Account and any accounts must be closed within thirty (30) days of the date such requirement ceases.
6.19    Post-Closing Matters. Deliver each of the documents and other items, and perform each of the actions and comply with the covenants, listed on Schedule 6.19 hereto, in each case, (x) with respect to any such delivery or performance, no later than the corresponding latest date specified on such Schedule 6.19 for each such delivery or other action (or such later date as approved by the Required Lenders in writing, e-mail being sufficient) or (y) with respect to any covenants therein, comply with such covenants on the terms set forth on such Schedule 6.19.
7.    NEGATIVE COVENANTS.
Each Loan Party covenants and agrees that, beginning on the Closing Date and continuing until termination of all of the Commitments and payment in full of the Obligations (other than contingent obligations in respect of which no claim has been made), no Loan Party will, or permit any of its Subsidiaries, to do any of the following:
7.1    Indebtedness. Create, incur, assume, suffer to exist, guarantee, or otherwise become or remain, directly or indirectly, liable with respect to any Indebtedness, except for Permitted Indebtedness.
7.2    Liens. Create, incur, assume, or suffer to exist, directly or indirectly, any Lien on or with respect to any of its assets, whether now owned or hereafter acquired, or any income or profits therefrom, except for Permitted Liens.
7.3    Restrictions on Fundamental Changes.
(a)    Enter into any acquisition, merger, consolidation, reorganization, or recapitalization, or reclassify its Stock (including pursuant to a “division” under Delaware law) (each, a “Fundamental Change”), except: (i) between Loan Parties, provided that if Borrower is a party to such Fundamental Change, Borrower must be the surviving entity after giving effect to such Fundamental Change; (ii) between a Loan Party and an Excluded Subsidiary, provided that such Loan Party must be the surviving entity after giving effect to such Fundamental Change; provided further that if Borrower is a party to such Fundamental Change, Borrower must be the surviving entity after giving effect to such Fundamental Change; (iii) any Permitted Acquisition; (iv) solely involving the Stock of any Excluded Subsidiary (including without limitation Jushi Europe SA); (v) as part of a listing on a public securities market, including without limitation the New York Stock Exchange or the NASDAQ, provided such acquisition would not reasonably be expected to adversely impact Agent’s Lien in any material respect or interest as a Lender in any material respect, and provided further that if the Fundamental Change results in the Stock of any Person other than Borrower being listed on a public securities market in the United States, such listing shall require the prior written approval of the Agent (at the direction of the Required Lenders acting in good faith); (vi) for Tax purposes that do not have an adverse impact on Agent’s Lien in any material respect or any Lender’s interest as a Lender in any material respect or (vii) in connection with any transaction that would constitute a Change of Control (and for the avoidance of doubt, such Change of Control shall cause an acceleration of the Obligations in accordance with Section 2.1(b));
(b)    Liquidate, wind up, or dissolve itself (or suffer any liquidation or dissolution) other than in the ordinary course of business in a manner that does not have an adverse impact on Agent’s Lien in any material respect or interest as a Lender in any material respect;
(c)    Suspend or cease operating a material portion of its business if such suspension or cessation would reasonably be expected to cause a Material Adverse Effect.
7.4    Disposal of Assets. Other than Permitted Dispositions or transactions permitted by Section 7.3 and Section 7.11, convey, sell, lease, license, assign, transfer, or otherwise dispose of (or enter into an agreement to convey, sell, lease, license, assign, transfer, or otherwise dispose of) any of its or their assets (any such conveyance, sale, lease, license, assignment, transfer or other disposition, a “Disposition”).
7.5    Change Name. Change any Loan Party’s name, organizational identification number, state of organization or organizational identity; provided, however, that any Loan Party may change its name, organizational identification number, state of organization or organizational identity, provided (i) it has given the Agent at least ten (10) days’ prior written notice of such change and (ii) such Loan Party promptly files, and in any event not later than the applicable deadline under Applicable Law, all financing statements, in appropriate form, in the appropriate jurisdictions necessary to perfect and/or continue perfection of Agent’s Liens, providing evidence thereof satisfactory to the Agent.
7.6    Nature of Business. Make any material change in the nature of its or their business (including with respect to any Permitted Acquisition) as described in Schedule 7.6, to the extent not reasonably related thereto, or acquire any properties or assets that are not reasonably related to the conduct of such business activities.
7.7    Prepayments and Amendments
(a)    Prepay, redeem or defease any Indebtedness (other than the Obligations hereunder), except, so long as no Event of Default is existing or would result therefrom:
(i)     Indebtedness being refinanced or extended pursuant to a Permitted Refinancing;
(ii)    [reserved];
(iii)    any existing Indebtedness to the extent paid from proceeds of a Specified Contribution received by Borrower or its Subsidiaries since immediately after the Closing Date to the extent such Specified Contributions have not otherwise been applied in accordance with the express terms hereof;

(iv)    Indebtedness required to be prepaid pursuant to any contractual obligation of a Loan Party existing on the Closing Date and not created in contemplation of the transactions contemplated hereby;
(v)    Indebtedness with respect to any sale leaseback transaction permitted hereunder;
(vi)    with respect to any unsecured Indebtedness of any Loan Party being exchanged for Subordinated Indebtedness, such unsecured Indebtedness (A) up to $1,000,000, in the aggregate, using balance sheet cash of the Loan Parties (as opposed to third-party debt or equity investments) and (B) in exchange for Stock and/or Subordinated Indebtedness;
(vii)    Indebtedness payable on a pari passu basis with the Obligations;
(viii)    Subordinated Indebtedness;
(ix)    Indebtedness incurred pursuant to clauses (i), (m) and (y) of the definition of Permitted Indebtedness;
(x)    Indebtedness prepaid, redeemed or defeased solely using the Stock of Borrower; and
(xi)    Indebtedness in connection with the Sammartino Notes provided such prepayment, redemption or defeasance is not in violation of Section 9.1(m) hereof.
(b)     Prepay, redeem or defease any Indebtedness owed by Jushi Europe or any of its Subsidiaries (other than in connection with a settlement in connection with the ongoing liquidation of any such entity);
(c)    Except to the extent permitted pursuant to Section 7.5 hereof, directly or indirectly, amend, modify, alter, or change any of the terms or provisions of the Governing Documents of any Loan Party, in each case, in any material respect that could be materially adverse to Lenders;
(d)     Amend or otherwise revise the Employee Notes to: (i) increase the principal; or (ii) extend the maturity beyond 6 months from the date set forth therein, provided that, for the avoidance of doubt, except as set forth in subsections (i) or (ii) of this Section 7.7(d), a Loan Party may take any action with respect to the Employee Notes that such Loan Party deems desirable, including without limitation forgiving any or all Indebtedness evidenced by the Employee Notes; or
(e)    Amend or otherwise modify any Subordinated Notes Loan Document except for: (i) amendments or modifications that are not adverse to the Lenders in any material respect; or (ii) amendments or modifications that are undertaken in accordance with the Intercreditor Agreement.
Notwithstanding the foregoing, prior to declaring or making any prepayment, redemption or defeasance of Indebtedness permitted under Section 7.7(a)(iii), (iv), (v), (vii), (viii) and (ix) on and after the Closing Date: (y) Borrower must be in pro forma compliance with the financial covenants in Section 8 both before and after giving effect to such prepayment, redemption or defeasance, and (z) Borrower shall commence an offer to prepay (a “Specified Indebtedness Repayment Offer”) an aggregate principal amount of the Term Loans equal to the amount of the proposed prepayment, redemption or defeasance to be made pursuant to this Section 7.7, as the case may be. Each Specified Indebtedness Repayment Offer shall be made at a price (expressed as a percentage of principal amount thereof) equal to 100% of the principal amount thereof, plus accrued and unpaid interest, if any, along with the Exit Premium to, but excluding, the date of prepayment (subject to the right of Lenders on the relevant date to receive interest due on a Payment Date) (the “Specified Indebtedness Repayment Offer Price”). Each Lender will have the right to decline its pro rata portion of any Specified Indebtedness Repayment Offer (the aggregate principal amount of Loans held by Lenders that decline, the “Declined Specified Indebtedness Amounts”). Any Declined Specified Indebtedness Amounts may be retained by Borrower and used solely with respect to the payment of any Indebtedness, within twenty (20) Business Days after the Lender declines such Declined Specified Indebtedness Amounts, pursuant to this Section 7.7 to the extent permitted hereunder. For the avoidance of doubt, no Specified Indebtedness Repayment Offer will be required to be made with any Declined Specified Indebtedness Amounts that are used to prepay Indebtedness pursuant to this Section 7.7.
Notices of a Specified Indebtedness Repayment Offer shall be mailed by Borrower by first class mail, postage prepaid, or delivered electronically, at least ten (10) Business Days before the proposed payment date to the Agent for delivery to the Lenders (which notice shall include, among other things set forth in this Agreement, the amount of the Specified Indebtedness Repayment Offer and the amount of the proposed payment of Indebtedness).
In connection with any Specified Indebtedness Repayment Offer, Borrower shall notify the Agent in writing (e-mail being sufficient) (such notice, a “Specified Indebtedness Repayment Offer Notice”):
(i)    that a Specified Indebtedness Repayment Offer is being made and the principal amount of Term Loans subject to such Specified Indebtedness Repayment Offer and that such Lender has the right to require Borrower to repurchase the Lender’s a pro rata share of the Term Loans at a repurchase price in cash equal to 100% of the principal amount thereof, plus accrued and unpaid interest, if any, along with the Exit Premium to, but excluding, the date of repurchase (subject to the right of holders of record on the relevant date to receive interest on the relevant Payment Date);
(ii)    the circumstances and relevant facts about the proposed payment of Indebtedness necessitating Borrower to commence such Specified Indebtedness Repayment Offer; and
(iii)    the prepayment date (which shall be no earlier than twenty (20) Business Days nor later than thirty (30) Business Days from the date such notice is mailed or delivered electronically).
Lenders electing to have their Term Loans prepaid shall be required to provide notice to Borrower at the address specified in the Specified Indebtedness Repayment Offer Notice at least three (3) Business Days prior to the prepayment date. Such Lenders shall be entitled to withdraw their election if the Agent or Borrower receives not later than one Business Day prior to the prepayment date a written notice (e-mail being sufficient) setting forth the name of such Lender, the principal amount of the Loans to be prepaid and a statement that such Lender is withdrawing its election to have such Loans prepaid.
On the prepayment date, Borrower shall pay the applicable Specified Indebtedness Repayment Offer Price to the Lenders entitled thereto.
Prior to any Specified Indebtedness Repayment Offer, Borrower shall deliver to the Agent a certificate of the chief executive officer or chief financial officer of Borrower stating that all conditions precedent contained herein to the right of Borrower to make such offer have been complied with.

7.8    Restricted Payments. No Loan Party shall make any Restricted Payment, except, so long as no Event of Default is existing or would result therefrom: (i) Restricted Payments set forth on Schedule 7.8; (ii) a Restricted Payment between Excluded Subsidiaries; (iii) Restricted Payments between Loan Parties; (iv) Restricted Payments constituting Permitted Investments or Permitted Indebtedness (including without limitation Restricted Payments to Springing Loan Parties in connection with Permitted Acquisitions), and (v) Restricted Payments constituting the payment or prepayment of Subordinated Indebtedness in accordance with the terms of this Agreement (in each case, with respect to items (i) through (v) above, solely to the extent constituting a Restricted Payment).
7.9    Payments of Subordinated Indebtedness. Other than Subordinated Indebtedness subject to the Global Intercompany Subordinated Note, no Loan Party shall make any payments on behalf of such Subordinated Indebtedness if an Event of Default has occurred and is continuing. With respect to Subordinated Indebtedness subject to the Global Intercompany Subordinated Note, no Loan Party shall make any payments on behalf of such Subordinated Indebtedness if: (i) an Event of Default pursuant to Section 9.1 (d) or (e) hereof has occurred and is continuing, or (ii) an Event of Default pursuant to any other subsection of Section 9.1 hereof has occurred and is continuing and Agent (at the direction of the Required Lenders) has provided Borrower with a written notice that such payments are prohibited.
7.10    Accounting Methods. Without Agent’s consent at the direction of the Required Lenders (such consent not to be unreasonably withheld, conditioned or delayed except as required by Applicable Law or applicable accounting rules), modify or change its fiscal year end from December 31 or its method of accounting (other than as may be required to conform to, or as set forth in the definition of, GAAP).
7.11    Investments. Except for Permitted Investments, directly or indirectly, make or acquire any Investment.
7.12    Transactions with Affiliates. Directly or indirectly, enter into or permit to exist any transaction with any Affiliate of any Loan Party or any of its Subsidiaries (including the payment any of management, advisory, consulting fees or the like), except for:
(a)    transactions between a Loan Party, on the one hand, and an Excluded Subsidiary, on the other hand, so long as such transactions (i) are upon fair and reasonable terms, (ii) are fully disclosed to Agent if they involve one or more payments by such Loan Party in excess of $2,500,000 per fiscal year for any single transaction or series of transactions, and (iii) are no less favorable to such Loan Party than would be obtained in an arm’s length transaction with a non-Affiliate;
(b)    transactions permitted under Section 7.3;
(c)    transactions permitted under Section 7.8;
(d)    (i) the payment of compensation, severance, or employee benefit arrangements to employees, consultants, officers and outside directors of such Loan Party made: (1) in the ordinary course of business, (2) pursuant to a contractual arrangement in place prior to the Closing Date and which was not created in contemplation of avoiding the contractual obligations of the Loan Parties under the Loan Documents; or (3) approved by a majority of the independent members of such Loan Party’s Board of Directors (or comparable governing body) or a committee thereof, and (ii) the payment of reasonable and customary indemnification obligations to employees, officers, and outside directors of such Loan Party in the ordinary course of business and consistent with industry practice;
(e)    transactions exclusively among the Loan Parties; or

(f)    transactions listed on Schedule 7.12.
7.13    Use of Proceeds.
(a)    Use the proceeds of the Term Loans for any purpose other than (i) to repay in full the Indebtedness under the Existing Credit Agreement, (ii) to finance Permitted Acquisitions, (iii) to pay transactional fees, costs, and expenses incurred in connection with this Agreement and the transactions contemplated hereby and (iv) for general corporate working capital purposes.
(b)    No proceeds of any loan made hereunder will be used by the Loan Parties or their Subsidiaries or their respective directors, officers and employees to fund any operations in, finance any investments or activities in, or make any payments to, a Sanctioned Person or a Sanctioned Entity.
7.14    Limitation on Issuance of Stock. Except for Permitted Dispositions, Permitted Acquisitions and the issuance or sale of Qualified Stock by Borrower, issue or sell or enter into any agreement or arrangement for the issuance or sale of any of its Stock.
7.15    Sale and Leaseback Transactions. No Loan Party shall enter into any arrangement, directly or indirectly, with any Person whereby Borrower or any Loan Party shall sell or transfer property used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property that it intends to use for substantially the same purpose or purposes as the property being sold or transferred, except as permitted herein.
7.16    Use of Declined ECF Proceeds, Declined Specified Indebtedness Amounts and Certain Proceeds of Indebtedness.
(a)    Use any Declined ECF Proceeds for any purpose other than (i) in the operation of Borrower’s and the other Loan Parties respective Businesses (including funding working capital), (ii) to finance Permitted Acquisitions (including the incurrence of Permitted Indebtedness and Permitted Investments), (iii) to finance incremental capital expenditures, (iv) prepayments of Indebtedness other than the Obligations; provided, that in connection with any such prepayment made pursuant to clause (iv) of this Section 7.16(a), Borrower shall be required to make a Specified Indebtedness Repayment Offer as set forth in Section 7.17 hereof if the amount to be prepaid is greater than the amount of the Declined ECF Proceeds.
(b)    Use any Declined Specified Indebtedness Amounts for any purpose other than to make payments in respect of Indebtedness permitted to be repaid pursuant to Section 7.7.
(c)    Use the proceeds of any Indebtedness incurred in reliance on (i) clause (w) of the definition of Permitted Indebtedness with respect to any operations outside of the Commonwealth of Pennsylvania and (ii) clause (x) of the definition of Permitted Indebtedness with respect to any operations outside of the Commonwealth of Virginia.
8.    FINANCIAL COVENANTS.
Each Loan Party covenants and agrees that, beginning on the Closing Date and continuing until termination of all of the Commitments and payment in full of the Obligations (other than contingent obligations with respect to which no claim has been made):

8.1    Minimum Cash Balance. The Loan Parties shall, as determined on the last day of each calendar month, maintain a sum of unrestricted cash and Cash Equivalents (the “Cash Balance”) in one or more Deposit Accounts of Loan Parties (calculated net of any amounts on deposit in any Excluded Account) in at least the amount set forth below opposite the applicable calendar month:

Calendar Months Ending	Minimum Cash Balance
On or prior to September 30, 2024	$8,000,000
After September 30, 2024 but on or prior to December 31, 2024	$10,000,000
After December 31, 2024 but on or prior to June 30, 2025	$12,000,000
After June 30, 2025	$15,000,000
The Loan Parties shall cause the minimum Cash Balance required to be held by Loan Parties to be held in Controlled Accounts by no later than the dates set forth in Schedule 6.19.
9.    EVENTS OF DEFAULT.
9.1    Events of Default. Any one or more of the following events shall constitute an event of default (each, an “Event of Default”) under this Agreement:
(a)    Payments. If any Loan Party fails to pay when due and payable, or when declared due and payable, all or any portion of the Obligations consisting of (i) principal or (ii) interest, Make-Whole Amount, Exit Premium, fees, or charges due the Lender Group, reimbursement of Lender Group Expenses, or other amounts constituting Obligations (including any portion thereof that accrues after the commencement of an Insolvency Proceeding, regardless of whether allowed or allowable in whole or in part as a claim in any such Insolvency Proceeding) and such required payment under this clause (ii) is not made within five (5) Business Days of its due date; or
(b)    Covenants. If any Loan Party or any of its Subsidiaries:
(i)    fails to perform or observe any covenant or other agreement contained in Section 6.19 (Post-Closing Matters) (other than with respect to item 7 listed on Schedule 6.19), Section 7 or Section 8 (provided, however, that to the extent that such failure to perform or observe any covenant contained in Section 8 is solely due to an administrative or clerical error, such failure shall only constitute an Event of Default to the extent that it continues for a period of two (2) Business Days after the earlier of (A) the date on which such failure shall first become known to any senior officer of any Loan Party and (B) the date on which notice thereof is given to Borrower by Agent or any Lender); or
(ii)    fails to perform or observe any covenant or other agreement contained in any of Sections 6.8 (Compliance with Laws), 6.11 (Formation or Acquisition of Subsidiaries), and 6.13 (Further Assurances), and, in each case, such failure continues for a period of ten (10) calendar days after the earlier of (A) the date on which such failure shall first become known to any senior officer of any Loan Party and (B) the date on which notice thereof is given to Borrower by Agent or any Lender; or
(iii)    fails to perform or observe any covenant or other agreement contained in any of Sections 6.2 (Collateral Reporting), 6.3 (Existence), 6.4 (Inspection; Appraisals), 6.5 (Maintenance of Properties), 6.6 (Taxes), 6.7 (Insurance), 6.9 (Environmental), 6.10 (Disclosure Updates), 6.12 (Acquired Real Property) 6.14 (Lender Meetings), and 6.15 (Material Contracts) of this Agreement and such failure continues for a period of thirty (30) days after the earlier of (A) the date on which such failure shall first become known to any officer of any Loan Party and (B) the date on which notice thereof is given to Borrower by Agent or any Lender; or
(iv)    fails to perform or observe any covenant or other agreement contained in this Agreement, or in any of the other Loan Documents, in each case, other than any such covenant or agreement that is the subject of another provision of this Section 9.1 (in which event such other provision of this Section 9.1 shall govern), and such failure continues for a period of thirty (30) calendar days after the earlier of (i) the date on which such failure shall first become known to any officer of any Loan Party and (ii) the date on which notice thereof is given to Borrower by Agent; or
(c)    Assets. If any material portion of any Loan Parties’ assets is attached, seized, subjected to a writ or distress warrant, or is levied upon, or comes into the possession of any third Person and the same is not discharged before the earlier of thirty (30) days after the date it first arises or five (5) days prior to the date on which such property or asset is subject to forfeiture by such Loan Party; or
(d)    Voluntary Bankruptcy. If an Insolvency Proceeding is commenced by a Loan Party or any of its Subsidiaries; or
(e)    Involuntary Bankruptcy. If an Insolvency Proceeding is commenced against a Loan Party or any of its Subsidiaries and any of the following events occur: (a) such Loan Party or such Subsidiary consents to the institution of such Insolvency Proceeding against it, (b) the petition commencing the Insolvency Proceeding is not timely controverted, (c) the petition commencing the Insolvency Proceeding is not dismissed within sixty (60) calendar days of the date of the filing thereof, (d) an interim trustee is appointed to take possession of all or any substantial portion of the properties or assets of, or to operate all or any substantial portion of the business of, such Loan Party or its Subsidiary, or (e) an order for relief shall have been issued or entered therein; or
(f)    Business Affairs. If any Loan Party is enjoined, restrained, or in any way prevented by court order from continuing to conduct all or any material part of its business affairs which would, individually or in the aggregate, reasonably be expected to adversely impact Agent’s Lien in any material respect or interest as a Lender in any material respect; or
(g)    Judgments. If one or more judgments, orders, or awards for the payment of money involving an aggregate amount of $3,000,000 or more (exclusive of amounts fully covered (other than to the extent of customary deductibles) by insurance pursuant to which the insurer accepted liability therefor in writing) is entered or filed against any Loan Party, or with respect to any of their respective assets, and either (a) there is a period of sixty (60) consecutive days at any time after the entry of any such judgment, order, or award during which (x) the same is not discharged, satisfied, stayed, vacated, or bonded pending appeal, or (y) a stay of enforcement thereof is not in effect, or (b) enforcement proceedings are commenced upon such judgment, order, or award; or

(h)    Default Under Other Agreements. If there is a default in one or more material debt financing agreements to which a Loan Party or any of its Subsidiaries is a party with one or more third Persons relative to a Loan Party’s or any of its Subsidiaries’ Indebtedness (excluding any default set forth on Schedule 9.1(h)) involving an aggregate amount of $2,500,000 or more (including, for the avoidance of doubt, any default under the FVC Loan Agreement), and such default (i) continues beyond any applicable grace or cure period, (ii) occurs at the final maturity of the obligations thereunder or (iii) results in a right by such third Person, irrespective of whether exercised, to accelerate the maturity of such Loan Party’s obligations thereunder; provided that, (x) any default under any other such debt financing agreement for which a Loan Party can provide to Agent written evidence from such Loan Party’s unaffiliated legal counsel (in form and substance reasonably satisfactory to Agent (at the direction of the Required Lenders)) determining that the counterparty to such agreement has, or may have, materially breached its obligations thereunder, shall not be considered a default hereunder; or
(i)    Representations, etc. If any warranty, representation, certificate or statement made herein or in any other Loan Document or delivered in writing to Agent or any Lender in connection with this Agreement or any other Loan Document proves to be untrue in any material respect (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) as of the date of issuance or making or deemed making thereof; or
(j)    Guaranty; Subordination. If (i) the obligation of any Guarantor under the Guaranty is limited or terminated by operation of law or by such Guarantor (except where such Guarantor’s Guaranty is terminated because such Guarantor constitutes an Excluded Subsidiary hereunder and is released as a Loan Party) and Borrower has not provided a new Guarantor of equal or greater credit that is acceptable to Agent (at the direction of the Required Lenders in their sole discretion) within ten (10) Business Days, or (ii) any Indebtedness that is required to be subordinated to the Obligations fails to be subordinated to the Obligations upon terms satisfactory to Agent (at the direction of the Required Lenders); or
(k)    Security Documents. If any Guaranty and Security Agreement, any Mortgage or any other Loan Document that purports to create a Lien, shall, for any reason, fail or cease to create a valid and perfected, and first priority Lien on the Collateral covered thereby, subject to Permitted Priority Liens; or
(l)    Loan Documents. The validity or enforceability of any Loan Document shall at any time for any reason be declared to be null and void, or a proceeding shall be commenced by a Loan Party or its Subsidiaries, or by any Governmental Authority having jurisdiction over a Loan Party or its Subsidiaries, seeking to establish the invalidity or unenforceability thereof, or a Loan Party or its Subsidiaries shall deny that such Loan Party or its Subsidiaries has any liability or obligation purported to be created under any Loan Document; or
(m)    Sammartino Notes. If any Loan Party makes a cash settlement payment in excess of $2,500,000 in connection with any dispute regarding the Sammartino Notes; provided that settlement payments in any form of consideration other than cash shall not be counted with respect to such $2,500,000 threshold so long as, with respect to any such consideration in the form of earn-outs, seller notes or other take-back paper, such consideration (i) matures or becomes due and payable more than one year after the Maturity Date and (ii) has an annual effective cost of less than 12.25%.

(n)    ERISA Event. An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan that has resulted or could reasonably be expected to result in liability of any Loan Party to a Pension Plan, Multiemployer Plan or PBGC, or that constitutes grounds for appointment of a trustee for or termination by the PBGC of any Pension Plan or Multiemployer Plan; a Loan Party or ERISA Affiliate fails to pay when due any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan; or any event similar to the foregoing occurs or exists with respect to a Foreign Plan, which would, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.
10.    THE LENDER GROUP’S RIGHTS AND REMEDIES.
10.1    Rights and Remedies. Upon the occurrence and during the continuation of an Event of Default and in addition to any other rights or remedies provided for hereunder or under any other Loan Document or by Applicable Law, Agent may, and, at the direction of the Required Lenders, shall, do any one or more of the following:
(a)    declare all or any portion of the principal of, and any and all accrued and unpaid interest and fees with respect to, the Loans and all other Obligations, whether evidenced by this Agreement or by any of the other Loan Documents to be immediately due and payable, whereupon the same shall become and be immediately due and payable and Borrower shall be obligated to repay all of such Obligations in full, without presentment, demand, protest, or further notice or other requirements of any kind, all of which are hereby expressly waived by Borrower;
(b)    declare the Commitments terminated, whereupon the Commitments shall immediately be terminated;
(c)    terminate this Agreement and any of the other Loan Documents as to any future liability or obligation of the Lender Group, but without affecting any of Agent’s Liens in the Collateral and without affecting the Obligations; and
(d)    exercise all other rights and remedies available to Agent or the Lenders under the Loan Documents, under Applicable Law, or in equity.
The foregoing to the contrary notwithstanding, upon the occurrence of any Event of Default described in Section 9.1(d) or Section 9.1(e), in addition to the remedies set forth above, without any notice to Borrower or any other Person or any act by the Lender Group, the Commitments shall automatically terminate and the Obligations, inclusive of the principal of, and any and all accrued and unpaid interest and fees with respect to the Loans and all other Obligations, whether evidenced by this Agreement or by any of the other Loan Documents, shall automatically become and be immediately due and payable and Borrower shall automatically be obligated to repay all of such Obligations in full, without presentment, demand, protest, or notice or other requirement of any kind, all of which are expressly waived by Borrower. Agent shall not be required to take any action pursuant to this Section 10.1 unless so directed in writing by the Required Lenders and in Agent’s good faith determination, taking such enforcement action is permitted under the terms of the Loan Documents and Applicable Law, and taking such enforcement action will not result in any liability of Agent to any Loan Party or any other Person for which Agent has not been indemnified for under the Loan Documents.
10.2    Remedies Cumulative. The rights and remedies of the Lender Group under this Agreement, the other Loan Documents, and all other agreements shall be cumulative. The Lender Group shall have all other rights and remedies not inconsistent herewith as provided under the Code, by law, or in equity. No exercise by the Lender Group of one right or remedy shall be deemed an election, and no waiver by the Lender Group of any Event of Default shall be deemed a continuing waiver. No delay by the Lender Group shall constitute a waiver, election, or acquiescence by it.
10.3    Equity Cure Right. In the event that Borrower fails to comply with the requirements of any financial covenant set forth in Section 8 after any applicable notice period set forth therein, Borrower shall have the right to cure such failure using one or more Permitted Cure Sources, and to apply the amount of proceeds thereof to increase the Cash Balance with respect to the applicable calendar month (the “Cure Right”); provided that (a) such proceeds or other Permitted Cure Sources are actually deposited, to the extent necessary to cure such failure, into the Controlled Accounts no later than ten (10) Business Days following breach of such financial covenant, (b) the Cure Right shall not be exercised more than three (3) times per calendar year, and (d) the Cure Right shall not be exercised in consecutive calendar months. If, after giving effect to the foregoing pro forma adjustment, Borrower is in compliance with the financial covenants set forth in Section 8.1, Borrower shall be deemed to have satisfied the requirements of Section 8.1 as of the relevant date of determination with the same effect as though there had been no failure to comply on such date, and the applicable breach or default of such Section 8.1 that had occurred shall be deemed cured for purposes of this Agreement. The parties hereby acknowledge that excess proceeds from Permitted Cure Sources received by the Loan Parties may be used for other purposes permitted under this Agreement, subject to and in compliance with the terms of this Agreement.

11.    TAXES AND EXPENSES.
Upon the occurrence and during the continuance of an Event of Default, to the extent that any Loan Party fails to pay any monies (whether Taxes, assessments, insurance premiums, or, in the case of leased properties or assets, rents or other amounts payable under such leases) due to third Persons, or fails to make any deposits or furnish any required proof of payment or deposit, all as required under the terms of this Agreement, then, Agent (at the direction of the Required Lenders in their sole discretion), without prior notice to any Loan Party, may do any or all of the following: (a) make payment of the same or any part thereof, or (b) in the case of the failure to comply with Section 6.7 hereof, obtain and maintain insurance policies of the type described in Section 6.7 and take any reasonable action with respect to such policies as Agent deems prudent. Any such amounts paid by Agent shall constitute Lender Group Expenses and any such payments shall not constitute an agreement by the Lender Group to make similar payments in the future or a waiver by the Lender Group of any Event of Default under this Agreement. Agent need not inquire as to, or contest the validity of, any such expense, Tax, or Lien and the receipt of the usual official notice for the payment thereof shall be conclusive evidence that the same was validly due and owing.
12.    WAIVERS; INDEMNIFICATION.
12.1    Demand; Protest; etc. Each Loan Party waives demand, protest, notice of protest, notice of default, acceleration or intent to accelerate, dishonor, notice of payment and nonpayment, nonpayment at maturity, release, compromise, settlement, extension, or renewal of documents, instruments, chattel paper, and guarantees at any time held by the Lender Group on which any Loan Party may in any way be liable.
12.2    The Lender Group’s Liability for Collateral. Each Loan Party hereby agrees that: (a) so long as Agent complies with its obligations, if any, under the Code, the Lender Group shall not in any way or manner be liable or responsible for: (i) the safekeeping of the Collateral, (ii) any loss or damage thereto occurring or arising in any manner or fashion from any cause, (iii) any diminution in the value thereof, or (iv) any act or default of any carrier, warehouseman, bailee, forwarding agency, or other Person, and (b) all risk of loss, damage, or destruction of the Collateral shall be borne by Loan Parties.
12.3    Indemnification. Each Loan Party shall pay, indemnify, defend, and hold the Agent-Related Persons, the Lender-Related Persons, and each Participant (each, an “Indemnified Person”) harmless (to the fullest extent permitted by law) from and against any and all claims, demands, suits, actions, investigations, proceedings, liabilities, fines, costs, penalties, and damages, and all reasonable fees and disbursements of attorneys, experts, brokers or consultants and all other costs and expenses actually and reasonably incurred in connection therewith or in connection with the enforcement of this indemnification (as and when they are incurred and irrespective of whether suit is brought), at any time asserted against, imposed upon, or incurred by any of them (a) in connection with or as a result of or related to the execution and delivery incurred in advising, structuring, drafting, reviewing, administering, amending, waiving or otherwise modifying the Loan Documents (to the extent covered by the indemnification rights and obligations under this Section 12.3), enforcement, performance, or administration (including any restructuring or workout with respect hereto) of this Agreement, any of the other Loan Documents, or the transactions contemplated hereby or thereby or the monitoring of the Loan Parties’ and its Subsidiaries’ compliance with the terms of the Loan Documents and (b) with respect to any investigation, litigation, or proceeding related to this Agreement, any other Loan Document, or the use of the proceeds of the credit provided hereunder (irrespective of whether any Indemnified Person is a party thereto), or any act, omission, event, or circumstance in any manner related thereto and (c) in connection with or arising out of any presence or release of Hazardous Materials at, on, under, to or from any assets or properties owned, leased or operated by any Loan Party or any Environmental Actions, Environmental Liabilities and costs or Remedial Actions related in any way to any such assets or properties of any Loan Party or any of their Subsidiaries’ (each and all of the foregoing, the “Indemnified Liabilities”). The foregoing to the contrary notwithstanding, no Loan Party shall have any obligation to any Indemnified Person under this Section 12.3 with respect to any Indemnified Liability that a court of competent jurisdiction determines pursuant to a final and non-appealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnified Person or any Agent-Related Person or any Lender-Related Person thereof. This provision shall survive the termination of this Agreement and the repayment of the Obligations. If any Indemnified Person makes any payment to any other Indemnified Person with respect to an Indemnified Liability as to which any Loan Party was required to indemnify the Indemnified Person receiving such payment, the Indemnified Person making such payment is entitled to be indemnified and reimbursed by Loan Parties with respect thereto.
13.    NOTICES.
Unless otherwise provided in this Agreement, all notices or demands relating to this Agreement or any other Loan Document shall be in writing and (except for financial statements and other informational documents which may be sent by first-class mail, postage prepaid) shall be personally delivered or sent by registered or certified mail (postage prepaid, return receipt requested), overnight courier, or electronic mail (at the email addresses as a party may designate in accordance herewith). In the case of notices or demands to Borrower, Agent or the Lenders, as the case may be, they shall be sent to the respective address set forth below:

If to Borrower:	Jushi Holdings Inc. 301 Yamato Road, Suite 3250 Boca Raton, Florida 33431 Attention: Legal Department Email: [***]
with copies to:	Feuerstein Kulick LLP 420 Lexington Avenue, Suite 2024 New York, NY 10170 Attention: Samantha Gleit Email: [***]
If to Agent:	Argent Institutional Trust Company 1715 North Westshore Blvd., Suite 750 Tampa, FL 33607 Attention: Debra Schachel and Paul Vaden Email: [***]
with copies to:	Greenberg Traurig, LLP One Vanderbilt Ave. New York, NY 10017 Attention: Kalyan (Kal) Das Email: [***]
If to any Material Lender:	As set forth on Schedule 1.1(b)
with copies to:	Kramer Levin Naftalis & Frankel LLP 1177 Avenue of the Americas New York, NY 10036 Attention: Scott Welkis Email: [***]
If to any other Lender:	As set forth on such Lender’s signature page

Any party hereto may change the address at which they are to receive notices hereunder, by notice in writing in the foregoing manner given to the other party. All notices or demands sent in accordance with this Section 13, shall be deemed received on the earlier of the date of actual receipt or three (3) Business Days after the deposit thereof in the mail; provided that (a) notices sent by overnight courier service shall be deemed to have been given the next day and (b) notices by electronic mail shall be deemed received upon the sender’s receipt of an acknowledgment from the intended recipient (such as by the “return receipt requested” function, as available, return email or other written acknowledgment).
14.    CHOICE OF LAW AND VENUE; JURY TRIAL WAIVER.
(a)    THE VALIDITY OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (UNLESS EXPRESSLY PROVIDED TO THE CONTRARY IN ANOTHER LOAN DOCUMENT WITH RESPECT TO SUCH OTHER LOAN DOCUMENT), THE CONSTRUCTION, INTERPRETATION, AND ENFORCEMENT HEREOF AND THEREOF, THE RIGHTS OF THE PARTIES HERETO AND THERETO WITH RESPECT TO ALL MATTERS ARISING HEREUNDER OR THEREUNDER OR RELATED HERETO OR THERETO, AND ANY CLAIMS, CONTROVERSIES OR DISPUTES ARISING HEREUNDER OR THEREUNDER OR RELATED HERETO OR THERETO SHALL BE DETERMINED UNDER, GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

(b)    TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, EACH LOAN PARTY AND EACH MEMBER OF THE LENDER GROUP HEREBY WAIVES THEIR RESPECTIVE RIGHTS, IF ANY, TO A JURY TRIAL OF ANY CLAIM, CONTROVERSY, DISPUTE OR CAUSE OF ACTION DIRECTLY OR INDIRECTLY BASED UPON OR ARISING OUT OF ANY OF THE LOAN DOCUMENTS OR ANY OF THE TRANSACTIONS CONTEMPLATED THEREIN, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW OR STATUTORY CLAIMS (EACH A “CLAIM”). EACH LOAN PARTY AND EACH MEMBER OF THE LENDER GROUP REPRESENT THAT EACH HAS REVIEWED THIS WAIVER AND EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. IN THE EVENT OF LITIGATION, A COPY OF THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.
(c)    EACH LOAN PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF THE STATE AND FEDERAL COURTS LOCATED IN THE STATE OF NEW YORK, SITTING IN THE COUNTY OF WESTCHESTER OR COUNTY OF NEW YORK, AT THE DISCRETION OF THE AGENT (ACTING AT THE DIRECTION OF THE REQUIRED LENDERS), AND THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO ANY LOAN DOCUMENTS, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND HEREBY IRREVOCABLY WAIVES, AND AGREES NOT TO ASSERT IN ANY SUIT, ACTION OR PROCEEDING, ANY CLAIM THAT IT IS NOT PERSONALLY SUBJECT TO THE JURISDICTION OF ANY SUCH COURT, THAT SUCH SUIT, ACTION OR PROCEEDING IS BROUGHT IN AN INCONVENIENT FORUM OR THAT THE VENUE OF SUCH SUIT, ACTION OR PROCEEDING IS IMPROPER. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT AGENT MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST ANY LOAN PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.
(d)    TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, EACH PARTY HERETO HEREBY WAIVES ANY SPECIAL, INDIRECT, CONSEQUENTIAL, OR PUNITIVE DAMAGES WITH RESPECT TO ANY CLAIM FOR BREACH OF CONTRACT OR ANY OTHER THEORY OF LIABILITY ARISING OUT OF OR RELATED TO THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR ANY ACT, OMISSION, OR EVENT OCCURRING IN CONNECTION THEREWITH, AND EACH PARTY HERETO HEREBY WAIVES, RELEASES, AND AGREES NOT TO SUE UPON ANY CLAIM FOR SUCH DAMAGES, WHETHER OR NOT ACCRUED AND WHETHER OR NOT KNOWN OR SUSPECTED TO EXIST IN ITS FAVOR.
15.    ASSIGNMENTS AND PARTICIPATIONS; SUCCESSORS.
15.1    Assignments and Participations.
(a)    Assignments. Any Lender may, with the consent of Agent (at the written direction of the Required Lenders) and Borrower (provided, that the consent of Borrower (A) shall not be unreasonably withheld or delayed (provided further that if such consent is not granted, it shall not be considered unreasonably withheld or delayed if the proposed assignment is to a Person who is a Competitor, or a lender to or an Affiliate of a Competitor, of Borrower or any Loan Party) and (B) shall not be required if an Event of Default exists or such assignment is to a Permitted Assignee), at any time assign to one or more Persons (other than natural persons) who is, unless an Event of Default has occurred and has not been cured (if capable of cure) within 60 days of such occurrence, not a Competitor (any such Person, an “Assignee”) all or any portion of such Lender’s Loans; provided that in no event may any Lender assign its Loans to (i) an Affiliated Lender (unless the assigning Lender is an Affiliated Lender) or (ii) the Borrower or any of its Subsidiaries. In connection with any assignment, regardless of whether Agent or Borrower consent is required, prior to effectuating such assignment the applicable Lender(s) and Assignee(s) shall obtain all necessary governmental, regulatory, and other material consents, approvals and exemptions required to be obtained in connection therewith. Except as Agent may otherwise agree, any such assignment shall be in a minimum aggregate amount equal to one million Dollars ($1,000,000) or, if less, the remaining Commitments and Loans held by the assigning Lender. The Loan Parties and Agent shall be entitled to continue to deal solely and directly with such Lender in connection with the interests so assigned to an Assignee until Agent shall have received and accepted an Assignment and Acceptance.
(i)    From and after the date on which the conditions described above have been met, and subject to acceptance and recording of the assignment pursuant to Section 15.1(a)(iii), (x) such Assignee shall be deemed automatically to have become a party hereto and, to the extent that rights and obligations hereunder have been assigned to such Assignee pursuant to such Assignment and Acceptance, shall have the rights and obligations of a Lender hereunder and (y) the assigning Lender, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Acceptance, shall be released from its rights (other than its indemnification rights) and obligations hereunder. Upon the request of the Assignee (and, as applicable, the assigning Lender) pursuant to an effective Assignment and Acceptance, Borrower shall execute and deliver to Agent for delivery to the Assignee (and, as applicable, the assigning Lender) a Note or Notes setting forth such Lender’s Loans (and, as applicable, a Note or Notes in the principal amount of the Loans retained by the assigning Lender). Each such Note shall be dated the effective date of such assignment. Upon receipt by Agent of such Note(s), the assigning Lender shall return to Borrower any prior Note held by it, and such Note shall be cancelled by Borrower and of no further force or effect.
(ii)    Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section 15.1 shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall be made, unless an Event of Default has occurred and has not been cured (if capable of cure) within 60 days of such occurrence, to a Competitor or release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
(iii)    Agent, acting solely for this purpose as an agent of Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of (and stated interest on) the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and Borrower, Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.
(b)    Any Lender may, at any time sell to one or more Persons (other than natural persons) participating interests in its Term Loans or other interests hereunder (any such Person, a “Participant”). In connection with any sale by a Lender of a participating interest in its Term Loans, prior to effectuating such sale applicable Lender(s) and each Participant shall obtain all necessary governmental, regulatory, and other material consents, approvals and exemptions required to be obtained in connection therewith. In the event of a sale by a Lender of a participating interest to a Participant, (a) such Lender’s obligations hereunder shall remain unchanged for all purposes, (b) Borrower and Agent shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations hereunder and (c) all amounts payable by Borrower shall be determined as if such Lender had not sold such participation and shall be paid directly to such Lender. No Participant shall have any direct or indirect voting rights hereunder except with respect to any event described in Section 16.1 expressly requiring the unanimous vote of all Lenders or, as applicable, all Affected Lenders. Each Lender agrees to incorporate the requirements of the preceding sentence into each participation agreement which such Lender enters into with any Participant. Each Lender that sells a participation to a Participant shall, acting solely for this purpose as an agent of Borrower, maintain at one of its offices a register for the recordation of the names and addresses of each such Participant, and the Commitments of, and principal amount of and accrued interest on the Loans owing to, such Participant (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any Loans, Commitments or its other obligations under any Loan Document) to any Person except to the extent that disclosure is required to establish that such a participation in a Loan or other obligation is held by a Participant who is a non-resident alien individual (within the meaning of IRC Section 871) or a foreign corporation (within the meaning of IRC Section 881) is in registered form (as described above). The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall have the right to treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.
15.2    Successors. This Agreement shall bind and inure to the benefit of the respective successors and assigns of each of the parties; provided that no Loan Party may assign this Agreement or any rights or duties hereunder without the Required Lenders’ prior written consent and any prohibited assignment shall be absolutely void ab initio. No consent to assignment by the Lenders shall release any Loan Party from its Obligations.
16.    AMENDMENTS; WAIVERS.
16.1    Amendments and Waivers.
(a)    No amendment, waiver, or other modification of any provision of this Agreement or any other Loan Document, and no consent with respect to any departure by any Loan Party therefrom, shall be effective unless the same shall be in writing and signed by the Required Lenders (or, with respect to a Loan Document other than this Agreement, by Agent, acting at the direction of the Required Lenders) and the Loan Parties that are party thereto and then any such waiver or consent shall be effective, but only in the specific instance and for the specific purpose for which given; provided, however, that no such waiver, amendment, or consent shall, unless in writing and signed by all of the Lenders directly affected thereby and all of the Loan Parties that are party thereto, do any of the following:

(i)    postpone or delay any date fixed by this Agreement or any other Loan Document for any payment of principal, interest, fees, or other amounts due hereunder or under any other Loan Document (including any applicable grace period therefor),
(ii)    reduce the principal of, or the rate of interest on, any loan or other extension of credit hereunder, or reduce any fees, Original Issue Discount or other amounts payable hereunder or under any other Loan Document (except (x) in connection with the waiver of applicability of Section 2.5(c) (which waiver shall be effective with the written consent of the Required Lenders) or (y) that any amendment or modification of defined terms used in the financial covenants in this Agreement shall not constitute a reduction in the rate of interest or a reduction of fees for purposes of this clause (ii)),
(iii)    change the Pro Rata Share (i.e., the vote) that is required to take any action hereunder,
(iv)    amend, modify, or eliminate any provision of this Agreement providing for consent or other action by all Lenders,
(v)    other than as permitted by Section 17.12, release Agent’s Lien in and to all or substantially all of the Collateral,
(vi)    amend, modify, or eliminate the definitions of “Affiliated Lenders” (or Schedule 1.1(a)), “Required Lenders” or “Pro Rata Share”,
(vii)    contractually subordinate any of Agent’s Liens or subordinate the Obligations in right of payment, or have the effect of either of the foregoing,
(viii)    other than in connection with a merger, liquidation, dissolution or sale of such Person expressly permitted by the terms hereof or the other Loan Documents, release any Loan Party from any obligation for the payment of money or consent to the assignment or transfer by any Loan Party of any of its rights or duties under this Agreement or the other Loan Documents,
(ix)    amend, modify, or eliminate any of the provisions of Section 2.3(b)(i) or (ii) or Section 2.3(g),
(x)    amend, modify, or eliminate any of the provisions of Section 15.1 with respect to assignments to, or participations with, Persons who are a Loan Party or an Affiliate of a Loan Party, or
(xi)    amend, modify or eliminate any of the provisions of this Section 16.1 or Section 17.13(b).
(b)    No amendment, waiver, modification, or consent shall amend, modify, waive, or eliminate, any provision of Section 17 pertaining to Agent, or any other rights or duties of Agent under this Agreement or the other Loan Documents, without the written consent of Agent, Loan Parties, and the Required Lenders.
Anything in this Section 16.1 to the contrary notwithstanding, any amendment, waiver, modification, elimination, or consent of or with respect to any provision of this Agreement or any other Loan Document may be entered into without the consent of, or over the objection of, any Defaulting Lender.

16.2    Replacement of Certain Lenders.
(a)    If (i) any action to be taken by the Lender Group or Agent hereunder requires the consent, authorization, or agreement of all Lenders or all Lenders affected thereby and if such action has received the consent, authorization, or agreement of the Required Lenders but not of all Lenders or all Lenders affected thereby, or (ii) any Lender makes a claim for compensation under Section 17.11, then Agent and Borrower, upon at least five (5) Business Days prior irrevocable notice, may permanently replace any Lender that failed to give its consent, authorization, or agreement (a “Non-Consenting Lender”) or any Lender that made a claim for compensation (a “Tax Lender”) with one or more Replacement Lenders, and the Non-Consenting Lender or Tax Lender, as applicable, shall have no right to refuse to be replaced hereunder. Such notice to replace the Non-Consenting Lender or Tax Lender, as applicable, shall specify an effective date for such replacement, which date shall not be later than fifteen (15) Business Days after the date such notice is given.
(b)    Prior to the effective date of such replacement, the Non-Consenting Lender or Tax Lender, as applicable, and each Replacement Lender shall execute and deliver an Assignment and Acceptance, subject only to the Non-Consenting Lender or Tax Lender, as applicable, being repaid in full its share of the outstanding Obligations (including all interest, fees, and other amounts that may be due and payable in respect thereof, including the Make-Whole Amounts and the Exit Premium described in Section 2.3(g)) and any costs that are incurred by a Tax Lender in connection with such replacement. If the Non-Consenting Lender or Tax Lender, as applicable, shall refuse or fail to execute and deliver any such Assignment and Acceptance prior to the effective date of such replacement, Agent may, but shall not be required to, execute and deliver such Assignment and Acceptance in the name or and on behalf of the Non-Consenting Lender or Tax Lender, as applicable, and irrespective of whether Agent executes and delivers such Assignment and Acceptance, the Non-Consenting Lender or Tax Lender, as applicable, shall be deemed to have executed and delivered such Assignment and Acceptance. The replacement of any Non-Consenting Lender or Tax Lender, as applicable, shall be made in accordance with the terms of Section 15.1.
16.3    No Waivers; Cumulative Remedies. No failure by Agent or any Lender to exercise any right, remedy, or option under this Agreement or any other Loan Document, or delay by Agent or any Lender in exercising the same, will operate as a waiver thereof. No waiver by Agent or any Lender will be effective unless it is in writing, and then only to the extent specifically stated. No waiver by Agent or any Lender on any occasion shall affect or diminish Agent’s and each Lender’s rights thereafter to require strict performance by the Loan Parties of any provision of this Agreement. Agent’s and each Lender’s rights under this Agreement and the other Loan Documents will be cumulative and not exclusive of any other right or remedy that Agent or any Lender may have.
17.    AGENT; THE LENDER GROUP.
17.1    Appointment and Authorization of Agent. Each Lender hereby designates and appoints Argent as its agent under this Agreement and the other Loan Documents. Argent hereby accepts such appointment, and each Lender hereby irrevocably authorizes Agent to execute and deliver each of the other Loan Documents on its behalf, and to take such other action on its behalf under the provisions of this Agreement and each other Loan Document and to exercise such powers and perform such duties as are expressly delegated to Agent by the terms of this Agreement or any other Loan Document, together with such powers as are reasonably incidental thereto. Agent agrees to act as agent for and on behalf of the Lenders on the conditions contained in this Section 17. The provisions of this Section 17 are solely for the benefit of Agent, and the Lenders, and no Loan Party shall have any rights as a third party beneficiary of any of the provisions contained herein. Any provision to the contrary contained elsewhere in this Agreement or in any other Loan Document notwithstanding, Agent shall not have any duties or responsibilities, except those expressly set forth herein or in any other Loan Document, nor shall Agent have or be deemed to have any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against Agent. Without limiting the generality of the foregoing, the use of the term “agent” in this Agreement or the other Loan Documents with reference to Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any Applicable Law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only a representative relationship between independent contracting parties. Each Lender hereby further authorizes Agent to act as the secured party under each of the Loan Documents that create a Lien on any item of Collateral. Except as expressly otherwise provided in this Agreement, Agent shall have and may use its sole discretion with respect to exercising or refraining from exercising any discretionary rights or taking or refraining from taking any actions that Agent expressly is entitled to take or assert under or pursuant to this Agreement and the other Loan Documents. Without limiting the generality of the foregoing, or of any other provision of the Loan Documents that provides rights or powers to Agent, Lenders agree that Agent shall have the right to exercise the following powers as long as this Agreement remains in effect: (a) maintain, in accordance with its customary business practices, ledgers and records reflecting the status of the Obligations, the Collateral, the payments and proceeds of Collateral, and related matters, (b) execute or file any and all financing or similar statements or notices, amendments, renewals, supplements, documents, instruments, proofs of claim, notices and other written agreements with respect to the Loan Documents, (c) exclusively receive, apply, and distribute the payments and proceeds of Collateral as provided in the Loan Documents, (d) open and maintain such bank accounts and cash management arrangements as Agent deems necessary and appropriate in accordance with the Loan Documents for the foregoing purposes, (e) perform, exercise, and enforce any and all other rights and remedies of the Lender Group with respect to any Loan Party, the Obligations, the Collateral, or otherwise related to any of same as provided in the Loan Documents, and (f) incur and pay such Lender Group Expenses as Agent may deem necessary or appropriate for the performance and fulfillment of its functions and powers pursuant to the Loan Documents.
17.2    Delegation of Duties. Agent may execute any of its duties under this Agreement or any other Loan Document by or through agents, employees or attorneys in fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. Agent shall not be responsible for the negligence or misconduct of any agent or attorney in fact that it selects as long as such selection was made without gross negligence, bad faith or willful misconduct.
17.3    Liability of Agent.
(a)    None of the Agent-Related Persons shall (a) be liable for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any other Loan Document or the transactions contemplated hereby (except for its own gross negligence or willful misconduct as determined by a court of competent jurisdiction pursuant to a final and nonappealable judgment), or (b) be responsible in any manner to any of the Lenders for any recital, statement, representation or warranty made by any Loan Party, or any officer or director thereof, contained in this Agreement or in any other Loan Document, or in any certificate, report, statement or other document referred to or provided for in, or received by Agent under or in connection with, this Agreement or any other Loan Document, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document, or for any failure of any Loan Party or any other party to any Loan Document to perform its obligations hereunder or thereunder (other than such filings and other actions as are necessary to perfect and maintain rights in the Collateral). No Agent-Related Person shall be under any obligation to any Lenders to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the books and records or properties of any Loan Party or any of its Subsidiaries.
(b)    Except for the exercise of reasonable care in the custody of any Collateral in its possession and the accounting for moneys actually received by it hereunder, the Agent shall have no duty as to any Collateral or as to the taking of any necessary steps to preserve rights against prior parties or any other rights pertaining to any Collateral. The Agent shall be deemed to have exercised reasonable care in the custody and preservation of the Collateral in its possession if such Collateral is accorded treatment substantially equivalent to that which the Agent, in its individual capacity, accords its own property consisting of similar interests;
(c)    The Agent shall not be responsible in any manner for the validity, enforceability or sufficiency of this Agreement or any other Loan Document or any Collateral delivered under the Loan Documents, or for the value or collectability of any Obligations or other instrument, if any, so delivered, or for any representations made or obligations assumed by any party other than the Agent. The Agent shall not be bound to examine or inquire into or be liable for any defect or failure in the right or title to all or any of the Collateral whether such defect or failure was known to the Agent or might have been discovered upon examination or inquiry and whether capable of remedy or not;
(d)    The Agent shall not be responsible for any unsuitability, inadequacy, expiration or unfitness of any security interest created hereunder or pursuant to any Loan Document nor shall it be obligated to make any investigation into, and shall be entitled to assume, the adequacy and fitness of any security interest created hereunder or pursuant to any Loan Document; the Agent shall not be responsible for filing any financing or continuation statements or recording any documents or instruments in any public office at any time or times or otherwise perfecting or maintaining the perfection of any security interest in the Collateral;
(e)    The Agent shall not be liable for any error of judgment, or for any act done or step taken or omitted by it in good faith or for any mistake in act or law, or for anything which it may do or refrain from doing in connection herewith, in each case except for its own gross negligence or willful misconduct, as determined by a court of competent jurisdiction in a final, non-appealable order;
(f)    The Agent shall not be bound to make any investigation or calculations into the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, approval or other paper or document;
(g)    In no event shall the Agent be liable for any indirect, special, punitive or consequential loss or damage of any kind whatsoever, including, but not limited to, lost profits, even if such loss or damage was foreseeable or it has been advised of the likelihood of such loss or damage and regardless of the form of action;
(h)    In no event shall the Agent be liable for any failure or delay in the performance of its obligations hereunder because of circumstances beyond its control, including, but not limited to, acts of God, flood, war (whether declared or undeclared), terrorism, strikes, work stoppages, civil or military disturbances, nuclear or natural catastrophes, fire, riot, embargo, loss or malfunctions of utilities, communications or computer (software and hardware) services, government action, including any laws, ordinances, regulations, governmental action or the like which delay, restrict or prohibit the providing of the services contemplated by this Agreement
(i)    The Agent shall have no responsibility for or liability with respect to monitoring compliance of any other party hereto, or to any Loan Document, or any other document related hereto or thereto;
(j)    No provision of this Agreement shall require the Agent to expend, advance or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder or in the exercise of any of its rights or powers hereunder or under any Loan Document;
(k)    Whenever in the administration of this Agreement the Agent shall deem it desirable that a matter be proved or established prior to taking, suffering or omitting any action hereunder, the Agent (unless other evidence be herein specifically prescribed) may conclusively rely upon instructions from the Required Lenders;
(l)    The Agent may employ or retain such counsel, accountants, sub-agent, agent or attorney in fact, appraisers or other experts or advisers as it may reasonably require, as it shall select, at the Borrower’s sole cost and expense, in each case in accordance with the terms of this Agreement (including without limitation as set forth in the definition of Lender Group Expenses) for the purpose of determining and discharging its rights and duties hereunder and shall not be responsible for the actions of any parties it appoints with due care. The Agent may act and rely and shall be protected in acting and relying in good faith on the opinion or advice of, or information obtained from, any counsel, accountant, investment banker, appraiser or other expert or adviser, whether retained or employed by the Required Lenders or by the Agent;
(m)    the Agent shall be under no obligation to exercise any of the rights or powers vested in it by this Agreement or any Loan Document, unless the Borrower, or the Required Lenders, as the case may be shall have offered to the Agent security or indemnity satisfactory to the Agent against the costs, expenses and liabilities which might be incurred by it in compliance with such request or direction;
(n)    Without limiting the generality of the foregoing, and notwithstanding anything contained herein to the contrary, nothing contained in this Agreement shall require the Agent to exercise any discretionary acts, and any provisions of this Agreement that authorize or permit the Agent to approve, consent to, disapprove, request, determine, waive, act or decline to act, in its discretion, shall be subject to the Agent receiving written direction from the Required Lenders or the Borrower, to the extent applicable, to take such action or to exercise such rights.
17.4    Reliance by Agent. Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, resolution, notice, consent, certificate, affidavit, letter, telegram, facsimile or other electronic method of transmission, telex or telephone message, statement or other document or conversation believed by it to be genuine and correct and to have been signed, sent, or made by the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to any of the Loan Parties or counsel to any Lender), independent accountants and other experts selected by Agent. Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless Agent shall first receive such advice or concurrence of the Required Lenders (or, to the extent required by Section 16.1(a), all affected Lenders). If Agent so requests, it shall first be indemnified to its reasonable satisfaction by the Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action. Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Loan Document in accordance with a request or consent of the Required Lenders and such request and any action taken or failure to act pursuant thereto shall be binding upon all of the Lenders (except as otherwise required by Section 16.1(a)).
17.5    Notice of Default or Event of Default. Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default, except with respect to defaults in the payment of principal, interest, fees, and expenses required to be paid to Agent for the account of the Lenders and, except with respect to Events of Default of which Agent has actual knowledge, unless Agent shall have received written notice from a Lender or Borrower referring to this Agreement, describing such Default or Event of Default, and stating that such notice is a “notice of default.” Agent promptly will notify the Lenders of its receipt of any such notice or of any Event of Default of which Agent has actual knowledge. If any Lender obtains actual knowledge of any Event of Default, such Lender promptly shall notify the other Lenders and Agent of such Event of Default. Each Lender shall be solely responsible for giving any notices to its Participants, if any. Subject to Section 17.4, Agent shall take such action with respect to such Default or Event of Default as may be requested by the Required Lenders in accordance with Section 10.1.
17.6    Credit Decision. Each Lender acknowledges that none of the Agent-Related Persons has made any representation or warranty to it, and that no act by Agent hereinafter taken, including any review of the affairs of any Loan Party or its Affiliates, shall be deemed to constitute any representation or warranty by any Agent-Related Person to any Lender. Each Lender represents to Agent that it has, independently and without reliance upon any Agent-Related Person and based on such due diligence documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of each Loan Party or any other Person party to a Loan Document, and all applicable bank regulatory laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to Borrower. Each Lender also represents that it will, independently and without reliance upon any Agent-Related Person and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of each Loan Party or any other Person party to a Loan Document. Except for notices, reports, and other documents expressly herein required to be furnished to the Lenders by Agent, Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of any Loan Party or any other Person party to a Loan Document that may come into the possession of any of the Agent-Related Persons. Each Lender acknowledges that Agent does not have any duty or responsibility, either initially or on a continuing basis (except to the extent, if any, that is expressly specified herein) to provide such Lender with any credit or other information with respect to any Loan Party, its Affiliates or any of their respective business, legal, financial or other affairs, and irrespective of whether such information came into Agent’s or its Affiliates’ or representatives’ possession before or after the date on which such Lender became a party to this Agreement.
17.7    Costs and Expenses; Indemnification. Agent may incur and pay Lender Group Expenses to the extent Agent reasonably deems necessary or appropriate for the performance and fulfillment of its functions, powers, and obligations pursuant to the Loan Documents, including court costs, reasonable attorneys fees and expenses, fees and expenses of financial accountants, advisors, consultants, and appraisers, costs of collection by outside collection agencies, auctioneer fees and expenses, and costs of security guards or insurance premiums paid to maintain the Collateral, whether or not Loan Parties are obligated to reimburse Agent or Lenders for such expenses pursuant to this Agreement or otherwise. Agent is authorized and directed to deduct and retain sufficient amounts from the payments or proceeds of the Collateral received by Agent to reimburse Agent for such reasonable and documented out-of-pocket costs and expenses prior to the distribution of any amounts to Lenders. In the event Agent is not reimbursed for such costs and expenses by any Loan Party, each Lender hereby agrees that it is and shall be obligated to pay to Agent such Lender’s Pro Rata Share thereof. Whether or not the transactions contemplated hereby are consummated, each of the Lenders, on a ratable basis, shall indemnify and defend the Agent-Related Persons (to the extent not reimbursed by or on behalf of Loan Parties and without limiting the obligation of Loan Parties to do so) from and against any and all Indemnified Liabilities; provided that no Lender shall be liable for the payment to any Agent-Related Person of any portion of such Indemnified Liabilities resulting solely from such Person’s gross negligence or willful misconduct as determined by a court of competent jurisdiction pursuant to a final and nonappealable judgment. Without limitation of the foregoing, each Lender shall reimburse Agent upon demand for such Lender’s Pro Rata Share of any costs or out of pocket expenses (including attorneys, accountants, advisors, and consultants fees and expenses) incurred by Agent in connection with the preparation, execution, delivery, administration, modification, amendment, or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice with respect to rights or responsibilities under, this Agreement, any other Loan Document, to the extent that Agent is not reimbursed for such expenses by or on behalf of Loan Parties. The undertaking in this Section 17.7 shall survive the payment of all Obligations hereunder and the resignation or replacement of Agent.
17.8    Agent in Individual Capacity. Argent and its Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire Stock in, and generally engage in any kind of banking, trust, financial advisory, underwriting, or other business with any Loan Party or its Affiliates and any other Person party to any Loan Documents as though Argent were not Agent hereunder, and, in each case, without notice to or consent of the other members of the Lender Group. The other members of the Lender Group acknowledge that, pursuant to such activities, Argent or its Affiliates may receive information regarding any Loan Party or its Affiliates or any other Person party to any Loan Document that is subject to confidentiality obligations in favor of Loan Parties or such other Person and that prohibit the disclosure of such information to the Lenders, and the Lenders acknowledge that, in such circumstances (and in the absence of a waiver of such confidentiality obligations, which waiver Agent will use its reasonable best efforts to obtain), Agent shall not be under any obligation to provide such information to them.
17.9    Successor Agent. Agent may resign as Agent upon thirty (30) days (ten (10) days if an Event of Default has occurred and is continuing) prior written notice to the Lenders (unless such notice is waived by the Required Lenders), Borrower (unless such notice is waived by Borrower). If Agent resigns under this Agreement, the Required Lenders shall be entitled to appoint a successor Agent for the Lenders. If no successor Agent is appointed prior to the effective date of the resignation of Agent, the Required Lenders shall act as Agent until they appoint a successor Agent. The Required Lenders may agree in writing to remove and replace Agent with a successor Agent from among the Lenders; provided that, solely for purposes of this fourth sentence of this Section 17.9, “Required Lenders” shall be deemed to exclude the current Agent and its Affiliates if the current Agent is also a Lender. In any such event, upon the acceptance of its appointment as successor Agent hereunder, such successor Agent shall succeed to all the rights, powers, and duties of the retiring Agent and the term “Agent” shall mean such successor Agent and the retiring Agent’s appointment, powers, and duties as Agent shall be terminated. After any retiring Agent’s resignation hereunder as Agent, the provisions of this Section 17 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement. If no successor Agent has accepted appointment as Agent by the date which is thirty (30) days following a retiring Agent’s notice of resignation, the retiring Agent’s resignation shall nevertheless thereupon become effective and the Required Lenders shall perform all of the duties of Agent hereunder until such time, if any, as the Required Lenders appoint a successor Agent as provided for above.
17.10    Lender in Individual Capacity. Any Lender and its respective Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire Stock in and generally engage in any kind of banking, trust, financial advisory, underwriting, or other business with any Loan Party or its Affiliates and any other Person party to any Loan Documents as though such Lender were not a Lender hereunder without notice to or consent of the other members of the Lender Group. The other members of the Lender Group acknowledge that, pursuant to such activities, such Lender and its respective Affiliates may receive information regarding any Loan Party or its Affiliates and any other Person party to any Loan Documents that is subject to confidentiality obligations in favor of Loan Parties or such other Person and that prohibit the disclosure of such information to the Lenders, and the Lenders acknowledge that, in such circumstances (and in the absence of a waiver of such confidentiality obligations, which waiver such Lender will use its reasonable best efforts to obtain), such Lender shall not be under any obligation to provide such information to them.
17.11    Withholding Taxes.
(a)    Payments Free of Taxes. Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by Applicable Law. If any Applicable Law (as determined in the good faith discretion of an applicable withholding agent) requires the deduction or withholding of any Tax from any such payment by a withholding agent, then the applicable withholding agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with Applicable Law and, if such Tax is an Indemnified Tax, then the sum payable by such Loan Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 17.11) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.
(b)    Payment of Other Taxes by Borrower. Borrower shall timely pay to the relevant Governmental Authority in accordance with Applicable Law, or at the option of Agent timely reimburse it for the payment of, any Other Taxes.
(c)    Indemnification by Borrower. Each Loan Party shall, jointly and severally, indemnify each Recipient, within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 17.11) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to such Loan Party by a Lender (with a copy to Agent), or by Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.
(d)    Indemnification by the Lenders. Each Lender shall severally indemnify Agent, within ten (10) days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that a Loan Party has not already indemnified Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 15.1(b) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by Agent shall be conclusive absent manifest error. Each Lender hereby authorizes Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by Agent to the Lender from any other source against any amount due to Agent under this paragraph (d).
(e)    Evidence of Payments. As soon as practicable after any payment of Taxes by a Loan Party to a Governmental Authority pursuant to this Section 17.11, Borrower shall deliver to Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to Agent (at the direction of the Required Lenders).
(f)    Status of Lenders. Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to Borrower and Agent, at the time or times reasonably requested by Borrower or Agent, such properly completed and executed documentation reasonably requested by Borrower or Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by Borrower or Agent, shall deliver such other documentation prescribed by Applicable Law or reasonably requested by Borrower or Agent as will enable Borrower or Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in paragraphs (f)(A), (B) and (D) of this Section 17.11) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.
Without limiting the generality of the foregoing, in the event that Borrower is a U.S. Person,
(A)    any Lender that is a U.S. Person shall deliver to Borrower and Agent on or about the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of Borrower or Agent), executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;
(B)    any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to Borrower and Agent (in such number of copies as shall be requested by the recipient) on or about the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of Borrower or Agent), whichever of the following is applicable:

(1)    in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;
(2)    executed copies of IRS Form W-8ECI;
(3)    in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the IRC, (x) a certificate substantially in the form of Exhibit D-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the IRC, a “10 percent shareholder” of Borrower within the meaning of Article 871(h)(3)(B) of the IRC, or a “controlled foreign corporation” related to Borrower as described in Article 881(c)(3)(C) of the IRC (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E; or
(4)    to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, IRS Form W-8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit D-2 or Exhibit D-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit D-4 on behalf of each such direct and indirect partner;
(C)    any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to Borrower and Agent (in such number of copies as shall be requested by the recipient) on or about the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of Borrower or Agent), executed copies of any other form prescribed by Applicable Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by Applicable Law to permit Borrower or Agent to determine the withholding or deduction required to be made; and
(D)    if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the IRC, as applicable), such Lender shall deliver to Borrower and Agent at the time or times prescribed by law and at such time or times reasonably requested by Borrower or Agent such documentation prescribed by Applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the IRC) and such additional documentation reasonably requested by Borrower or Agent as may be necessary for Borrower and Agent to comply with their obligations under FATCA and to determine that such Lender has complied in all material respects with such Lender’s obligations under FATCA or to determine the amount, if any, to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the Closing Date.
Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify Borrower and Agent in writing of its legal inability to do so.

(g)    Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 17.11 (including by the payment of additional amounts pursuant to this Section 17.11), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 17.11 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (g) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (g), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (g) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.
(h)    Survival. Each party’s obligations under this Section 17.11 shall survive the resignation or replacement of Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.
17.12    Collateral Matters.
(a)    The Lenders hereby irrevocably authorize Agent to release any Lien on any Collateral (i) upon the Commitments and payment and satisfaction in full by the Loan Parties of all of the Obligations (other than contingent obligations with respect to which no claim has been made), (ii) constituting property being sold or disposed of if a release is required or desirable in connection therewith and if the Loan Parties certify to Agent and the Lenders that the sale or disposition is permitted under Section 7.4 (and Agent shall rely conclusively on any such certificate, without further inquiry), (iii) constituting property in which the Loan Parties did not own any interest at the time Agent’s Lien was granted nor at any time thereafter, (iv) constituting property leased or licensed to any Loan Party under a lease or license that has expired or is terminated in a transaction permitted under this Agreement, or (v) in connection with a credit bid or purchase authorized under this Section 17.12. The Loan Parties and the Lenders hereby irrevocably authorize Agent, upon the instruction of the Required Lenders, to (a) consent to the sale of, credit bid or purchase (either directly or indirectly through one or more entities) all or any portion of the Collateral at any sale thereof conducted under the provisions of the Bankruptcy Code, including Section 363 of the Bankruptcy Code, (b) credit bid or purchase (either directly or indirectly through one or more entities) all or any portion of the Collateral at any sale or other disposition thereof conducted under the provisions of the Code, including pursuant to Sections 9-610 or 9-620 of the Code, or (c) credit bid or purchase (either directly or indirectly through one or more entities) all or any portion of the Collateral at any other sale or foreclosure conducted or consented to by the Required Lenders in accordance with Applicable Law in any judicial action or proceeding or by the exercise of any legal or equitable remedy. In connection with any such credit bid or purchase, (i) the Obligations owed to the Lenders shall be entitled to be, and shall be, credit bid on a ratable basis (with Obligations with respect to contingent or unliquidated claims being estimated for such purpose if the fixing or liquidation thereof would not impair or unduly delay the ability of Agent to credit bid or purchase at such sale or other disposition of the Collateral and, if such contingent or unliquidated claims cannot be estimated without impairing or unduly delaying the ability of Agent to credit bid at such sale or other disposition, then such claims shall be disregarded, not credit bid, and not entitled to any interest in the Collateral that is the subject of such credit bid or purchase) and the Lenders whose Obligations are credit bid shall be entitled to receive interests (ratably based upon the proportion of their Obligations credit bid in relation to the aggregate amount of Obligations so credit bid) in the Collateral that is the subject of such credit bid or purchase (or in the Stock of any entities that are used to consummate such credit bid or purchase), and (ii) Agent, upon the instruction of the Required Lenders, may accept non-cash consideration, including debt and equity securities issued by such any entities used to consummate such credit bid or purchase and in connection therewith Agent may reduce the Obligations owed to the Lenders (ratably based upon the proportion of their Obligations credit bid in relation to the aggregate amount of Obligations so credit bid) based upon the value of such non-cash consideration. Except as provided above, Agent will not execute and deliver a release of any Lien on any Collateral without the prior written authorization of (y) if the release is of all or substantially all of the Collateral, all of the Lenders, or (z) otherwise, the Required Lenders. Upon request by Agent or the Loan Parties at any time, the Lenders will confirm in writing Agent’s authority to release any such Liens on particular types or items of Collateral pursuant to this Section 17.12; provided that (1) anything to the contrary contained in any of the Loan Documents notwithstanding, Agent shall not be required to execute any document or take any action necessary to evidence such release on terms that, in Agent’s reasonable judgment, could expose Agent to liability or create any obligation or entail any consequence other than the release of such Lien without recourse, representation, or warranty, and (2) such release shall not in any manner discharge, affect, or impair the Obligations or any Liens (other than those expressly released) upon (or obligations of the Loan Parties with respect to) any and all interests retained by any Loan Party, including, the proceeds of any sale, all of which shall continue to constitute part of the Collateral.
(b)    Agent shall have no obligation whatsoever to any of the Lenders (i) to verify or assure that the Collateral exists or is owned by any Loan Party or is cared for, protected, or insured or has been encumbered, (ii) to verify or assure that Agent’s Liens have been properly or sufficiently or lawfully created, perfected, protected, or enforced or are entitled to any particular priority, (iii) to impose, maintain, increase, reduce, implement, or eliminate any particular reserve hereunder or to determine whether the amount of any reserve is appropriate or not, or (iv) to exercise at all or in any particular manner or under any duty of care, disclosure or fidelity, or to continue exercising, any of the rights, authorities and powers granted or available to Agent pursuant to any of the Loan Documents, it being understood and agreed that with respect to the Collateral, or any act, omission, or event related thereto, subject to the terms and conditions contained herein, Agent may act in any manner it may deem appropriate, in its sole discretion given Agent’s own interest in the Collateral in its capacity as one of the Lenders and that Agent shall have no other duty or liability whatsoever to any Lender as to any of the foregoing, except as otherwise expressly provided herein.
17.13    Restrictions on Actions by Lenders; Sharing of Payments.
(a)    Each of the Lenders agrees that it shall not, without the express written consent of the Required Lenders, and that it shall, to the extent it is lawfully entitled to do so, upon the written request of the Required Lenders, set off against the Obligations, any amounts owing by such Lender to any Loan Party or any deposit accounts of any Loan Party now or hereafter maintained with such Lender. Each of the Lenders further agrees that it shall not, unless specifically requested to do so in writing by the Required Lenders, take or cause to be taken any action, including, the commencement of any legal or equitable proceedings to enforce any Loan Document against any Loan Party or to foreclose any Lien on, or otherwise enforce any security interest in, any of the Collateral.
(b)    If, at any time or times any Lender shall receive (i) by payment, foreclosure, setoff, or otherwise, any proceeds of Collateral or any payments with respect to the Obligations, except for any such proceeds or payments received by such Lender from any Loan Party pursuant to the terms of this Agreement, or (ii) payments in excess of such Lender’s Pro Rata Share of all such amounts, such Lender promptly shall (A) turn the same over to Agent or other Lenders, as applicable, in kind, and with such endorsements as may be required to negotiate the same to Agent or the other Lenders, as applicable, or in immediately available funds, as applicable, for application to the Obligations in accordance with the applicable provisions of this Agreement, or (B) purchase, without recourse or warranty, an undivided interest and participation in the Obligations owed to the other Lenders so that such excess payment received shall be applied ratably as among the Lenders in accordance with their Pro Rata Shares; provided, however, that to the extent that such excess payment received by the purchasing party is thereafter recovered from it, those purchases of participations shall be rescinded in whole or in part, as applicable, and the applicable portion of the purchase price paid therefor shall be returned to such purchasing party, but without interest except to the extent that such purchasing party is required to pay interest in connection with the recovery of the excess payment.
17.14    Agency for Perfection. Agent hereby appoints each other Lender as its agent (and each Lender hereby accepts such appointment) for the purpose of perfecting Agent’s Liens in assets which, in accordance with Article 8 or Article 9, as applicable, of the Code can be perfected by possession or control. Should any Lender obtain possession or control of any such Collateral, such Lender shall notify Agent thereof, and, promptly upon Agent’s request therefor shall deliver possession or control of such Collateral to Agent or in accordance with Agent’s instructions.
17.15    Payments by Agent to the Lenders. All payments to be made by Agent to the Lenders shall be made by bank wire transfer of immediately available funds pursuant to such wire transfer instructions as each party may designate for itself by written notice to Agent. Concurrently with each such payment, Agent shall identify whether such payment (or any portion thereof) represents principal, premium, fees, or interest of the Obligations. Agent may perform a wire call-back confirmation consistent with its policies and procedures.
17.16    Concerning the Collateral and Related Loan Documents. Each member of the Lender Group authorizes and directs Agent to enter into this Agreement and the other Loan Documents. Each member of the Lender Group agrees that any action taken by Agent in accordance with the terms of this Agreement or the other Loan Documents relating to the Collateral and the exercise by Agent of its powers set forth therein or herein, together with such other powers that are reasonably incidental thereto, shall be binding upon all of the Lenders.
17.17    Several Obligations; No Liability. Notwithstanding that certain of the Loan Documents now or hereafter may have been or will be executed only by or in favor of Agent in its capacity as such, and not by or in favor of the Lenders, any and all obligations on the part of the Lenders to make any credit available hereunder shall constitute the several (and not joint) obligations of the respective Lenders on a ratable basis, according to their respective portion of the Commitments, to make an amount of such credit not to exceed, in principal amount, at any one time outstanding, the amount at such time of their respective portion of the Commitments. The amounts payable at any time hereunder to each Lender shall be a separate and independent debt, and each Lender shall be entitled to protect and enforce its rights arising out hereof and it shall not be necessary for any other Lender to be joined as an additional party in any proceeding for such purpose. Nothing contained herein shall confer upon any Lender any interest in, or subject any Lender to any liability for, or with respect to, the business, assets, profits, losses, or liabilities of any other Lender. Nothing contained herein or in any other Loan Document, and no action taken by Lenders pursuant hereto or thereto, shall be deemed to constitute Lenders as a partnership, an association, a joint venture or any other kind of entity. Each Lender shall be solely responsible for notifying its Participants of any matters relating to the Loan Documents to the extent any such notice may be required, and no Lender shall have any obligation, duty, or liability to any Participant of any other Lender. Except as provided this Section 17.7, no member of the Lender Group shall have any liability for the acts of any other member of the Lender Group. No Lender shall be responsible to any Loan Party or any other Person for any failure by any other Lender to fulfill its obligations to make credit available hereunder, nor to advance for it or on its behalf, nor to take any other action on its behalf hereunder or in connection with the financing contemplated herein.
18.    GENERAL PROVISIONS.
18.1    Effectiveness. This Agreement shall be binding and deemed effective when executed by the Loan Parties, Agent, and each Lender whose signature is provided for on the signature pages hereof.
18.2    Section Headings. Headings and numbers have been set forth herein for convenience only. Unless the contrary is compelled by the context, everything contained in each Section applies equally to this entire Agreement.
18.3    Interpretation. Neither this Agreement nor any uncertainty or ambiguity herein shall be construed against the Lender Group or any Loan Party, whether under any rule of construction or otherwise. On the contrary, this Agreement has been reviewed by all parties and shall be construed and interpreted according to the ordinary meaning of the words used so as to accomplish fairly the purposes and intentions of all parties hereto.
18.4    Severability of Provisions. Each provision of this Agreement shall be severable from every other provision of this Agreement for the purpose of determining the legal enforceability of any specific provision.
18.5    Counterparts; Electronic Execution. This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, when taken together, shall constitute but one and the same Agreement. Delivery of an executed counterpart of this Agreement by electronic mail or other electronic method of transmission shall be equally as effective as delivery of an original executed counterpart of this Agreement. Any party delivering an executed counterpart of this Agreement by electronic mail or other electronic method of transmission also shall deliver an original executed counterpart of this Agreement but the failure to deliver an original executed counterpart shall not affect the validity, enforceability, and binding effect of this Agreement. The foregoing shall apply to each other Loan Document mutatis mutandis.
18.6    Revival and Reinstatement of Obligations; Certain Waivers. If any member of the Lender Group repays, refunds, restores, or returns in whole or in part, any payment or property (including any proceeds of Collateral) previously paid or transferred to such member of the Lender Group in full or partial satisfaction of any Obligation or on account of any other obligation of any Loan Party under any Loan Document, because the payment, transfer, or the incurrence of the obligation so satisfied is asserted or declared to be void, voidable, or otherwise recoverable under any law relating to creditors’ rights, including provisions of the Bankruptcy Code relating to fraudulent transfers, preferences, or other voidable or recoverable obligations or transfers (each, a “Voidable Transfer”), or because such member of the Lender Group elects to do so on the reasonable advice of its counsel in connection with a claim that the payment, transfer, or incurrence is or may be a Voidable Transfer, then, as to any such Voidable Transfer, or the amount thereof that such member of the Lender Group elects to repay, restore, or return (including pursuant to a settlement of any claim in respect thereof), and as to all reasonable costs, expenses, and attorneys’ fees of such member of the Lender Group related thereto, (i) the liability of the Loan Parties with respect to the amount or property paid, refunded, restored, or returned will automatically and immediately be revived, reinstated, and restored and will exist and (ii) Agent’s Liens securing such liability shall be effective, revived, and remain in full force and effect, in each case, as fully as if such Voidable Transfer had never been made.  If, prior to any of the foregoing, (A) Agent’s Liens shall have been released or terminated or (B) any provision of this Agreement shall have been terminated or cancelled, Agent’s Liens, or such provision of this Agreement, shall be reinstated in full force and effect and such prior release, termination, cancellation or surrender shall not diminish, release, discharge, impair or otherwise affect the obligation of any Loan Party with respect to such liability or any Collateral securing such liability.
18.7    Confidentiality.
(a)    Agent and Lenders each individually (and not jointly or jointly and severally) agree that material, non-public information regarding the Loan Parties, their operations, assets, and existing and contemplated business plans shall be treated by Agent and the Lenders in a confidential manner, and shall not be disclosed by Agent and the Lenders to Persons who are not parties to this Agreement, except: (i) to attorneys for and other advisors, accountants, auditors, and consultants to any member of the Lender Group and to employees, directors and officers of any member of the Lender Group (the “Lender Group Representatives”) on a “need to know” basis in connection with this Agreement and the transactions contemplated hereby and on a confidential basis, (ii) to Subsidiaries and Affiliates of any member of the Lender Group and provided that any such Subsidiary or Affiliate shall have agreed to receive such information hereunder subject to the terms of this Section 18.7, (iii) as may be required by regulatory authorities so long as such authorities are informed of the confidential nature of such information, (iv) as may be required by statute, decision, or judicial or administrative order, rule or regulation, (v) as may be agreed to in advance in writing by any Loan Party, (vi) as requested or required by any Governmental Authority pursuant to any subpoena or other legal process, (vii) as to any such information that is or becomes generally available to the public (other than as a result of prohibited disclosure by Agent or the Lenders or the Lender Group Representative), (viii) in connection with any assignment, participation or pledge of any Lender’s interest under this Agreement; provided, that, such party is subject to confidentiality obligations no less protective of Borrower as those contained herein in connection therewith, (ix) in connection with any litigation or other adversary proceeding involving parties hereto which such litigation or adversary proceeding involves claims related to the rights or duties of such parties under this Agreement or the other Loan Documents, and (x) in connection with the exercise of any secured creditor remedy under this Agreement or any other Loan Documents.
(b)    Anything in this Agreement to the contrary notwithstanding, Agent may disclose information concerning the terms and conditions of this Agreement and the other Loan Documents to loan syndication and pricing reporting services or in its marketing or promotional materials, with such information to consist of deal terms and other information customarily found in such publications or marketing or promotional materials and may otherwise use the name, logos, and other insignia of Borrower or the other Loan Parties and the Loans provided hereunder in any “tombstone” or other advertisements, on its website or in other marketing materials of Agent.
18.8    Debtor-Creditor Relationship. The relationship between the Lenders and Agent, on the one hand, and the Loan Parties, on the other hand, is solely that of creditor and debtor. No member of the Lender Group has (or shall be deemed to have) any fiduciary relationship or duty to any Loan Party arising out of or in connection with the Loan Documents or the transactions contemplated thereby, and there is no agency or joint venture relationship between the members of the Lender Group, on the one hand, and the Loan Parties, on the other hand, by virtue of any Loan Document or any transaction contemplated therein.
18.9    Public Disclosure. Each Loan Party agrees that it will not disclose any non-public information regarding Agent or any Lender or issue any press release or other public disclosure using the name of Agent, any Lender or any of their respective Affiliates or referring to this Agreement or any other Loan Document or any of the terms or provisions hereof or thereof without the prior written consent of Agent or such Lender, except (i) to the extent that a Loan Party is required to do so under Applicable Law (in which event, such Loan Party will consult with Agent or such Lender before issuing such press release or other public disclosure to the extent permitted by Applicable Law), (ii) to attorneys for and other advisors, accountants, auditors, and consultants to any member of such Loan Party and to employees, directors and officers of any member of such Loan Party (collectively, the “Loan Party Representatives”) on a “need to know” basis in connection with this Agreement and the transactions contemplated hereby and on a confidential basis, (iii) to Subsidiaries and Affiliates of any Loan Party and provided that any such Subsidiary or Affiliate shall have agreed to receive such information hereunder subject to the terms of this Section 18.9, (iv) as may be required by regulatory authorities so long as such authorities are informed of the confidential nature of such information, (v) as may be required by statute, decision, or judicial or administrative order, rule or regulation, (vi) as may be agreed to in advance in writing by Agent or the applicable Lenders, (vii) as requested or required by any Governmental Authority pursuant to any subpoena or other legal process, (viii) as to any such information that is or becomes generally available to the public (other than as a result of prohibited disclosure by any Loan Party or the Loan Party Representative) and (ix) in connection with any litigation or other adversary proceeding involving parties hereto which such litigation or adversary proceeding involves claims related to the rights or duties of such parties under this Agreement or the other Loan Documents.
18.10    Survival. All representations and warranties made by the Loan Parties in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Loans, regardless of any investigation made by any such other party or on its behalf and notwithstanding that Agent or any Lender may have had notice or knowledge of any Default or Event of Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of, or any accrued interest on, any Loan or any fee or any other amount payable under this Agreement is outstanding or unpaid (other than contingent obligations with respect to which no claim has been made) and so long as the Commitments have not expired or been terminated.
18.11    PATRIOT Act. Each Lender that is subject to the requirements of the Patriot Act hereby notifies Loan Parties that pursuant to the requirements of the Act, it is required to obtain, verify and record information that identifies Loan Parties, which information includes the name and address of Loan Parties and other information that will allow such Lender to identify Loan Parties in accordance with the Patriot Act. The parties hereto acknowledge that in accordance with the Patriot Act, the Agent, like all financial institutions and in order to help fight the funding of terrorism and money laundering, is required to obtain, verify, and record information that identifies each Person or legal entity that establishes a relationship or opens an account with the Agent. The parties to this Agreement and the Loan Documents agree that they will provide the Agent with such information as it may request in order for the Agent to satisfy the requirements of the Patriot Act.
18.12    Integration. This Agreement, together with the other Loan Documents, reflects the entire understanding of the parties with respect to the transactions contemplated hereby and shall not be contradicted or qualified by any other agreement, oral or written, before the date hereof.
18.13    Joint and Several. The obligations of the Loan Parties hereunder and under the other Loan Documents are joint and several.
18.14    Acknowledgment and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Loan Document may be subject to the Write-Down and Conversion Powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:
(a)    the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and
(b)    the effects of any Bail-In Action on any such liability, including, if applicable:
(i)    a reduction in full or in part or cancellation of any such liability;
(ii)    a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent entity, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or
(iii)    the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.
18.15    Schedules. Information furnished in any particular schedule attached hereto or any subsection thereof shall be deemed to have been disclosed with respect to every other schedule attached hereto or any subsection thereof to the extent the relevance of such information to other schedules or subsections thereof is readily apparent regardless of whether specific cross-reference is made.
18.16    Interest Act (Canada) and Criminal Code (Canada).
(a)    For the purposes hereof, whenever interest is calculated on the basis of a year of 360, 365 or 366 days, each rate of interest determined pursuant to such calculation expressed as an annual rate for the purposes of the Interest Act (Canada) is equivalent to such rate as so determined multiplied by the actual number of days in the calendar year in which the same is to be ascertained and divided by 360, 365 or 366 days, respectively.
(b)    No interest or fee to be paid hereunder shall be paid at a rate exceeding the maximum rate permitted by Applicable Law. In the event that such interest or fee exceeds such maximum rate, such interest or fees shall be reduced or refunded, as the case may be, so as to be payable at the highest rate recoverable under Applicable Law.
[Signature pages to follow.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered as of the date first above written.
BORROWER:

JUSHI HOLDINGS INC., as Borrower

By:	/s/ Tobi Lebowitz
Name:	Tobi Lebowitz
Title:	Chief Legal Officer and Corporate Secretary

AGENT:
ARGENT INSTITUTIONAL TRUST COMPANY, not in its individual capacity, but solely as Agent

By:/s/ Debra Schachel
Name: Debra Schachel
Title: Vice President

LENDER:
[●], as a Lender
By:
Name:
Title: